UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant  ☐

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

HEWLETT-PACKARD COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Margaret C. Whitman	Hewlett-Packard Company
Chairman of the Board,	3000 Hanover Street
President and Chief Executive Officer	Palo Alto, CA 94304
Patricia F. Russo Lead Independent Director	www.hp.com

To our Stockholders:

We are pleased to invite you to attend the annual meeting of stockholders of Hewlett-Packard Company on Wednesday, March 18, 2015 at 2:00 p.m., Pacific Time. We are very pleased that this year’s annual meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the annual meeting of stockholders online and submit your questions during the meeting by visiting HP.onlineshareholdermeeting.com. You also will be able to vote your shares electronically at the annual meeting (other than shares held through our 401(k) Plan, which must be voted prior to the meeting).

We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders and the company. Hosting a virtual meeting will enable increased stockholder attendance and participation since stockholders can participate from any location around the world. In addition, the online format will allow us to communicate more effectively with you via a pre-meeting forum that you can enter by visiting www.theinvestornetwork.com/forum/hpq.

Details regarding how to attend the meeting online and the business to be conducted at the annual meeting are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

This year, we are pleased to again provide access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to many of our stockholders a notice instead of a paper copy of this proxy statement and our 2014 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those stockholders can receive a paper copy of our proxy materials, including this proxy statement, our 2014 Annual Report, and a form of proxy card or voting instruction card. All stockholders who do not receive a notice, including stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically. Continuing to employ this distribution process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

Your vote is important. Regardless of whether you plan to participate in the annual meeting, we hope you will vote as soon as possible. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet or by telephone, written proxy or voting instruction card will ensure your representation at the annual meeting regardless of whether you attend the virtual meeting.

Thank you for your ongoing support of, and continued interest in, Hewlett-Packard Company.

Sincerely,

Margaret C. Whitman	Patricia F. Russo
Chairman of the Board, President and Chief Executive Officer	Lead Independent Director

HEWLETT-PACKARD COMPANY

3000 Hanover Street

Palo Alto, California 94304

(650) 857-1501

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	2:00 p.m., Pacific Time, on Wednesday, March 18, 2015
Place	Online at HP.onlineshareholdermeeting.com
Items of Business	(1) To elect the 12 directors named in this proxy statement
(2) To ratify the appointment of the independent registered public accounting firm for the fiscal year ending October 31, 2015
(3) To conduct an advisory vote on executive compensation
(4) To consider and vote upon one stockholder proposal, if properly presented
(5) To consider such other business as may properly come before the meeting
Adjournments and Postponements	Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.
Record Date	You are entitled to vote only if you were a Hewlett-Packard Company stockholder as of the close of business on January 20, 2015.
Virtual Meeting Admission

Stockholders of record as of January 20, 2015 will be able to participate in the annual meeting by visiting HP.onlineshareholdermeeting.com. To participate in the annual meeting, you will need the 16-digit control number included on your notice of Internet availability of the proxy materials, on your proxy card or on the instructions that accompanied your proxy materials.

The annual meeting will begin promptly at 2:00 p.m., Pacific Time. Online check-in will begin at 1:30 p.m., Pacific Time, and you should allow ample time for the online check-in procedures.

Pre-Meeting Forum	The new online format for the annual meeting also allows us to communicate more effectively with you via a pre-meeting forum that you can enter by visiting www.theinvestornetwork.com/forum/hpq. On our pre-meeting forum, you can submit questions in advance of the annual meeting, and also access copies of our proxy statement and annual report.
Voting	Your vote is very important. Regardless of whether you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote your shares over the Internet or via a toll-free telephone number. If you received a paper copy of a proxy or voting instruction card by mail, you may submit your proxy or voting instruction card for the annual meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided. Stockholders of record and beneficial owners will be able to vote their shares electronically at the annual meeting (other than shares held through the Hewlett-Packard Company 401(k) Plan, which must be voted prior to the meeting). For specific instructions on how to vote your shares, please refer to the section entitled Questions and Answers—Voting Information beginning on page 5 of the proxy statement.

By order of the Board of Directors,

JOHN F. SCHULTZ

Executive Vice President, General Counsel

and Secretary

This notice of annual meeting and proxy statement and form of proxy are being distributed and made available on or about February 2, 2015.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on March 18, 2015. The proxy statement and Hewlett-Packard Company’s 2014 Annual Report are available electronically www.hp.com/investor/stockholdermeeting2015 and with your 16-digit control number at HP.onlineshareholdermeeting.com.

2015 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

PROXY STATEMENT SUMMARY

The following is a summary of certain key disclosures in our proxy statement. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review the proxy statement as well as our 2014 Annual Report, which includes our Annual Report on Form 10-K. References to “Hewlett-Packard,” “HP,” “we,” “us” or “our” refer to Hewlett-Packard Company.

Annual Meeting of Stockholders

Time and Date	2:00 p.m., Pacific Time, on Wednesday, March 18, 2015
Place	Online at HP.onlineshareholdermeeting.com
Record Date	January 20, 2015

Proposals to be Voted on and Board Voting Recommendations

Proposals	Recommendation

Election of Directors	FOR EACH NOMINEE

Ratification of Independent Registered Public Accounting Firm	FOR

Advisory Vote to Approve Executive Compensation	FOR

Stockholder Proposal Related to Action by Written Consent of Stockholders	AGAINST

Proposal No. 1—Election of Directors

The following table provides summary information about each of the 12 director nominees:

Name	Age	HP Director Since	Noteworthy Experience	Independent	Other Public/Investment Company Boards/Current Affiliations
Marc L. Andreessen	43	2009	Co-Founder, AH Capital Management, LLC, doing business as Andreessen Horowitz	Yes	Facebook, Inc.

Shumeet Banerji	55	2011	Co-Founder and Partner, Condorcet, LP; former Senior Partner, Booz & Company	Yes	Innocoll AG

Robert R. Bennett	56	2013	Managing Director, Hilltop Investments, LLC; former President and Chief Executive Officer, Liberty Media Corporation	Yes	Discovery Communications, Inc.; Liberty Media Corporation; Sprint Corporation

Rajiv L. Gupta	69	2009	Chairman, Avantor Performance Materials, and Senior Advisor, New Mountain Capital, LLC; former Chairman and Chief Executive Officer, Rohm and Haas Company	Yes	Delphi Automotive, PLC; Tyco International Ltd.; The Vanguard Group

Klaus Kleinfeld	57	2014	Chairman and Chief Executive Officer, Alcoa Inc.; former Chief Executive Officer and President, Siemens Corporation	Yes	Alcoa Inc.; Morgan Stanley; Bayer AG

Raymond J. Lane	68	2010	Partner Emeritus, Kleiner Perkins Caufield & Byers	No

Ann M. Livermore	56	2011	Former Executive Vice President, Enterprise Business, Hewlett-Packard Company	No	United Parcel Service, Inc.

Raymond E. Ozzie	59	2013	Chief Executive Officer, Talko, Inc.; former Chief Software Architect, Microsoft Corporation	Yes

Gary M. Reiner	60	2011	Operating Partner, General Atlantic; former Senior Vice President and Chief Information Officer, General Electric Company	Yes	Citigroup Inc.

Patricia F. Russo	62	2011	Former Chief Executive Officer, Alcatel-Lucent	Yes	Alcoa Inc.; General Motors Company; Merck & Co., Inc.; KKR Management LLC

James A. Skinner	70	2013	Executive Chairman, Walgreens Boots Alliance, Inc.; former Non-Executive Chairman, Walgreen Co.; former Vice Chairman and Chief Executive Officer, McDonald’s Corporation	Yes	Illinois Tool Works Inc.; Walgreens Boots Alliance, Inc.

Margaret C. Whitman	58	2011	Chairman of the Board, President and Chief Executive Officer, Hewlett-Packard Company	No	The Procter & Gamble Company

Proposal No. 2—Ratification of Independent Registered Public Accounting Firm

We are asking our stockholders to ratify the selection of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for fiscal 2015. Set forth below is a summary of EY’s fees for services provided in fiscal 2014 and 2013:

	2014	2013
	In millions
Audit Fees	$30.0	$34.9
Audit-Related Fees	15.5	13.8
Tax Fees	4.9	5.0
All Other Fees	0.1	0.8

Total	$50.5	$54.5

Proposal No. 3—Advisory Vote to Approve Executive Compensation

Our Board of Directors (the “Board”) and HR and Compensation Committee of the Board (the “HRC Committee”) are committed to excellence in corporate governance and to executive compensation programs that align the interests of our executives with those of our stockholders. To fulfill this mission, we have a pay-for-performance philosophy that forms the foundation for all decisions regarding compensation. Our compensation programs have been structured to balance near-term results with long-term success, enable us to attract, retain, focus, and reward our executive team for delivering stockholder value. The table below summarizes key elements of our fiscal 2014 compensation programs relative to this philosophy.

ALIGNMENT WITH STOCKHOLDERS

Pay-for-Performance	Corporate Governance
• The majority of target total direct compensation for executives is performance-based as well as equity-based to align their rewards with stockholder value	• We generally do not enter into individual executive compensation agreements
• Total direct compensation is targeted at the median of our market	• We devote significant time to management succession planning and leadership development efforts
• Actual realized total direct compensation and pay positioning is designed to fluctuate with, and be commensurate with, actual performance	• We maintain a market-aligned severance policy for executives that does not have automatic single-trigger equity vesting upon a change in control

• Incentive awards are heavily dependent upon our stock performance, and are measured against objective financial metrics which we believe link either directly or indirectly to the creation of value for our stockholders. In addition, 25% of our target annual bonus is contingent upon the achievement of qualitative objectives that we believe will contribute to our long-term success

• The HRC Committee utilizes an independent compensation consultant
• We balance growth and return objectives, top and bottom line objectives, and short- and long-term objectives to reward for overall performance that does not over-emphasize a singular focus	• Our compensation programs do not encourage imprudent risk-taking

• A significant portion of our long-term incentives are delivered in the form of performance-contingent stock options (“PCSOs”), which vest only if sustained stock price appreciation is achieved, and performance-adjusted restricted stock units (“PARSUs”), which vest only upon the achievement of two- and three-year relative total stockholder return (“RTSR”) and return on invested capital (“ROIC”) objectives

• We maintain stock ownership guidelines for executive officers and non-employee directors
• We provide no supplemental defined benefit pensions

• We prohibit executive officers and directors from engaging in any form of hedging transaction, and with limited exceptions, from holding HP securities in margin accounts and pledging as collateral for loans*

• We validate our pay-for-performance relationship on an annual basis	• We conduct a robust stockholder outreach program throughout the year
• We disclose our corporate performance goals and achievements relative to these goals

*	There were no exceptions in fiscal 2014.

The Compensation Discussion and Analysis portion of this proxy statement contains a detailed description of our executive compensation philosophy and programs, the compensation decisions the HRC Committee has made under those programs and the factors considered in making those decisions, focusing on the compensation of our named executive officers (“NEOs”) for fiscal 2014.

We believe that we have created a compensation program deserving of stockholder support. Accordingly, we are asking for stockholder approval of the compensation of our NEOs as disclosed in this proxy statement.

Proposal No. 4—Stockholder Proposal Related to Action by Written Consent of Stockholders

The Board recommends a vote AGAINST a stockholder proposal seeking to have us amend HP’s Bylaws to enable stockholder action by written consent.

QUESTIONS AND ANSWERS

Proxy Materials

1.	Why am I receiving these materials?

We have made these materials available to you or delivered paper copies to you by mail in connection with our annual meeting of stockholders, which will take place online on Wednesday, March 18, 2015. As a stockholder, you are invited to participate in the annual meeting via live webcast and vote on the business items described in this proxy statement. This proxy statement includes information that we are required to provide to you under U.S. Securities and Exchange Commission (the “SEC”) rules and that is designed to assist you in voting your shares. See Questions 16 and 17 below for information regarding how you can vote your shares at the annual meeting or by proxy (without attending the annual meeting).

2.	What is included in the proxy materials?

The proxy materials include:

•	our proxy statement for the annual meeting of stockholders; and

•	our 2014 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended October 31, 2014.

If you received a paper copy of these materials by mail, the proxy materials also include a proxy card or a voting instruction card for the annual meeting. If you received a notice of the Internet availability of the proxy materials instead of a paper copy of the proxy materials, see Questions 16 and 17 below for information regarding how you can vote your shares.

3.	What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the Board and Board committees, the compensation of our directors and certain executive officers for fiscal 2014 and other required information.

4.	Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the full set of proxy materials?

This year, we are pleased to be again using the SEC rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders a notice of the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice of the Internet availability of the proxy materials. In addition, the notice contains instructions on how you may request access to proxy materials in printed form by mail or electronically on an ongoing basis.

5.	Why didn’t I receive a notice in the mail about the Internet availability of the proxy materials?

We are providing some of our stockholders, including stockholders who have previously requested to receive paper copies of the proxy materials and some of our stockholders who are living outside of the United States, with paper copies of the proxy materials instead of a notice of the Internet availability of the proxy materials.

In addition, we are providing proxy materials or notice of the Internet availability of the proxy materials by e-mail to those stockholders who have previously elected delivery of the proxy materials or notice electronically. Those stockholders should receive an e-mail containing a link to the website where those materials are available and a link to the proxy voting website.

6.	How can I access the proxy materials over the Internet?

Your notice of the Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how to:

•	view our proxy materials for the annual meeting on the Internet; and

•	instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available on our website at HP.onlineshareholdermeeting.com and our proxy materials will be available during the voting period on www.proxyvote.com.

Your notice of the Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how you may request access to proxy materials electronically on an ongoing basis. Choosing to access your future proxy materials electronically will help us conserve natural resources and reduce the costs of distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until you terminate it.

7.	How may I obtain a paper copy of the proxy materials?

Stockholders receiving a notice of the Internet availability of the proxy materials will find instructions about how to obtain a paper copy of the proxy materials on their notice. Stockholders receiving notice of the Internet availability of the proxy materials by e-mail will find instructions about how to obtain a paper copy of the proxy materials as part of that e-mail. All stockholders who do not receive a notice or an e-mail will receive a paper copy of the proxy materials by mail.

8.	I share an address with another stockholder, and we received only one paper copy of the proxy materials or notice of the Internet availability of the proxy materials. How may I obtain an additional copy?

If you share an address with another stockholder, you may receive only one paper copy of the proxy materials or notice of the Internet availability of the proxy materials, as applicable, unless you have provided contrary instructions. If you are a beneficial owner and wish to receive a separate set of proxy materials or notice of the Internet availability of the proxy materials now, please request the additional copy by contacting your individual broker. If you wish to receive a separate set of the proxy materials or notice of the Internet availability of the proxy materials now, please request the additional copy by contacting Broadridge Financial Solutions, Inc. (“Broadridge”) at:

By Internet: www.proxyvote.com

By telephone: 1-800-579-1639

By e-mail: sendmaterial@proxyvote.com

If you request a separate set of the proxy materials or notice of Internet availability of the proxy materials by email, please be sure to include your control number in the subject line. A separate set of proxy materials or notice of the Internet availability of the proxy materials, as applicable, will be sent promptly following receipt of your request.

If you are a stockholder of record and wish to receive a separate set of proxy materials or notice of the Internet availability of the proxy materials, as applicable, in the future, please contact our transfer agent. See Question 24 below.

If you are the beneficial owner of shares held through a broker, trustee or other nominee and you wish to receive a separate set of proxy materials or notice of the Internet availability of the proxy materials, as applicable, in the future, please call Broadridge at:

1-800-542-1061

All stockholders also may write to HP at the address below to request a separate set of proxy materials or notice of the Internet availability of the proxy materials, as applicable:

NASDAQ

Print and Distribution Ctr.

325 Donald Lynch Blvd

Marlborough, MA 01752

9.	I share an address with another stockholder, and we received more than one paper copy of the proxy materials or notice of the Internet availability of the proxy materials. How do we obtain a single copy in the future?

Stockholders of record sharing an address who are receiving multiple copies of the proxy materials or notice of the Internet availability of the proxy materials, as applicable, and who wish to receive a single copy of such materials in the future may contact our transfer agent. See Question 24 below.

Beneficial owners of shares held through a broker, trustee or other nominee sharing an address who are receiving multiple copies of the proxy materials or notice of the Internet availability of the proxy materials, as applicable, and who wish to receive a single copy of such materials in the future may contact Broadridge at:

1-800-542-1061

10.	What should I do if I receive more than one notice or e-mail about the Internet availability of the proxy materials or more than one paper copy of the proxy materials?

You may receive more than one notice, more than one e-mail or more than one paper copy of the proxy materials, including multiple paper copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate notice, a separate e-mail or a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one notice, more than one e-mail or more than one proxy card. To vote all of your shares by proxy, you must complete, sign, date and return each proxy card and voting instruction card that you receive and vote over the Internet the shares represented by each notice and e-mail that you receive (unless you have requested and received a proxy card or voting instruction card for the shares represented by one or more of those notices or e-mails).

11.	How may I obtain a copy of HP’s 2014 Form 10-K and other financial information?

Stockholders may request a free copy of our 2014 Annual Report, which includes our 2014 Form 10-K, from:

NASDAQ

Print and Distribution Ctr.

325 Donald Lynch Blvd

Marlborough, MA 01752

www.hp.com/investor/informationrequest

Alternatively, stockholders can access the 2014 Annual Report on HP’s Investor Relations website at:

www.hp.com/investor/home

We also will furnish any exhibit to the 2014 Form 10-K if specifically requested.

Voting Information

12.	What proposals will be voted on at the annual meeting?

Stockholders will vote on four proposals at the annual meeting:

•	the election to the Board of 12 director nominees;

•	the ratification of the appointment of our independent registered public accounting firm for the 2015 fiscal year;

•	the advisory vote to approve executive compensation; and

•	the consideration of one stockholder proposal, if properly presented.

We also will consider any other business that properly comes before the annual meeting. See Question 31 below.

13.	How does the Board recommend that I vote?

Our Board recommends that you vote your shares FOR each of the nominees for election to the Board, FOR the ratification of the appointment of our independent registered public accounting firm, FOR the advisory approval of the compensation of our named executive officers, and AGAINST the stockholder proposal.

14.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a broker, trustee or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

•	Stockholder of Record—If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record.” As the stockholder of record, you have the right to grant your voting proxy directly to HP or to a third party, or to vote your shares during the meeting.

•	Beneficial Owner—If your shares are held in a brokerage account, by a trustee or by another nominee (that is, in “street name”), you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee or nominee how to vote, or to vote your shares during the annual meeting (other than shares held in the Hewlett-Packard Company 401(k) Plan (the “HP 401(k) Plan”), which must be voted prior to the annual meeting).

15.	Who is entitled to vote and how many shares can I vote?

Each holder of shares of HP common stock issued and outstanding as of the close of business on January 20, 2015, the record date for the annual meeting, is entitled to cast one vote per share on all items being voted upon at the annual meeting. You may vote all shares owned by you as of this time, including (1) shares held directly in your name as the stockholder of record, including shares purchased through our dividend reinvestment program and employee stock purchase plans, and shares held through our Direct Registration Service; and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee.

On the record date, HP had approximately 1,827,486,647 shares of common stock issued and outstanding.

16.	How can I vote my shares during the annual meeting?

This year’s annual meeting will be held entirely online to allow greater participation. Stockholders may participate in the annual meeting by visiting the following website:

HP.onlineshareholdermeeting.com

To participate in the annual meeting, you will need the 16-digit control number included on your notice of Internet availability of the proxy materials, on your proxy card or on the instructions that accompanied your proxy materials.

Shares held in your name as the stockholder of record may be voted electronically during the annual meeting. Shares for which you are the beneficial owner but not the stockholder of record also may be voted electronically during the annual meeting, except that shares held in the HP 401(k) Plan cannot be voted electronically during the annual meeting. If you hold shares in the HP 401(k) Plan, your voting instructions must be received by 11:59 p.m., Eastern Time, on March 15, 2015 for the trustee to vote your shares. However, holders of shares in the HP 401(k) Plan will still be able to view the annual meeting webcast and ask questions during the annual meeting.

Note that you will not be able to cumulate your votes if you vote electronically during the annual meeting; thus, if you wish to cumulate your votes, you should vote prior to the annual meeting. See Question 23 below for additional information on cumulative voting.

Even if you plan to participate in the annual meeting online, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to participate in the annual meeting.

17.	How can I vote my shares without participating in the annual meeting?

Whether you hold shares directly as the stockholder of record or through a broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted without participating in the annual meeting. There are three ways to vote by proxy:

•	By Internet—Stockholders who have received a notice of the Internet availability of the proxy materials by mail may submit proxies over the Internet by following the instructions on the notice. Stockholders who have received notice of the Internet availability of the proxy materials by e-mail may submit proxies over the Internet by following the instructions included in the e-mail. Stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

•	By Telephone—Stockholders of record who live in the United States or Canada may submit proxies by telephone by calling 1-800-690-6903 and following the instructions. Stockholders of record who have received a notice of the Internet availability of the proxy materials by mail must have the control number that appears on their notice available when voting. Stockholders of record who received notice of the Internet availability of the proxy materials by e-mail must have the control number included in the e-mail available when voting. Stockholders of record who have received a proxy card by mail must have the control number that appears on their proxy card available when voting. Most stockholders who are beneficial owners of their shares living in the United States or Canada and who have received a voting instruction card by mail may vote by phone by calling the number specified on the voting instruction card provided by their broker, trustee or nominee. Those stockholders should check the voting instruction card for telephone voting availability.

•	By Mail—Stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed envelope.

18.	What is the deadline for voting my shares?

If you hold shares as the stockholder of record, or through the Hewlett-Packard Company 2011 Employee Stock Purchase Plan (the “ESPP”), your vote by proxy must be received before the polls close during the annual meeting.

If you hold shares in the HP 401(k) Plan, your voting instructions must be received by 11:59 p.m., Eastern Time, on March 15, 2015 for the trustee to vote your shares.

If you are the beneficial owner of shares held through a broker, trustee or other nominee, please follow the voting instructions provided by your broker, trustee or nominee.

19.	May I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time prior to the vote during the annual meeting, except that any change to your voting instructions for shares held in the HP 401(k) Plan must be provided by 11:59 p.m., Eastern Time, on March 15, 2015 as described above.

If you are the stockholder of record, you may change your vote by: (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy); (2) providing a written notice of revocation to the Corporate Secretary at the address below in Question 35 prior to your shares being voted; or (3) participating in the annual meeting and voting your shares electronically during the annual meeting. Participation in the annual meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. For shares you hold beneficially in the name of a broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or by participating in the meeting and electronically voting your shares during the meeting (except that shares held in the HP 401(k) Plan cannot be voted electronically at the annual meeting).

20.	Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within HP or to third parties, except: (1) as necessary to meet applicable legal requirements; (2) to allow for the tabulation of votes and certification of the vote; and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide on their proxy card written comments, which are then forwarded to management.

21.	How are votes counted, and what affect do abstentions and broker non-votes have on the proposals?

In the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the nominees. If you elect to abstain in the election of directors, the abstention will not impact the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted. You also may cumulate your votes as described in Question 23 below.

For the other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For these other items of business, if you elect to abstain, the abstention will have the same effect as an “AGAINST” vote.

If you are the beneficial owner of shares held in the name of a broker, trustee or other nominee and do not provide that broker, trustee or other nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Under the rules of the New York Stock Exchange, brokers, trustees or other nominees may generally vote on routine matters but cannot vote on non-routine matters. Only Proposal No. 2 (ratifying the appointment of the independent registered public accounting firm) is considered a routine matter. The other proposals are not considered routine matters, and without your instructions, your broker cannot vote your shares. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting.

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you vote by proxy card or voting instruction card and sign the card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (FOR all of our nominees to the Board, FOR ratification of the appointment of our independent registered public accounting firm, FOR the approval of the compensation of our named executive officers, and AGAINST the stockholder proposal).

For any shares you hold in the HP 401(k) Plan, if your voting instructions are not received by 11:59 p.m., Eastern Time, on March 15, 2015, your shares will be voted in proportion to the way the shares held by the other HP 401(k) Plan participants are voted, except as may be otherwise required by law.

22.	What is the voting requirement to approve each of the proposals?

In the election of directors, each director will be elected by the vote of the majority of votes cast with respect to that director nominee. A majority of votes cast means that the number of votes cast for a nominee’s election must exceed the number of votes cast against such nominee’s election. Each nominee receiving more votes “for” his or her election than votes “against” his or her election will be elected. Approval of each of the other proposals requires the affirmative vote of a majority of the shares present, in person or represented by proxy, and entitled to vote on that proposal at the annual meeting.

23.	Is cumulative voting permitted for the election of directors?

In the election of directors, you may choose to cumulate your vote. Cumulative voting applies only to the election of directors and allows you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. For example, if you own 100 shares of stock and there are 12 directors to be elected at the annual meeting, you may allocate 1,200 “FOR” votes (12 times 100) among as few or as many of the 12 nominees to be voted on at the annual meeting as you choose. You may not cumulate your votes against a nominee.

If you are a stockholder of record and choose to cumulate your votes, you will need to submit a proxy card and make an explicit statement of your intent to cumulate your votes by so indicating in writing on the proxy card. If you hold shares beneficially through a broker, trustee or other nominee and wish to cumulate votes, you should contact your broker, trustee or nominee. You will not be able to cumulate your votes if you vote electronically during the annual meeting; thus, if you wish to cumulate your votes, you should vote prior to the annual meeting.

If you vote by proxy card or voting instruction card and sign your card with no further instructions, Margaret C. Whitman, Catherine A. Lesjak and John F. Schultz, as proxy holders, may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that none of your votes will be cast for any nominee as to whom you vote against or abstain from voting.

24.	What if I have questions for our transfer agent?

Please contact our transfer agent, at the phone number or address listed below, with questions concerning stock certificates, dividend checks, transfer of ownership or other matters pertaining to your stock account.

Wells Fargo Bank, N.A.

Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120-4100

1-800-286-5977 (U.S. and Canada)

1-651-453-2122 (International)

A dividend reinvestment and stock purchase program is also available through our transfer agent. For information about this program, please contact our transfer agent as follows:

Wells Fargo Bank, N.A.

Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120-4100

1-800-286-5977 (U.S. and Canada)

1-651-453-2122 (International)

Annual Meeting Information

25.	How can I attend the annual meeting?

We are very pleased that this year’s annual meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You are entitled to participate in the annual meeting only if you were an HP stockholder or joint holder as of the close of business on January 20, 2015 or if you hold a valid proxy for the annual meeting.

You will be able to attend the annual meeting of stockholders online and submit your questions during the meeting by visiting HP.onlineshareholdermeeting.com. You also will be able to vote your shares electronically at the annual meeting (other than shares held through the HP 401(k) Plan, which must be voted prior to the meeting).

To participate in the annual meeting, you will need the 16-digit control number included on your notice of Internet availability of the proxy materials, on your proxy card or on the instructions that accompanied your proxy materials.

The meeting webcast will begin promptly at 2:00 p.m., Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 1:30 p.m., Pacific Time, and you should allow ample time for the check-in procedures.

26.	What is the pre-meeting forum and how can I access it?

The new online format for the annual meeting will allow us to communicate more effectively with you via a pre-meeting forum that you can enter by visiting www.theinvestornetwork.com/forum/hpq.

On our pre-meeting forum, you can submit questions in advance of the annual meeting, and also access copies of our proxy statement and annual report.

27.	Why the change to a virtual meeting?

We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders and the company. Hosting a virtual meeting will enable increased stockholder attendance and participation since stockholders can participate from any location around the world.

You will be able to attend the annual meeting of stockholders online and submit your questions during the meeting by visiting HP.onlineshareholdermeeting.com. You also will be able to vote your shares electronically at the annual meeting (other than shares held through the HP 401(k) Plan, which must be voted prior to the meeting).

28.	What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call:

1-855-449-0991 (Toll-free)

1-720-378-5962 (Toll line)

29.	How many shares must be present or represented to conduct business at the annual meeting?

The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of shares of HP common stock entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes described previously in Question 21 are counted for the purpose of determining the presence of a quorum.

30.	What if a quorum is not present at the annual meeting?

If a quorum is not present at the scheduled time of the annual meeting, then either the chairman of the annual meeting or the stockholders by vote of the holders of a majority of the stock present in person or represented by proxy at the annual meeting are authorized by our Bylaws to adjourn the annual meeting until a quorum is present or represented.

31.	What happens if additional matters are presented at the annual meeting?

Other than the four items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Margaret C. Whitman, Catherine A. Lesjak and John F. Schultz, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of the nominees named in this proxy statement is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

32.	Who will serve as inspector of elections?

The inspector of elections will be a representative from an independent firm, IVS Associates, Inc.

33.	Where can I find the voting results of the annual meeting?

We intend to announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days of the annual meeting.

34.	Who will bear the cost of soliciting votes for the annual meeting?

HP is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing the notices and these proxy materials and soliciting votes. In addition to the mailing of the notices and these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We also have hired Innisfree M&A Incorporated (“Innisfree”) to assist us in the solicitation of votes described above. We will pay Innisfree a base fee of $20,000 plus customary costs and expenses for these services. We have agreed to indemnify Innisfree against certain liabilities arising out of or in connection with these services. We also will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders.

Stockholder Proposals, Director Nominations and Related Bylaw Provisions

35.	What is the deadline to propose actions (other than director nominations) for consideration at next year’s annual meeting of stockholders?

You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, the Corporate Secretary must receive the written proposal at our principal executive offices no later than October 5, 2015. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary

Hewlett-Packard Company

3000 Hanover Street

Palo Alto, California 94304

Fax: (650) 857-4837

For a stockholder proposal that is not intended to be included in our proxy statement for next year’s annual meeting under Rule 14a-8, the stockholder must provide the information required by our Bylaws and give timely notice to the Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by the Corporate Secretary:

•	not earlier than the close of business on November 19, 2015; and

•	not later than the close of business on December 19, 2015.

If the date of the stockholder meeting is moved more than 30 days before or 60 days after the anniversary of our annual meeting for the prior year, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received no earlier than the close of business 120 days prior to the meeting and not later than the close of business on the later of the following two dates:

•	90 days prior to the meeting; and

•	10 days after public announcement of the meeting date.

Deadlines for the nomination of director candidates are discussed in Question 37 below.

36.	How may I recommend individuals to serve as directors and what is the deadline for a director recommendation?

You may recommend director candidates for consideration by the Nominating, Governance and Social Responsibility Committee of the Board (the “NGSR Committee”). Any such recommendations should include verification of the stockholder status of the person submitting the recommendation and the nominee’s name and qualifications for Board membership and should be directed to the Corporate Secretary at the address of our principal executive offices set forth in Question 35 above. See “Proposal No. 1—Election of Directors—Director Nominee Experience and Qualifications” for more information regarding our Board membership criteria.

A stockholder may send a recommended director candidate’s name and information to the Board at any time. Generally, such proposed candidates are considered at the first or second Board meeting prior to the issuance of the proxy statement for our annual meeting.

37.	How may I nominate individuals to serve as directors and what are the deadlines for a director nomination?

Our Bylaws permit stockholders to nominate directors for consideration at an annual meeting. To nominate a director for consideration at an annual meeting, a nominating stockholder must provide the information required by our Bylaws and give timely notice of the nomination to the Corporate Secretary in accordance with our Bylaws, and each nominee must meet the qualifications required by our Bylaws. To nominate a director for consideration at next year’s annual meeting, in general the notice must be received by the Corporate Secretary between the close of business on November 19, 2015 and the close of business on December 19, 2015, unless the annual meeting is moved by more than 30 days before or 60 days after the anniversary of the prior year’s annual meeting, in which case the deadline will be as described in Question 35 above.

In addition, our Bylaws provide that under certain circumstances, a stockholder or group of stockholders may include director candidates that they have nominated in our annual meeting proxy statement. These proxy access provisions of our Bylaws provide, among other things, that a stockholder or group of up to twenty stockholders seeking to include director candidates in our annual meeting proxy statement must own 3% or more of HP’s outstanding common stock continuously for at least the previous three years. The number of stockholder-nominated candidates appearing in any annual meeting proxy statement cannot exceed 20% of the number of directors then serving on the Board. If 20% is not a whole number, the maximum number of stockholder-nominated candidates would be the closest whole number below 20%. Based on the current Board size of 12 directors, the maximum number of proxy access candidates that we would be required to include in our proxy materials for an annual meeting is two. Nominees submitted under the proxy access procedures that are later withdrawn or are included in the proxy materials as Board-nominated candidates will be counted in determining whether the 20% maximum has been reached. If the number of stockholder-nominated candidates exceeds 20%, each nominating stockholder or group of stockholders may select one nominee for inclusion in our proxy materials until the maximum number is reached. The order of selection would be determined by the amount (largest to smallest) of shares of HP common stock held by each nominating stockholder or group of stockholders. The nominating stockholder or group of stockholders also must deliver the information required by our Bylaws, and each nominee must meet the qualifications required by our Bylaws. Requests to include stockholder-nominated candidates in our proxy materials for next year’s annual meeting must be received by the Corporate Secretary:

•	not earlier than the close of business on October 20, 2015; and

•	not later than the close of business on November 19, 2015.

38.	How may I obtain a copy of the provisions of our Bylaws regarding stockholder proposals and director nominations?

You may contact the Corporate Secretary at our principal executive offices for a copy of the relevant Bylaws provisions regarding the requirements for making stockholder proposals and nominating director candidates. Our Bylaws also are available on our website at www.hp.com/hpinfo/investor/bylaws.

Further Questions

39.	Who can help answer my questions?

If you have any questions about the annual meeting or how to vote or revoke your proxy, you should contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders: (877) 750-5838 (U.S. and Canada)

(412) 232-3651 (International)

Banks and brokers (call collect):

(212) 750-5833

CORPORATE GOVERNANCE

Corporate Governance Highlights

We are committed to implementing and following high standards of corporate governance, which we believe are important to the success of our business, creating stockholder value and maintaining our integrity in the marketplace.

Stockholder input has been valuable as we continue to evolve our corporate governance policies and practices. Our Board and our management are committed to continued active engagement with our stockholders throughout the year and taking that feedback into account as we continue to evolve those policies and practices. The following examples highlight the variety of changes we made during the past year to strengthen our corporate governance policies and practices:

•	Added New Board Talent. We have evolved the composition of the Board using selection criteria such as high professional and personal ethics and values consistent with our longstanding values and standards, broad policy-making experience and a commitment to enhancing stockholder value to identify director candidates. In July 2014, Mr. Kleinfeld was elected to the Board, adding strong leadership, strategic vision and expertise in successfully leading companies through times of change.

•	Appointed Directors to New Committee Roles. In addition to adding new talent, we have continued to strengthen the Board by reevaluating the roles of directors on the Board’s standing committees. In July 2014, Mr. Bennett was appointed Chairman of the Finance and Investment Committee and Mr. Kleinfeld was appointed to the NGSR Committee. Additionally, in November 2014, Mr. Gupta was appointed to the HRC Committee. We believe these changes add value to committee composition by providing new and dynamic perspectives and allow the skills and experiences of our directors to be utilized effectively for the company’s current needs.

•	Revised Corporate Governance Guidelines. We are committed to industry-leading standards of corporate governance, and as part of its annual review of our Corporate Governance Guidelines, the Board revised the guidelines to continue to maintain a high level of governance excellence, including providing additional structure to the role and responsibilities of the Lead Independent Director. The Board also revised the guidelines to reflect the NGSR Committee’s commitment to considering a potential director’s ability to enhance the diversity of background and experience represented on the Board. The revised guidelines also reflect that the NGSR Committee reviews its effectiveness in balancing all considerations when assessing the composition of the Board.

The Board is committed to continuing to evaluate and improve our corporate governance policies and practices. Over the past year, the Board has continued to engage with stockholders both directly and through the ongoing video interview series. The Board has also sought and encouraged feedback from stockholders about our corporate governance practices by conducting additional stockholder outreach and engagement throughout the year.

We maintain a code of business conduct and ethics for directors, officers and employees, known as our Standards of Business Conduct. We also have adopted Corporate Governance Guidelines, which, in conjunction with our Certificate of Incorporation, Bylaws and respective charters of the Board committees, form the framework for our governance. All of these documents are available at www.hp.com/investor/corpgovernance/highlights for review, downloading and printing. We will post on this website any amendments to the Standards of Business Conduct or waivers of the Standards of Business Conduct for directors and executive officers. Stockholders may request free printed copies of our Certificate of Incorporation, Bylaws, Standards of Business Conduct, Corporate Governance Guidelines and charters of the committees of the Board by contacting:

Hewlett-Packard Company

Attention: Investor Relations

3000 Hanover Street

Palo Alto, California 94304

(866) 869-5335

www.hp.com/investor/home

Recent De velopments

October 2014 Announcement of HP Separation Transaction

On October 6, 2014, we announced plans to separate into two independent publicly-traded companies: one comprising our enterprise technology infrastructure, software, services and financing businesses, which will conduct business as Hewlett Packard Enterprise and one that will comprise our printing and personal systems businesses, which will conduct business as HP Inc. The separation is subject to certain conditions, including, among others, obtaining final approval from the Board, receipt of a favorable opinion and/or rulings from the Internal Revenue Service with respect to the tax-free nature of the transaction for federal income tax purposes and the effectiveness of a Form 10 filing with the SEC. The separation is expected to be completed by the end of fiscal 2015. Under the separation plan, our stockholders will own shares of both Hewlett Packard Enterprise and HP Inc.

Board Leadership Structure

The Board is currently led by Margaret C. Whitman as the Chairman of the Board and Patricia F. Russo serves as our Lead Independent Director of the Board. At various times the Board has pursued a governance structure of a separate Chairman and Chief Executive Officer (“CEO”), but the Board believes at this time that its current structure best serves the interests of stockholders because it allows our Chairman and CEO to most effectively drive HP’s turnaround and continue to build value for stockholders. Meanwhile, the appointment of a Lead Independent Director ensures that HP benefits from effective oversight by its independent directors. As announced in October 2014, we are planning to separate HP into two independent publicly-traded companies: one comprising HP’s enterprise technology infrastructure, software, services and financing businesses, which will conduct business as Hewlett Packard Enterprise, and one that will comprise HP’s printing and personal systems businesses, which will conduct business as HP Inc.

The Chairman oversees the planning of the annual Board calendar and, in consultation with the other directors, schedules and sets the agenda for meetings of the Board and leads the discussion at such meetings. In addition, the Chairman chairs the annual meeting of stockholders, is available in appropriate circumstances to speak on behalf of the Board, and performs such other functions and responsibilities as set forth in our Corporate Governance Guidelines or as requested by the Board from time to time.

The Lead Independent Director jointly presides at all meetings of the Board with the Chairman, and presides at all meetings of the Board at which the Chairman is not present, including at executive sessions of the independent directors. The Lead Independent Director schedules, sets the agenda for and chairs executive sessions, and serves as a liaison between the Chairman and the independent directors. The Lead Independent Director approves information sent to the Board; approves Board meeting agendas and schedules to see that there is sufficient time to cover all agenda items; assists the chairs of the Board committees in preparing agendas for the respective committee meetings; is available for consultation and direct communication with major stockholders upon request; recommends changes to improve the Board, the committees and individual director effectiveness; works jointly with the HRC Committee to coordinate the annual performance evaluation of the CEO; and performs such other functions and responsibilities as set forth in our Corporate Governance Guidelines or as requested by the Board or the independent directors from time to time. The Lead Independent Director also has the authority to call additional executive sessions of the independent directors and encourages direct dialogue between all directors and management.

Board Structure and Committee Composition

As of the date of this proxy statement, the Board has 12 directors and the following five standing committees: (1) Audit Committee; (2) Finance and Investment Committee; (3) HRC Committee; (4) NGSR Committee; and (5) Technology Committee. The current committee membership, the number of meetings held during the last fiscal year and the function of each of these standing committees are described below. Each of the standing committees operates under a written charter adopted by the Board. All of the committee charters are available on our website at www.hp.com/investor/board_charters. The Board and each of the committees has the authority to retain, terminate and receive appropriate funding for outside advisors as the Board and/or each committee deems necessary.

During fiscal 2014, the Board held 17 meetings, six of which included executive sessions. Each incumbent director serving during fiscal 2014 attended at least 75% of the aggregate of all Board and applicable committee meetings held during the period that he or she served as a director.

Directors are encouraged to participate in our annual meeting of stockholders. At our last annual meeting on March 19, 2014, all 11 of our then-current directors attended the meeting.

The composition of each standing committee is as follows:

Name of Director	Audit	Finance and Investment	HR and Compensation	Nominating, Governance and Social Responsibility	Technology
Non-Employee Directors
Marc L. Andreessen		Member			Chair
Shumeet Banerji	Member	Member	*
Robert R. Bennett(1)	Member	Chair
Rajiv L. Gupta	Chair		Member	*
Klaus Kleinfeld(2)				Member
Raymond J. Lane		Member			Member
Raymond E. Ozzie		Member			Member
Gary M. Reiner				Chair	Member
Patricia F. Russo(3)			Chair	Member
James A. Skinner	Member		Member	*
Employee Directors
Ann M. Livermore		Member			Member
Margaret C. Whitman(4)
Former Directors
Ralph V. Whitworth(5)		*	*	*
Number of Meetings in Fiscal 2014	15	7	8	4	5

*	Served as a Committee chair or member during fiscal 2014.

(1)	Mr. Bennett was appointed chair of the Finance and Investment Committee effective July 16, 2014.

(2)	Mr. Kleinfeld was elected to the Board and appointed to the NGSR Committee of the Board effective July 16, 2014.

(3)	Ms. Russo was appointed Lead Independent Director of the Board effective July 16, 2014.

(4)	Ms. Whitman was appointed Chairman of the Board effective July 16, 2014.

(5)	Mr. Whitworth resigned as a director and as the non-executive Chairman of the Board and from the Board effective July 16, 2014.

Audit Committee

We have an Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee represents and assists the Board in fulfilling its responsibilities for overseeing our financial reporting processes and the audit of our financial statements, including the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications, independence and performance of the independent registered public accounting firm, the performance of our internal audit function, and risk assessment and risk management. The Audit Committee is directly responsible for appointing, overseeing the work of, and evaluating and determining the compensation of the independent registered public accounting firm.

Other specific duties and responsibilities of the Audit Committee include:

•	preparing the Audit Committee report for inclusion in the annual proxy statement;

•	annually reviewing its charter and performance;

•	reviewing and approving the scope of the annual audit, the audit fee and the financial statements;

•	reviewing our disclosure controls and procedures, internal controls, information security policies, internal audit function, and corporate policies with respect to financial information and earnings guidance;

•	reviewing regulatory and accounting initiatives and off-balance sheet structures;

•	overseeing our compliance programs with respect to legal and regulatory requirements;

•	overseeing investigations into complaints concerning the federal securities laws;

•	reviewing risks facing HP and management’s approach to addressing these risks, including significant risks or exposures relating to litigation and other proceedings and regulatory matters that may have a significant impact on our financial statements;

•	discussing policies with respect to risk assessment and risk management; and

•	working closely with management as well as the independent registered public accounting firm.

The Board determined that each of Mr. Gupta, chair of the Audit Committee, and Audit Committee members Mr. Banerji, Mr. Bennett and Mr. Skinner is independent within the meaning of the New York Stock Exchange (“NYSE”) standards of independence for directors and audit committee members and has satisfied the NYSE financial literacy requirements. The Board also determined that each of them is an “audit committee financial expert” as defined by the SEC rules.

The report of the Audit Committee is included on page 94.

Finance and Investment Committee

The Finance and Investment Committee provides oversight to the finance and investment functions of HP. The Finance and Investment Committee’s responsibilities and duties include:

•	overseeing and approving our strategic alliances;

•	reviewing or overseeing significant treasury matters such as capital structure and allocation strategy, derivative policy, global liquidity, fixed income investments, borrowings, currency exposure, dividend policy, share issuances and repurchases, and capital spending;

•	overseeing our loans and loan guarantees of third-party debt and obligations;

•	reviewing our Financial Services’ capitalization and operations, including residual and credit management, risk concentration, and return on invested capital;

•	reviewing the activities of our Investor Relations department;

•	assisting the Board in evaluating investment, acquisition, enterprise services, joint venture and divestiture transactions in which we engage as part of our business strategy from time to time and reporting and making recommendations to the Board as to scope, direction, quality, investment levels and execution of such transactions;

•	evaluating and revising our approval policies with respect to such transactions;

•	overseeing our integration planning and execution and the financial results of such transactions after integration;

•	evaluating the execution, financial results and integration of our completed transactions; and

•	annually reviewing and approving certain swaps and other derivative transactions.

HR and Compensation Committee

The HRC Committee discharges the Board’s responsibilities relating to the compensation of our executives and directors; reviews and discusses with management the Compensation Discussion and Analysis and performs other reviews and analyses and makes additional disclosures as required of compensation committees by the rules of the SEC or applicable exchange listing requirements; provides general oversight of our compensation structure, including our equity compensation plans and benefits programs, and confirms that these plans and programs do not encourage risk taking that is reasonably likely to have a material adverse effect on HP; reviews and provides guidance on our human resources programs; and retains and approves the retention terms of the HRC Committee’s independent compensation consultants and other independent compensation experts. Other specific duties and responsibilities of the HRC Committee include:

•	reviewing senior management selection and overseeing succession planning, including reviewing the leadership development process;

•	recommending all elements of the CEO’s compensation to the independent members of the Board;

•	reviewing and approving objectives relevant to other executive officer compensation and evaluating performance and determining the compensation of other executive officers in accordance with those objectives;

•	approving severance arrangements and other applicable agreements and policies for executive officers;

•	overseeing non-equity-based benefit plans and approving any changes to such plans involving a material financial commitment by HP;

•	monitoring workforce management programs;

•	establishing compensation policies and practices for service on the Board and its committees, including annually reviewing the appropriate level of director compensation and recommending to the Board any changes to that compensation;

•	adopting and monitoring compliance with stock ownership guidelines and policies for directors and executive officers; and

•	annually assessing whether the work of compensation consultants has raised any conflict of interest; and annually evaluating its performance and its charter.

The Board determined that each of Ms. Russo, chair of the HRC Committee, and the HRC Committee members, Mr. Gupta and Mr. Skinner, is independent within the meaning of the NYSE standards of independence for directors and compensation committee members.

Compensation Committee Interlocks and Insider Participation

No person who served as a member of the HRC Committee during fiscal 2014 was or is an officer or employee of HP. During fiscal 2014, none of our executive officers served on the board of directors or on the compensation committee of any other entity, any officers of which served either on our Board or on our HRC Committee.

Nominating, Governance and Social Responsibility Committee

The NGSR Committee identifies and recommends candidates to be nominated for election as directors at our annual meeting, consistent with criteria approved by the Board; develops and regularly reviews corporate governance principles, including our Corporate Governance Guidelines and related policies, for approval by the Board; oversees the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently; and sees that proper attention is given and effective responses are made to stockholder concerns regarding corporate governance matters. Other specific duties and responsibilities of the NGSR Committee include:

•	developing and recommending to the Board the criteria for identifying and evaluating director candidates and periodically reviewing these criteria;

•	annually assessing the size, structure, functioning and composition of the Board, including developing and reviewing director qualifications for approval by the Board;

•	identifying and recruiting new directors, establishing procedures for the consideration of director candidates recommended by stockholders and considering candidates proposed by stockholders;

•	assessing the contributions and independence of incumbent directors in determining whether to recommend them for reelection to the Board;

•	recommending to the Board candidates to be elected by the Board as necessary to fill vacancies and newly created directorships;

•	recommending assignments of directors to Board committees and chairs of Board committees;

•	periodically reviewing the Board’s leadership structure, recommending changes to the Board as appropriate, and making a recommendation to the independent directors regarding the appointment of the Lead Independent Director;

•	conducting a preliminary review of director independence and financial literacy and expertise of Audit Committee members and nominees who may be asked to serve on the Audit Committee; and

•	overseeing director orientation and continuing education, and making recommendations regarding continuing education programs for directors.

The NGSR Committee also:

•	reviews proposed changes to our Certificate of Incorporation, Bylaws and Board committee charters;

•	assesses and makes recommendations regarding stockholder rights plans or other stockholder protections, as appropriate;

•	establishes policies and procedures for the review and approval of related-person transactions and conflicts of interest, including the review and approval of all potential “related-person transactions” as defined under SEC rules;

•	reviews and approves the designation of any directors or executive officers for purposes of Section 16 of the Exchange Act (the “Section 16 officers”) standing for election for outside for-profit boards of directors;

•	reviews stockholder proposals and recommends Board responses;

•	reviews and assesses the channels through which the Board receives information, and the quality and timeliness of information received;

•	oversees the annual self-evaluation of the Board and its committees;

•	oversees the annual evaluation of the CEO in conjunction with the HRC Committee and, with input from all Board members; oversees the HRC Committee’s evaluation of senior management; and

•	reviews requests for indemnification under our Bylaws.

The NGSR Committee also identifies, evaluates and monitors social, political and environmental trends, issues, concerns, legislative proposals and regulatory developments that could significantly affect the public affairs of HP; reviews, assesses, reports and provides guidance to management and the full Board relating to activities, policies and programs with respect to public policy matters; may review, assess, report and provide guidance to management the Board regarding our policies and programs relating to global citizenship (which includes, among other things, human rights, privacy, sustainability and corporate social responsibility) and the impact of our operations on employees, customers, suppliers, partners and communities worldwide, as well as review our annual Living Progress Report; and oversees the HP Political Action Committee and the policies relating to, and the manner in which we conduct, our government affairs activities.

Technology Committee

The Technology Committee assesses the health of our technology strategies and the scope and quality of our intellectual property. The Technology Committee’s duties and responsibilities include:

•	making recommendations to the Board as to scope, direction, quality, investment levels and execution of our technology strategies;

•	overseeing the execution of technology strategies formulated by management;

•	providing guidance on technology as it may pertain to, among other things, market entry and exit, investments, mergers, acquisitions and divestitures, new business divisions and spin-offs, research and development investments, and key competitor and partnership strategies; and

•	reviewing and making recommendations on proposed investment, acquisition, joint venture and divestiture transactions with a value of at least $200 million that involve technology pursuant to our mergers and acquisitions approval policies.

Board Risk Oversight

The Board, with the assistance of committees of the Board as discussed below, reviews and oversees our enterprise risk management (“ERM”) program, which is an enterprise-wide program designed to enable effective and efficient identification of, and management visibility into, critical enterprise risks and to facilitate the incorporation of risk considerations into decision making. The ERM program was established to clearly define risk management roles and responsibilities, bring together senior management to discuss risk, promote visibility and constructive dialogue around risk at the senior management and Board levels and facilitate appropriate risk response strategies. Under the ERM program, management develops a holistic portfolio of our enterprise risks by facilitating business and function risk assessments, performing targeted risk assessments and incorporating information regarding specific categories of risk gathered from various internal HP organizations. Management then develops risk response plans for risks categorized as needing management focus and response and monitors other identified risk focus areas. Management provides regular reports on the risk portfolio and risk response efforts to senior management and to the Audit Committee.

The Board oversees management’s implementation of the ERM program, including reviewing our enterprise risk portfolio and evaluating management’s approach to addressing identified risks. Various Board committees also have responsibilities for oversight of risk management that supplement the ERM program. For example, the HRC Committee considers the risks associated with our compensation policies and practices as discussed below, the Finance and Investment Committee is responsible for overseeing financial risks, and the NGSR Committee oversees risks associated with our governance structure and processes. The Board is kept informed of its committees’ risk oversight and related activities primarily through reports of the committee chairmen to the full Board. In addition, the Audit Committee escalates issues relating to risk oversight to the full Board as appropriate to keep the Board appropriately informed of developments that could affect our risk profile or other aspects of our business. The Board also considers specific risk topics in connection with strategic planning and other matters.

Compensation Risk Assessment

During fiscal 2014, we undertook a review of our material compensation processes, policies and programs for all employees and determined that our compensation programs and practices are not reasonably likely to have a material adverse effect on HP. In conducting this assessment, we reviewed our compensation risk infrastructure, including our material plans, our risk control systems and governance structure, the design and oversight of our compensation programs and the developments, improvements and other changes made to those programs since fiscal 2013, and presented a summary of the findings to the HRC Committee. Overall, we believe that our programs contain an appropriate balance of fixed and variable features and short- and long-term incentives, as well as complementary metrics and reasonable, performance-based goals with linear payout curves under most plans. We believe that these factors, combined with effective Board and management oversight, operate to mitigate risk and reduce the likelihood of employees engaging in excessive risk-taking behavior with respect to the compensation-related aspects of their jobs.

Director Independence

Our Corporate Governance Guidelines provide that a substantial majority of the Board will consist of independent directors and that the Board can include no more than three directors who are not independent directors. These standards are available on our website at www.hp.com/investor/director_standards. Our director independence standards reflect the NYSE corporate governance listing standards. In addition, each member of the Audit Committee meets the heightened independence standards required for audit committee members under the applicable listing standards and each member of the HRC Committee meets the heightened independence standards required for compensation committee members under the applicable listing standards.

Under our Corporate Governance Guidelines, a director will not be considered independent in the following circumstances:

(1)	The director is, or has been within the last three years, an employee of HP, or an immediate family member of the director is, or has been within the last three years, an executive officer of HP.

(2)	The director has been employed as an executive officer of HP, its subsidiaries or affiliates within the last five years.

(3)	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from HP, other than compensation for Board service, compensation received by a director’s immediate family member for service as a non-executive employee of HP, and pension or other forms of deferred compensation for prior service with HP that is not contingent on continued service.

(4)	(A) The director or an immediate family member is a current partner of the firm that is our internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time.

(5)	The director or an immediate family member is, or has been in the past three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or has served on that company’s compensation committee.

(6)	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, HP for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

(7)	The director is affiliated with a charitable organization that receives significant contributions from HP.

(8)	The director has a personal services contract with HP or an executive officer of HP.

For these purposes, an “immediate family member” includes a director’s spouse, parents, step-parents, children, step-children, siblings, mother-in-law, father-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law, and any person (other than tenants or employees) who shares the director’s home.

In determining independence, the Board reviews whether directors have any material relationship with HP. An independent director must not have any material relationship with HP, either directly or as a partner, stockholder or officer of an organization that has a relationship with HP, nor any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In assessing the materiality of a director’s relationship to HP, the Board considers all relevant facts and circumstances, including consideration of the issues from the director’s standpoint and from the perspective of the persons or organizations with which the director has an affiliation, and is guided by the standards set forth above.

In making its independence determinations, the Board considered transactions occurring since the beginning of fiscal 2012 between HP and entities associated with the independent directors or their immediate family members. The Board’s independence determinations included consideration of the following transactions:

•	During fiscal 2013, Mr. Banerji was an executive officer of a company with which HP entered into transactions for the purchase and sale of goods and services in the ordinary course of its business during the past three fiscal years. The amount that HP paid in each of the last three fiscal years to each of these companies, and the amount received in each fiscal year by HP from each company, did not, in any of the previous three fiscal years, exceed the greater of $1 million or 2% of the recipient’s consolidated gross revenues.

•	Mr. Kleinfeld is the Chairman and Chief Executive Officer of Alcoa Inc. HP has entered into transactions for the purchase and sale of goods and services in the ordinary course of its business during the past three fiscal years with Alcoa Inc. The amount that HP paid in each of the last three fiscal years to Alcoa Inc., and the amount received in each fiscal year by HP from Alcoa Inc., did not, in any of the previous three fiscal years exceed the greater of $1 million or 2% of the recipient’s consolidated gross revenues.

•	Mr. Skinner has served as Executive Chairman of Walgreens Boots Alliance, Inc. since January 2015. HP has entered into transactions for the purchase and sale of goods and services in the ordinary course of its business during the past three fiscal years with Walgreen Co., which merged with Alliance Boots to form Walgreens Boots Alliance, Inc. The amount that HP paid in each of the last three fiscal years to Walgreen Co., and the amount received in each fiscal year by HP from Walgreen Co., did not, in any of the previous three fiscal years exceed the greater of $1 million or 2% of the recipient’s consolidated gross revenues.

•	Each of Mr. Andreessen, Mr. Banerji, Mr. Bennett, Mr. Gupta, Mr. Kleinfeld, Mr. Reiner, Ms. Russo, and Mr. Whitworth, or one of their immediate family members, is a non-employee director, trustee or advisory board member of another company that did business with HP at some time during the past three fiscal years. These business relationships were as a supplier or purchaser of goods or services in the ordinary course of business.

•	Each of Mr. Andreessen and Mr. Banerji, or one of their immediate family members, serves or has served as a non-employee director, trustee or advisory board member for one or more charitable institutions to which HP has made charitable contributions during the previous three fiscal years. Contributions by HP (including employee-matching contributions and discretionary contributions by HP) to each charitable institution other than Stanford Hospital and Clinics did not exceed $100,000 in any of the previous three fiscal years. Since the beginning of fiscal 2012, contributions by HP (including employee-matching contributions and discretionary contributions by HP) to Stanford Hospital and Clinics totaled approximately $13,720,000. Mr. Andreessen was a member of the board of directors of Stanford Hospital and Clinics from November 2006 to December 2012.

As a result of this review, the Board has determined the transactions described above would not interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Board has also determined that, with the exception of Mr. Lane, each current non-employee director, including Mr. Andreessen, Mr. Banerji, Mr. Bennett, Mr. Gupta, Mr. Kleinfeld, Mr. Ozzie, Mr. Reiner, Ms. Russo, Mr. Skinner, and each of the members of the Audit Committee, the HRC Committee and the NGSR Committee, has no material relationship with HP (either directly or as a partner, stockholder or officer of an organization that has a relationship with HP) and is independent within the meaning of our director independence standards. In addition, the Board has determined that Mr. Whitworth, who served on the Board during fiscal 2014, was an independent director. The Board has determined that Mr. Lane is not independent because of his former role as executive Chairman of the Board, Ms. Livermore is not independent because she is an employee of HP and was an executive officer of HP within the last five fiscal years, and Ms. Whitman is not independent because of her status as our current President and CEO.

Executive Sessions

During fiscal 2014, the directors met in executive session six times of which three included an additional executive session of the non-employee directors and at least one included an additional executive session of only the independent directors. Mr. Whitworth, who was serving as the non-executive Chairman of the Board on an interim basis, scheduled and chaired each executive session held prior to July 16, 2014. In connection with the designation of Ms. Whitman as Chairman of the Board, the Board appointed Ms. Russo as Lead Independent Director effective July 16, 2014. Thereafter, Ms. Russo scheduled and chaired each executive session held during the remainder of fiscal 2014. Any independent director may request that an additional executive session be scheduled.

Director Nominees

Stockholder Recommendations

The policy of the NGSR Committee is to consider properly submitted stockholder recommendations of candidates for membership on the Board as described below under “Identifying and Evaluating Candidates for Directors.” In evaluating such recommendations, the NGSR Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth below under “Proposal No. 1 Proposals to be Voted on—Election of Directors—Director Nominee Experience and Qualifications.” Any stockholder recommendations submitted for consideration by the NGSR Committee should include verification of the stockholder status of the person submitting the recommendation and the recommended candidate’s name and qualifications for Board membership and should be addressed to:

Corporate Secretary

Hewlett-Packard Company

3000 Hanover Street

Palo Alto, California 94304

Fax: (650) 857-4837

Stockholder Nominations

In addition, our Bylaws permit stockholders to nominate directors for consideration at an annual stockholder meeting and, under certain circumstances, to include their nominees in the HP proxy statement. For a description of the process for nominating directors in accordance with our Bylaws, see “Questions and Answers—Stockholder Proposals, Director Nominations and Related Bylaw Provisions—How may I recommend individuals to serve as directors and what is the deadline for a director recommendation?”

Identifying and Evaluating Candidates for Directors

The NGSR Committee uses a variety of methods for identifying and evaluating nominees for director. The NGSR Committee, in consultation with the Chairman, regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the NGSR Committee considers various potential candidates for director. Candidates may come to the attention of the NGSR Committee through current Board members, professional search firms, stockholders or other persons. Identified candidates are evaluated at regular or special meetings of the NGSR Committee and may be considered at any point during the year. As described above, the NGSR considers properly submitted stockholder recommendations of candidates for the Board to be included in our proxy statement. Following verification of the stockholder status of individuals proposing candidates, recommendations are considered collectively by the NGSR Committee at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for our annual meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the NGSR Committee. The NGSR Committee also reviews materials provided by professional search firms and other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the NGSR Committee seeks to achieve a balance of knowledge, experience and capability on the Board. The NGSR Committee evaluates nominees recommended by stockholders using the same criteria as it uses to evaluate all other candidates.

We engage a professional search firm on an ongoing basis to identify and assist the NGSR Committee in identifying, evaluating and conducting due diligence on potential director nominees. Mr. Kleinfeld was identified by a director and further vetted by a search firm engaged by the NGSR Committee.

Director Election Voting Standard and Resignation Policy

Our Bylaws provide for a majority vote standard in the uncontested election of directors, meaning that, for a nominee to be elected, the number of shares voted “for” the nominee must exceed the votes cast “against” the nominee’s election. Stockholders are permitted to cumulate their votes in favor of one or more director nominees. In addition, we have adopted a policy whereby any incumbent director nominee who receives a greater number of votes “against” his or her election than votes “for” such election will tender his or her resignation for consideration by the NGSR Committee. The NGSR Committee will recommend to the Board the action to be taken with respect to such offer of resignation.

Communications with the Board

Individuals may communicate with the Board by contacting:

Secretary to the Board of Directors

3000 Hanover Street, MS 1050

Palo Alto, California 94304

e-mail: bod@hp.com

All directors have access to this correspondence. In accordance with instructions from the Board, the Secretary to the Board reviews all correspondence, organizes the communications for review by the Board and posts communications to the full Board or to individual directors, as appropriate. Our independent directors have requested that certain items that are unrelated to the Board’s duties, such as spam, junk mail, mass mailings, solicitations, resumes and job inquiries, not be posted.

Communications that are intended specifically for the Chairman of the Board, the Lead Independent Director, other independent directors or the non-employee directors should be sent to the e-mail address or street address noted above, to the attention of the Chairman of the Board.

DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

Employee directors do not receive any separate compensation for their Board activities. Non-employee director compensation is determined annually by the Board acting on the recommendation of the HRC Committee. In formulating its recommendation, the HRC Committee considers market data for our peer group and input from the third-party compensation consultant retained by the HRC Committee regarding market practices for director compensation. In fiscal 2014, non-employee directors received the compensation described below.

Each non-employee director serving during fiscal 2014 was entitled to receive an annual cash retainer of $100,000. Non-employee directors may elect to defer up to 50% of their annual cash retainer. In lieu of the annual cash retainer, non-employee directors may elect to receive an equivalent value of equity either entirely in restricted stock units (“RSUs”) or in equal values of RSUs and stock options.

Each non-employee director also received an annual equity retainer of $175,000 for service during fiscal 2014. Under special circumstances, the annual equity retainer may be paid in cash. No annual equity retainer was paid in cash during fiscal 2014. Typically, the annual equity retainer is paid at the election of the director either entirely in RSUs or in equal values of RSUs and stock options. The number of shares subject to the RSU awards is determined based on the fair market value of our stock on the grant date, and the number of shares subject to the stock option awards is determined as of the grant date based on a Black-Scholes-Merton option pricing formula. Non-employee directors are entitled to receive dividend equivalent units with respect to RSUs, but not stock options. RSUs and stock options generally vest after one year from the date of grant. In addition, non-employee directors may elect to defer the settlement of all or a portion of any RSUs received in lieu of the annual cash retainer as part of the director compensation program; however, non-employee directors may not defer the settlement of any stock options received.

In fiscal 2014, the Board approved an annual retainer for the non-employee Chairman of the Board in the amount of $200,000. In addition to the annual cash and equity retainers, the lead independent director and non-employee directors who served as chairs of standing committees during fiscal 2014 received a retainer for such service. Effective, July 16, 2014, the Board approved an annual retainer for the lead independent director in the amount of $35,000, following appointment of Ms. Russo to that role. In addition, effective March 1, 2014, the Board approved increases in the annual chair retainers as follows:

•	for the Audit Committee Chair, increased from $20,000 to $25,000;

•	for the HRC Committee Chair, increased from $15,000 to $20,000; and

•	for other Board committees, increased from $10,000 to $15,000.

Each non-employee director also receives $2,000 for Board meetings attended in excess of ten meetings per Board term (which begins in March and ends the following February), and $2,000 for each committee meeting attended in excess of a total of ten meetings of each committee per Board term.

Non-employee directors are reimbursed for their expenses in connection with attending Board meetings (including expenses related to spouses when spouses are invited to attend Board events), and non-employee directors may use the company aircraft for travel to and from Board meetings and other company events. Each non-employee director also is eligible to participate in the product matching portion of the HP Employee Giving Program under which each non-employee director may contribute up to $100,000 worth of our products each year to a qualified charity by paying 25% of the list price of those products, with HP contributing the remaining cost.

Fiscal 2014 Director Compensation

The following table provides information on compensation for directors who served during fiscal 2014:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Marc L. Andreessen	21,333	275,003	—	—	296,336
Shumeet Banerji	12,000	275,003	—	192	287,195
Robert R. Bennett	114,329	175,031	—	29,721	319,081
Rajiv L. Gupta	139,333	87,516	87,388	26,845	341,082
Klaus Kleinfeld	31,132	109,315	—	—	140,447
Raymond J. Lane	10,000	275,003	—	—	285,003
Ann M. Livermore(4)	—	—	—	—	—
Raymond E. Ozzie	110,000	175,031	—	4,915	289,946
Gary M. Reiner	17,333	137,502	137,320	—	292,155
Patricia F. Russo	138,530	175,031	—	—	313,561
James A. Skinner	41,333	137,502	137,320	45,649	361,804
Margaret C. Whitman(5)	—	—	—	—	—
Ralph V. Whitworth(6)	155,763	175,031	—	—	330,794

(1)	For purposes of determining director compensation, the term of office for directors begins in March and ends the following February, which does not coincide with our November through October fiscal year. Cash amounts included in the table above represent the portion of the annual retainers, committee chair fees, Lead Independent Director fees, non-executive Chairman of the Board fees and additional meeting fees earned with respect to service during fiscal 2014. See “Additional Information about Fees Earned or Paid in Cash in Fiscal 2014” below.

(2)	Represents the grant date fair value of stock options and stock awards granted in fiscal 2014 calculated in accordance with applicable accounting standards relating to share-based payment awards. For awards of RSUs, that amount is calculated by multiplying the closing price of HP’s stock on the date of grant by the number of units awarded. For option awards, that amount is calculated by multiplying the Black-Scholes-Merton value determined as of the date of grant by the number of options awarded. For information on the assumptions used to calculate the value of the stock awards, refer to Note 5 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended October 31, 2014, as filed with the SEC on December 18, 2014. See “Additional Information about Non-Employee Director Equity Awards” below.

(3)	Amounts in this column represent the cost to HP of product donations made on behalf of non-employee directors.

(4)	Ms. Livermore was, throughout fiscal 2014, and continues to be an employee of HP and in that capacity performs various tasks and works on special projects, including acting as an advisor to the CEO. Accordingly, Ms. Livermore did not receive any separate compensation for her Board service. However, Ms. Livermore was paid $850,033 in base salary, received bonuses totaling $1,062,541 and received other compensation totaling $42,003 with respect to her employment with HP during fiscal 2014. Ms. Livermore also participated in HP’s benefit programs during fiscal 2014. Following the appointment of Ms. Whitman as CEO, Ms. Livermore’s continued employment was determined to be critical for purposes of providing executive support, and the arrangement under which she remains employed contemplates that she will continue to receive base pay and be eligible to receive an annual bonus.

(5)	Ms. Whitman served as President and CEO of HP throughout fiscal 2014. Accordingly, she did not receive any compensation for her Board service.

(6)	Mr. Whitworth resigned as the non-executive Chairman of the Board and from the Board effective July 16, 2014. Accordingly, the dollar amounts shown reflect fees earned for service during the last four months of the March 2013 through February 2014 Board term and pro-rated fees earned for service during the portion of the first five months of the March 2014 through February 2015 Board term.

Additional Information about Fees Earned or Paid in Cash in Fiscal 2014

The following table provides additional information about fees earned or paid in cash to non-employee directors in fiscal 2014:

Name	Annual Retainers(1) ($)	Committee Chair/ Lead Independent Director Fees(2) ($)	Additional Meeting Fees(3) ($)	Total ($)
Marc L. Andreessen	—	13,333	8,000	21,333
Shumeet Banerji	—	—	12,000	12,000
Robert R. Bennett(4)	100,000	4,329	10,000	114,329
Rajiv L. Gupta	100,000	23,333	16,000	139,333
Klaus Kleinfeld(5)	29,132	—	2,000	31,132
Raymond J. Lane	—	—	10,000	10,000
Raymond E. Ozzie	100,000	—	10,000	110,000
Gary M. Reiner	—	13,333	4,000	17,333
Patricia F. Russo(6)	100,000	28,530	10,000	138,530
James A. Skinner	33,333	—	8,000	41,333
Ralph V. Whitworth(7)	71,142	84,621	—	155,763

(1)	The term of office for directors begins in March and ends the following February, which does not coincide with HP’s November through October fiscal year. The dollar amounts shown include cash annual retainers earned for service during the last four months of the March 2013 through February 2014 Board term and cash annual retainers earned for service during the first eight months of the March 2014 through February 2015 Board term.

(2)	Committee chair fees are calculated based on service during each Board term. The dollar amounts shown include such fees earned for service during the last four months of the March 2013 through February 2014 Board term and fees earned for service during the first eight months of the March 2014 through February 2015 Board term.

(3)	Additional meeting fees are calculated based on the number of designated Board meetings and the number of committee meetings attended during each Board term. The dollar amounts shown include additional meeting fees earned for meetings attended during the last four months of the March 2013 through February 2014 Board term and additional meeting fees earned for meetings attended during the first eight months of the March 2014 through February 2015 Board term.

(4)	The amount paid to Mr. Bennett as committee chair fees represents the amount paid for his service as chair of the Finance and Investment Committee during the portion of fiscal 2014 after his appointment to that position on July 16, 2014.

(5)	Mr. Kleinfeld was elected to the Board effective July 16, 2014. His pro-rated annual retainer for service as a non-employee director from that date until the end of fiscal 2014 was paid in cash.

(6)	The Board reinstated the role of Lead Independent Director and appointed Ms. Russo as Lead Independent Director effective July 16, 2014. The $28,530 reported in this row for Ms. Russo represents a pro rated amount of $10,197 paid for her service as Lead Independent Director for a portion of fiscal 2014 and $18,333 paid for her service as chair of the HRC Committee for fiscal 2014.

(7)	Mr. Whitworth resigned as the non-executive Chairman of the Board and from the Board effective July 16, 2014. The $84,621 reported for Mr. Whitworth represents the pro rata fiscal 2014 fees with $75,616 paid for his service as non-executive Chairman of the Board and $9,005 paid for his service as chair of the Finance and Investment Committee.

Additional Information about Non-Employee Director Equity Awards

The following table provides additional information about non-employee director equity awards, including the stock awards and option awards made to non-employee directors during fiscal 2014, the grant date fair value of each of those awards and the number of stock awards and option awards outstanding as of the end of fiscal 2014:

Name	Stock Awards Granted During Fiscal 2014 (#)	Option Awards Granted During Fiscal 2014 (#)	Grant Date Fair Value of Stock and Option Awards Granted During Fiscal 2014(1) ($)	Stock Awards Outstanding at Fiscal Year End(2) (#)	Option Awards Outstanding at Fiscal Year End (#)
Marc L. Andreessen	8,610	—	275,003	34,959	—
Shumeet Banerji	8,610	—	275,003	8,691	—
Robert R. Bennett	5,480	—	175,031	5,532	—
Rajiv L. Gupta	2,740	11,544	174,904	2,766	59,840
Klaus Kleinfeld	3,175	—	109,315	3,190	—
Raymond J. Lane	8,610	—	275,003	8,691	200,000
Raymond E. Ozzie	5,480	—	175,031	5,532	—
Gary M. Reiner	4,305	18,140	274,822	4,346	84,327
Patricia F. Russo	5,480	—	175,031	14,668	—
James A. Skinner	4,305	18,140	274,822	4,346	18,140
Ralph V. Whitworth	5,480	—	175,031	—	—

(1)	Represents the grant date fair value of stock and option awards granted in fiscal 2014 calculated in accordance with applicable accounting standards. For awards of RSUs, that number is calculated by multiplying the closing price of HP’s stock on the date of grant by the number of units awarded. For option awards, that amount is calculated by multiplying the Black-Scholes-Merton value determined as of the date of grant by the number of options awarded.

(2)	Includes dividend equivalent units paid with respect to outstanding awards of RSUs during fiscal 2014.

Non-Employee Director Stock Ownership Guidelines

Under our stock ownership guidelines, non-employee directors are required to accumulate within five years of election to the Board shares of HP’s stock equal in value to at least five times the amount of their annual cash retainer. Shares counted toward these guidelines include any shares held by the director directly or indirectly, including deferred vested awards.

All non-employee directors with more than five years of service have met our stock ownership guidelines and all non-employee directors with less than five years of service have either met or are on track to meet our stock ownership guidelines within the required time based on current trading prices of HP’s stock. See “Common Stock Ownership of Certain Beneficial Owners and Management.”

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Bylaws fix the current number of directors at 12. On the recommendation of the NGSR Committee, the Board has nominated the 12 persons named below for election as directors this year, each to serve for a one-year term or until the director’s successor is elected and qualified.

Director Nominee Experience and Qualifications

The Board annually reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. The Board believes that its members should possess a variety of skills, professional experience and backgrounds in order to effectively oversee our business. In addition, the Board believes that each director should possess certain attributes, as reflected in the Board membership criteria described below.

Our Corporate Governance Guidelines contain the current Board membership criteria that apply to nominees recommended for a position on the Board. Under those criteria, members of the Board should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business, government, education, technology or public service. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. In addition, the NGSR Committee takes into account a potential director’s ability to contribute to the diversity of background and experience represented on the Board, and it reviews its effectiveness in balancing these considerations when assessing the composition of the Board. Directors’ service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all of our stockholders. Although the Board uses these and other criteria as appropriate to evaluate potential nominees, it has no stated minimum criteria for nominees.

The Board believes that all the nominees named below are highly qualified and have the skills and experience required for effective service on the Board. The nominees’ individual biographies below contain information about their experience, qualifications and skills that led the Board to nominate them.

All of the nominees have indicated to us that they will be available to serve as directors. In the event that any nominee should become unavailable, the proxy holders, Margaret C. Whitman, Catherine A. Lesjak and John F. Schultz, will vote for a nominee or nominees designated by the Board.

There are no family relationships among our executive officers and directors.

Our Board recommends a vote FOR the election to the Board of the each of the following nominees.

Marc L. Andreessen Director since 2009 Age 43	Mr. Andreessen is a co-founder of AH Capital Management, LLC, doing business as Andreessen Horowitz, a venture capital firm founded in July 2009. From 1999 to 2007, Mr. Andreessen served as Chairman of Opsware, Inc., a software company that he co-founded. During a portion of 1999, Mr. Andreessen served as Chief Technology Officer of America Online, Inc., a software company. Mr. Andreessen co-founded Netscape Communications Corporation, a software company, and served in various positions, including Chief Technology Officer and Executive Vice President of Products, from 1994 to 1999. Mr. Andreessen is also a director of Facebook, Inc. and several private companies, and was formerly a director of eBay Inc.

Mr. Andreessen brings to the Board extensive experience as an Internet entrepreneur. Mr. Andreessen is also a recognized expert and visionary in the IT industry. In addition, he has extensive leadership, consumer industry and technical expertise through his positions at Netscape, America Online and Opsware and his service on the boards of public and private technology companies. His experience serving on the boards of both public and private companies provides him with valuable insight and experience.

Shumeet Banerji Director since 2011 Age 55	Mr. Banerji is a co-founder and partner of Condorcet, LP, an advisory and investment firm that specializes in developing early stage companies. Previously, Mr. Banerji served as a senior partner of Booz & Company, a consulting company, from May 2012 until his retirement in March 2013. From July 2008 to May 2012, Mr. Banerji served as Chief Executive Officer of Booz & Company. Prior to that, Mr. Banerji served in multiple roles at Booz Allen Hamilton, a consulting company and predecessor to Booz & Company, while based in offices in North America, Asia and Europe, including President of the Worldwide Commercial Business from February 2008 to July 2008, Managing Director, Europe from 2007 to 2008 and Managing Director, United Kingdom from 2003 to 2007. Earlier in his career, Mr. Banerji was a member of the faculty at the University of Chicago Graduate School of Business. Mr. Banerji is also a director of Innocoll AG and several private companies.

Mr. Banerji brings to the Board a robust understanding of the issues facing companies and governments in both mature and emerging markets around the world through his two decades of work with Booz & Company. In particular, Mr. Banerji has valuable experience in addressing a variety of complex issues ranging from corporate strategy, organizational structure, governance, transformational change, operational performance improvement and merger integration.

Robert R. Bennett Director since 2013 Age 56	Mr. Bennett has served as Managing Director of Hilltop Investments, LLC, a private investment company, since 2005. Mr. Bennett also previously served as President and Chief Executive Officer of Liberty Media Corporation, a video and on-line commerce company. Prior to his tenure at Liberty Media,

Mr. Bennett worked with Tele-Communications, Inc. and The Bank of New York. Mr. Bennett currently serves as a director of Discovery Communications, Inc., Liberty Media Corporation and Sprint Corporation. Mr. Bennett previously served as a director of Demand Media, Inc., Discovery Holding Company and Liberty Interactive Corporation.

Mr. Bennett has extensive knowledge of the capital markets and other financial and operational issues from his experience as president and chief executive officer of another public company, which allows him to provide an important perspective to the Board’s discussions on financial and operational matters. Mr. Bennett also has an in-depth understanding of finance and has held various financial management positions during the course of his career. His experience serving on the boards of both public and private companies provides him with valuable insight and experience.

Rajiv L. Gupta Director since 2009 Age 69	Mr. Gupta served as Lead Independent Director of the Board from November 2011 to April 2013. Mr. Gupta has served as Chairman of Avantor Performance Materials, a manufacturer of chemistries and materials, since August 2011 and as Senior Advisor to New Mountain Capital, LLC, a private equity firm, since July 2009. Previously, Mr. Gupta served as Chairman and Chief Executive Officer of Rohm and Haas Company, a worldwide producer of specialty materials, from 1999 to April 2009. Mr. Gupta occupied various other positions at Rohm and Haas after joining the company in 1971, including Vice Chairman from 1998 to 1999, Director of the Electronic Materials business from 1996 to 1999, and Vice President and Regional Director of the Asia-Pacific Region from 1993 to 1998. Mr. Gupta is also a director of Delphi Automotive PLC, Tyco International Ltd., The Vanguard Group and several private companies.

Mr. Gupta brings to the Board extensive experience in executive leadership at a large global company, international management, and venture capital investment. From his nearly ten years as Chairman and Chief Executive Officer of Rohm and Haas, Mr. Gupta has a strong operational and strategic background with significant experience in manufacturing and sales. He also brings public company governance experience as a member and chair of boards and board committees of other public and private companies.

Klaus Kleinfeld Director since 2014 Age 57	Mr. Kleinfeld has served since April 2010 as Chairman and Chief Executive Officer of Alcoa Inc., a global leader in lightweight metals technology, engineering and manufacturing for industries including automotive, aerospace, defense and commercial transportation. He served as President and Chief Executive Officer of Alcoa from 2008 to April 2010, and President and Chief Operating Officer from 2007 to 2008. Before his tenure at Alcoa, Mr. Kleinfeld served for twenty years at Siemens AG, from 1987 to 2007, in roles which included Chief Executive Officer and President, member of the Managing Board, and Executive Vice President and Chief Operating Officer of Siemens AG’s principal U.S. subsidiary, Siemens Corporation. In addition to serving as a director of Alcoa, Mr. Kleinfeld also serves as a director of Morgan

Stanley and is a former member of the supervisory board of Bayer AG.

Mr. Kleinfeld brings to the Board extensive international and senior executive experience, including business development, operations and strategic planning at complex multinational operations.

Raymond J. Lane Director since 2010 Age 68	Mr. Lane served as executive Chairman of HP from September 2011 to April 2013 and as non-executive Chairman of HP from November 2010 to September 2011. Since April 2013, Mr. Lane has served as Partner Emeritus of Kleiner Perkins Caufield & Byers, a private equity firm, after having previously served as one of its Managing Partners from 2000 to 2013. Prior to joining Kleiner Perkins, Mr. Lane was President and Chief Operating Officer and a director of Oracle Corporation, a software company. Before joining Oracle in 1992, Mr. Lane was a senior partner of Booz Allen Hamilton, a consulting company. Prior to Booz Allen Hamilton, Mr. Lane served as a division vice president with Electronic Data Systems Corporation, an IT services company that HP acquired in 2008. Mr. Lane is also a director of several private companies and is a former director of Quest Software, Inc.

Mr. Lane brings to the Board significant experience as an early-stage venture capital investor, principally in the information technology industry, through his position as Partner Emeritus of Kleiner Perkins. In addition, having served as President and Chief Operating Officer of Oracle, Mr. Lane has experience in worldwide operations, management and the development of corporate strategy. He has also gained valuable experience serving in board leadership roles for many public and private companies.

Ann M. Livermore Director since 2011 Age 56	Ms. Livermore served as Executive Vice President of the former HP Enterprise Business from 2004 until June 2011 and has served as an Executive Advisor to our CEO since then. Prior to that, Ms. Livermore served in various other positions with HP in marketing, sales, research and development, and business management since joining the company in 1982. Ms. Livermore is also a director of United Parcel Service, Inc.

Ms. Livermore brings to the Board extensive experience in senior leadership positions at HP. In addition, through her nearly 30 years at HP, Ms. Livermore has vast knowledge and experience in the areas of technology, marketing, sales, research and development and business management, as well as extensive knowledge of enterprise customers and their IT needs. Ms. Livermore also brings public company governance experience from her service on another public company board.

Raymond E. Ozzie Director since 2013 Age 59	Mr. Ozzie has served as Chief Executive Officer of Talko Inc., a mobile communications applications and services company, since founding the company in December 2011. Previously, Mr. Ozzie served as Chief Software Architect of Microsoft Corporation from 2006 until December 2010 after having served as Chief Technical Officer of Microsoft from 2005 to 2006. Mr. Ozzie joined Microsoft in 2005 after Microsoft acquired Groove Networks, Inc., a collaboration software company he founded in 1997.

Mr. Ozzie is a recognized software industry executive and entrepreneur who brings to the Board significant experience in the software industry. Mr. Ozzie also has extensive leadership and technical expertise through his positions at Microsoft, Groove Networks and his experience at other public companies earlier in his career.

Gary M. Reiner Director since 2011 Age 60	Mr. Reiner has served as Operating Partner at General Atlantic, a private equity firm, since November 2011. Previously, Mr. Reiner served as Special Advisor to General Atlantic from September 2010 to November 2011. Prior to that, Mr. Reiner served as Senior Vice President and Chief Information Officer at General Electric Company, a technology, media and financial services company, from 1996 until March 2010. Mr. Reiner previously held other executive positions with GE since joining the company in 1991. Earlier in his career, Mr. Reiner was a partner at Boston Consulting Group, a consulting company, where he focused on strategic and process issues for technology businesses. Mr. Reiner is also a director of Citigroup Inc. and several private companies and is a former director of Genpact Limited.

Mr. Reiner brings to the Board deep insight into how IT can help global companies succeed through his many years of experience as Chief Information Officer at GE. From his other positions at GE and his prior experience with Boston Consulting Group, he also brings decades of experience driving corporate strategy, information technology and best practices across complex organizations. In addition, Mr. Reiner brings to the Board his experience in private equity investing with a focus on the IT industry.

Patricia F. Russo Director since 2011 Age 62	Ms. Russo was appointed Lead Independent Director of the Board in July 2014. Ms. Russo served as Chief Executive Officer of Alcatel-Lucent, a communications company, from 2006 to 2008. Previously, she served as Chairman of Lucent Technologies Inc., a communications company, from 2003 to 2006 and Chief Executive Officer and President of Lucent from 2002 to 2006. Ms. Russo is also a director of Alcoa Inc., General Motors Company and Merck & Co., Inc.

In addition to her other public company directorships, she is a director of KKR Management LLC, the managing partner of KKR & Co., L.P. Ms. Russo served as a director of Schering-Plough Corporation from 1995 until its merger with Merck in 2009.

Ms. Russo brings to the Board extensive global business experience, a broad understanding of the technology industry, strong management skills and operational expertise through her positions with Alcatel-Lucent and Lucent Technologies. In those positions, she dealt with a wide range of issues including mergers and acquisitions and business restructurings as she led Lucent’s recovery through a severe industry downturn and later a merger with Alcatel. Ms. Russo also brings public company governance experience as a member of boards and board committees of other public companies.

James A. Skinner Director since 2013 Age 70	Mr. Skinner has served as Executive Chairman of Walgreens Boots Alliance, Inc. since January 2015. He previously served as the non-executive Chairman of Walgreen Co. from July 2012 to January 2015 and as a director of Walgreen since 2005. Previously, Mr. Skinner served as Vice Chairman and Chief Executive Officer of McDonald’s Corporation, a global restaurant chain, from 2004 to June 2012. Prior to that, Mr. Skinner served as Vice Chairman of McDonald’s from 2003 to 2004; as President and Chief Operating Officer of McDonald’s Restaurant Group during a portion of 2002; as President and Chief Operating Officer of McDonald’s Europe, Asia/Pacific, Middle East and Africa from 2001 to 2002; and as President of McDonald’s-Europe from 1997 to 2001. Mr. Skinner currently serves as a director of Illinois Tool Works Inc. and previously served as a director of McDonald’s.

Mr. Skinner’s experience serving as the Chief Executive Officer of McDonald’s, a large global company, as well as his experience in a range of management positions within McDonald’s, provides him with great breadth and depth of understanding of the strategic, operational and financial issues facing large global public companies. Mr. Skinner also brings public company governance experience as Chairman of Walgreen and as a member of boards and board committees of other public companies.

Margaret C. Whitman Director since 2011 Age 58	Ms. Whitman has served as Chairman of the Board since July 2014, President and Chief Executive Officer since September 2011 and as a member of the Board since January 2011. From March 2011 to September 2011, Ms. Whitman served as a part-time strategic advisor to Kleiner Perkins Caufield & Byers, a private equity firm. Previously, Ms. Whitman served as President and Chief Executive Officer of eBay Inc., an online marketplace and payments company, from 1998 to 2008. Prior to joining eBay, Ms. Whitman held executive-level positions at Hasbro Inc., a toy company, FTD, Inc., a floral products company, The Stride Rite Corporation, a footwear company, The Walt Disney Company, an entertainment company, and Bain & Company, a consulting company. Ms. Whitman also serves as a director of The Procter & Gamble Company and is a former director of Zipcar, Inc.

Ms. Whitman brings to the Board unique experience in developing transformative business models, building global brands and driving sustained growth and expansion through her ten years as President and Chief Executive Officer of eBay. From her previous executive positions with other large public companies, she also brings strong operational and strategic expertise. In addition, Ms. Whitman brings public company governance experience having previously served as a member of boards and board committees of other public companies.

Vote Required

Each director nominee who receives more “FOR” votes than “AGAINST” votes representing shares of HP common stock present in person or represented by proxy and entitled to be voted at the annual meeting will be elected.

If you sign your proxy or voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted by Margaret C. Whitman, Catherine A. Lesjak and John F. Schultz, as proxy holders. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

You may cumulate your votes in favor of one or more of the director nominees. If you wish to cumulate your votes, you will need to indicate explicitly your intent to cumulate your votes among the 12 persons who will be voted upon at the annual meeting. See “Questions and Answers—Voting Information—Is cumulative voting permitted for the election of directors?” for further information about how to cumulate your votes. Margaret C. Whitman, Catherine A. Lesjak and John F. Schultz, as proxy holders, reserve the right to cumulate votes and cast such votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that a stockholder’s votes will not be cast for a nominee as to whom such stockholder instructs that such votes be cast “AGAINST” or “ABSTAIN.”

If an incumbent director nominee receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election, he or she is required to tender his or her resignation for consideration by the NGSR Committee in accordance with Section V of our Corporate Governance Guidelines and as described under “Corporate Governance—Director Election Voting Standard and Resignation Policy.”

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed, and as a matter of good corporate governance, is requesting ratification by the stockholders of Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending October 31, 2015. During fiscal 2014, Ernst & Young LLP served as our independent registered public accounting firm and also provided certain other audit-related and tax services. See “Principal Accounting Fees and Services” on page 93 and “Report of the Audit Committee of the Board of Directors” on page 94. Representatives of Ernst & Young LLP are expected to participate in the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Vote Required

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2015 fiscal year requires the affirmative vote of a majority of the shares of HP common stock present in person or represented by proxy and entitled to be voted at the annual meeting. If the appointment is not ratified, the Board will consider whether it should select another independent registered public accounting firm.

Recommendation of the Board of Directors

Our Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2015 fiscal year.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with SEC rules, our stockholders are being asked to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement.

Our Board and the HRC Committee are committed to excellence in corporate governance and to executive compensation programs that align the interests of our executives with those of our stockholders. To fulfill this mission, we have a pay-for-performance philosophy that forms the foundation for decisions regarding compensation. Our compensation programs have been structured to balance near-term results with long-term success, and enable us to attract, retain, focus, and reward our executive team for delivering stockholder value. Please refer to “Executive Compensation—Compensation Discussion and Analysis—Executive Summary” for an overview of the compensation of our named executive officers.

Our Board and the HRC Committee believe that we have created a compensation program that is tied to performance, aligns with stockholder interests and merits stockholder support. Accordingly, we are asking for stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement in the Compensation Discussion and Analysis, the compensation tables and the narrative discussion following the compensation tables.

Although this vote is non-binding, the Board and the HRC Committee value the views of our stockholders and will review the voting results. If there are significant negative notes, we will take steps to understand those concerns that influenced the vote, and consider them in making future decisions about executive compensation. We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote at our 2016 annual meeting of stockholders.

Vote Required

The affirmative vote of a majority of the shares of HP common stock present in person or represented by proxy and entitled to be voted on the proposal at the annual meeting is required for advisory approval of this proposal.

Recommendation of the Board of Directors

Our Board recommends a vote FOR the approval of the compensation of our named executive officers, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion following such compensation tables, and the other related disclosures in this proxy statement.

PROPOSAL NO. 4

STOCKHOLDER PROPOSAL RELATING TO ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

We received a stockholder proposal from John Chevedden. The proponent has requested we include the proposal and supporting statement in this proxy statement, and, if properly presented, the proposal will be voted on at the annual meeting. We will provide the proponent’s address and the number of shares that it beneficially owns upon oral or written request of any stockholder. The stockholder proposal and supporting statement are quoted verbatim in italics below.

HP does not support the adoption of the resolution proposed below and asks stockholders to consider HP’s response, which follows the stockholder proposal.

STOCKHOLDER PROPOSAL

SUPPORTING STATEMENT

Proposal 4—Right to Act by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

Wet Seal (WTSLA) shareholders successfully used written consent to replace certain underperforming directors in October 2012. This proposal topic also won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.

A shareholder right shareholder right to act by written consent and to call a special meeting are 2 complimentary ways to bring an important matter to the attention of management and shareholders outside the annual meeting cycle. This is important because there could be 15-months between annual meetings. A shareholder right to act by written consent is one method to equalize our limited provisions for shareholders to call a special meeting. For instance 25% of shareholders are now needed to call a special meeting when Delaware law allows 10% of shareholders.

An added incentive to vote for this proposal is our Company’s clearly improvable corporate governance and performance as summarized in 2014:

GMI Ratings, an independent investment research firm, rated Hewlett-Packard D for its board and D for its accounting. Three directors received excessive negative votes: Rajiv Gupta (10%), Marc Andreessen (23%) and Raymond Lane (26%). This was compounded by Mr. Gupta’s seats on our audit committee (as chairman) and nomination committee. Mr. Lane was an inside-related director which can compromise director independence. Patricia Russo, our Lead Director, was potentially overextended with seats on 4 public boards plus seats on our executive pay and nomination committees. Robert Bennett, also on our audit committee, was potentially overextended with seats on 5 public boards.

On April 9, 2014, it was reported HP would pay $108 million to settle a Department of Justice investigation into potential violations of the Foreign Corrupt Practices Act. On January 21, 2014, it was reported certain shareholders sued HP for $1 billion related to the Autonomy acquisition. HP’s Meg Whitman, her predecessor Léo Apotheker, HP’s former chairman Ray Lane and Autonomy founder Mike Lynch are among 8 defendants in the class action suit. It accused those who oversaw the botched deal of conducting “cursory due diligence on a polluted and vastly overvalued asset.”

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Proposal 4—Right to Act by Written Consent

BOARD STATEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL

The Board recommends a vote AGAINST this proposal because it believes that the written consent process, as required by the proposal, is less transparent, less democratic and deprives stockholders of a forum for discussion or opportunity for stockholders to make inquiries about proposed actions. Matters that are sufficiently important to require stockholder approval should be communicated in advance so they can be considered and voted upon by all stockholders.

This proposal would allow a group of stockholders to take action by written consent without prior communication to all stockholders of the proposed action or the reasons for the action. The Board believes this proposal disenfranchises stockholders who do not have the opportunity to participate in the process. Permitting stockholder action by written consent has the potential to create confusion and the Board does not believe it is appropriate for a widely-held public company. The Board believes that every stockholder should have the opportunity to consider and vote upon stockholder actions.

HP’s stockholders have the right to call a special meeting of stockholders. This right, as well as HP’s established stockholder communication and engagement mechanisms, provides stockholders the opportunity to raise important matters outside the annual meeting process. HP is committed to good corporate governance, which helps it compete more effectively and build long-term stockholder value. HP has a strong governance structure in place and the Board’s philosophy and policies are responsive to stockholders. In addition to the unrestricted right for stockholders to call special meetings at a 25% threshold, HP has many other governance provisions in place that empower stockholders, including:

•	a majority voting standard in uncontested director elections;

•	no stockholder rights plan;

•	no supermajority voting provisions on any matter put to a vote of stockholders;

•	annual election of all directors and the ability of stockholders to cumulate votes in such elections;

•	the ability of stockholders satisfying certain eligibility requirements to include stockholder-nominated director candidates in HP’s proxy materials;

•	independent board leadership, including a strong lead independent director and independent committee chairs; and

•	the ability of stockholders to communicate directly to the full Board or to individual Directors.

The Board believes that the risk of abuse associated with the right to act by written consent, including bypassing procedural protections that offer transparency and advance notice, both of which are afforded with a stockholder meeting, make this proposal not in the best interest of all stockholders.

In summary, the Board believes the adoption of this proposal is unnecessary because of HP’s commitment to good corporate governance and the right of stockholders to call a special meeting of stockholders. Furthermore, the Board believes that the written consent proposal would circumvent the protections, procedural safeguards and advantages provided to all stockholders by stockholder meetings. Accordingly, the Board recommends that you vote AGAINST this proposal.

Vote Required

Approval of this stockholder proposal requires the affirmative vote of a majority of the shares of HP common stock present in person or represented by proxy and entitled to be voted on the proposal at the annual meeting.

Recommendation of the Board of Directors

Our Board recommends a vote AGAINST this proposal.

COMMON STOCK OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of December 31, 2014 concerning beneficial ownership by:

•	holders of more than 5% of HP’s outstanding shares of common stock;

•	our directors and nominees;

•	each of the named executive officers listed in the Summary Compensation Table on page 74; and

•	all of our directors and executive officers as a group.

The information provided in the table is based on our records, information filed with the SEC and information provided to HP, except where otherwise noted.

The number of shares beneficially owned by each entity or individual is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting or investment power and also any shares that the entity or individual has the right to acquire as of March 1, 2015 (60 days after December 31, 2014) through the exercise of any stock options, through the vesting of RSUs payable in shares, or upon the exercise of other rights. Beneficial ownership excludes options or other rights vesting after March 1, 2015 and any RSUs vesting on or before March 1, 2015 that may be payable in cash or shares at HP’s election. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.

BENEFICIAL OWNERSHIP TABLE

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
Dodge & Cox(1)	171,145,618	9.0%
State Street Corporation(2)	97,792,253	5.1%
Marc L. Andreessen(3)	40,740	*
Shumeet Banerji	32,694	*
Robert R. Bennett	4,262	*
Rajiv L. Gupta(4)	71,271	*
Klaus Kleinfeld	—	*
Raymond J. Lane(5)	462,618	*
Ann M. Livermore(6)	318,742	*
Raymond E. Ozzie	4,262	*
Gary M. Reiner(7)	82,535	*
Patricia F. Russo(8)	20,888	*
James A. Skinner	4,262	*
Margaret C. Whitman(9)	4,419,346	*
Catherine A. Lesjak(10)	875,905	*
William L. Veghte(11)	385,953	*
Dion J. Weisler(12)	12,500	*
Michael G. Nefkens(13)	461,979	*
All current executive officers and directors as a group (24 persons)(14)	7,838,018	*

*	Represents holdings of less than 1%.

(1)	Based on the most recently available Schedule 13G filed with the SEC on February 13, 2014 by Dodge & Cox. According to its Schedule 13G, Dodge & Cox reported having sole voting power over 164,275,105 shares, shared voting power over no shares, sole dispositive power over 171,145,618 shares and shared dispositive power over no shares. The securities reported on the Schedule 13G are beneficially owned by clients of Dodge & Cox, which clients may include investment companies registered under the Investment Company Act of 1940 and other managed accounts, and which clients have the right to receive or the power to direct the receipt of dividends from, and the proceeds from the sale of, HP’s stock. The Schedule 13G contained information as of December 31, 2013 and may not reflect current holdings of HP’s stock. The address of Dodge & Cox is 555 California Street, 40th Floor, San Francisco, California 94104.

(2)	Based on the most recently available Schedule 13G filed with the SEC on February 3, 2014 by State Street Corporation and certain of its subsidiaries (“State Street”). According to its Schedule 13G, State Street reported having shared voting and dispositive power over all shares beneficially owned. The Schedule 13G contained information as of December 31, 2013 and may not reflect current holdings of HP’s stock. The address for State Street Corporation is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

(3)	Includes 26,268 shares that Mr. Andreessen elected to defer receipt of until the termination of his service as a member of the Board.

(4)	Includes 48,296 shares that Mr. Gupta has the right to acquire by exercise of stock options.

(5)	Includes 200,000 shares that Mr. Lane has the right to acquire by exercise of stock options.

(6)	Includes 4,348 shares held by Ms. Livermore in the HP 401(k) Plan, 100,727 shares that Ms. Livermore holds indirectly through a trust with her spouse, and 200,000 shares that Ms. Livermore has the right to acquire by exercise of stock options.

(7)	Includes 66,187 shares that Mr. Reiner has the right to acquire by exercise of stock options.

(8)	Includes 9,136 shares that Ms. Russo elected to defer receipt of until the termination of her service as a member of the Board.

(9)	Includes 66 shares held by Ms. Whitman indirectly through a trust and 4,090,316 shares that Ms. Whitman has the right to acquire by exercise of stock options.

(10)	Includes 306 shares held by Ms. Lesjak’s spouse and 799,220 shares that Ms. Lesjak has the right to acquire by exercise of stock options.

(11)	Includes 303,406 shares that Mr. Veghte has the right to acquire by exercise of stock options.

(12)	Includes 12,500 shares that Mr. Weisler has the right to acquire by exercise of stock options.

(13)	Includes 59,545 shares held by Mr. Nefkens indirectly through a trust and 378,456 shares that Mr. Nefkens has the right to acquire by exercise of stock options.

(14)	Includes 6,606,825 shares that current executive officers and directors have the right to acquire.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors, executive officers and holders of more than 10% of HP’s stock to file reports with the SEC regarding their ownership and changes in ownership of our securities. Based upon our examination of the copies of Forms 3, 4, and 5, and amendments thereto furnished to us and the written representations of our directors, executive officers and 10% stockholders, we believe that, during fiscal 2014, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements.

RELATED PERSON TRANSACTIONS POLICIES AND PROCEDURES

We have adopted a written policy for approval of transactions between us and our directors, director nominees, executive officers, beneficial owners of more than 5% of HP’s stock, and their respective immediate family members where the amount involved in the transaction exceeds or is expected to exceed $100,000 in a single calendar year.

The policy provides that the NGSR Committee reviews certain transactions subject to the policy and decides whether or not to approve or ratify those transactions. In doing so, the NGSR Committee determines whether the transaction is in the best interests of HP. In making that determination, the NGSR Committee takes into account, among other factors it deems appropriate:

•	the extent of the related person’s interest in the transaction;

•	whether the transaction is on terms generally available to an unaffiliated third party under the same or similar circumstances;

•	the benefits to HP;

•	the impact or potential impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, 10% stockholder or executive officer;

•	the availability of other sources for comparable products or services; and

•	the terms of the transaction.

The NGSR Committee has delegated authority to the chair of the NGSR Committee to pre-approve or ratify transactions where the aggregate amount involved is expected to be less than $1 million. A summary of any new transactions pre-approved by the chair is provided to the full NGSR Committee for its review at each of the NGSR Committee’s regularly scheduled meetings.

The NGSR Committee has adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include:

1.	compensation of executive officers that is excluded from reporting under SEC rules where the HRC Committee approved (or recommended that the Board approve) such compensation;

2.	director compensation;

3.	transactions with another company with a value that does not exceed the greater of $1 million or 2% of the other company’s annual revenues, where the related person has an interest only as an employee (other than executive officer), director or beneficial holder of less than 10% of the other company’s shares;

4.	contributions to a charity in an amount that does not exceed $1 million or 2% of the charity’s annual receipts, where the related person has an interest only as an employee (other than executive officer) or director; and

5.	transactions where all stockholders receive proportional benefits.

A summary of new transactions covered by the standing pre-approvals described in paragraphs 3 and 4 above is provided to the NGSR Committee for its review in connection with that committee’s regularly scheduled meetings.

Fiscal 2014 Related Person Transactions

We enter into commercial transactions with many entities for which our executive officers or directors serve as directors and/or executive officers in the ordinary course of our business. All of those transactions were pre-approved transactions as defined above except for transactions with Alcoa Inc., which were ratified by the NGSR Committee. Mr. Kleinfeld was Chairman and Chief Executive Officer of Alcoa Inc. during fiscal 2014. HP considers these transactions to have been at arm’s-length and does not believe that Mr. Kleinfeld had a material direct or indirect interest in any of such commercial transactions.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis contains a description of our executive compensation philosophy and programs, the compensation decisions the HRC Committee has made under those programs, and the considerations in making those decisions. This Compensation Discussion and Analysis focuses on the compensation of our named executive officers (“NEOs”) for fiscal 2014, who are:

•	Margaret C. Whitman, Chairman of the Board, President and CEO;

•	Catherine A. Lesjak, Executive Vice President and Chief Financial Officer;

•	Dion J. Weisler, Executive Vice President, Printing and Personal Systems Group;

•	William L. Veghte, Executive Vice President and General Manager, Enterprise Group; and

•	Michael G. Nefkens, Executive Vice President, Enterprise Services.

Executive Summary

Business Overview and Performance

HP is a leading global provider of products, technologies, software, solutions and services to individual consumers, small- and medium-sized businesses, and large enterprises, including customers in the government, health and education sectors. We offer one of the IT industry’s broadest portfolios of products and services that brings together infrastructure, software, and services through innovation and enables our customers to create value and solve business problems. We also have a trusted brand that is supported by a culture of innovation and strong connections with our customers, partners and employees.

We are organized into seven business segments: Personal Systems, Printing, the Enterprise Group, Enterprise Services, Software, HP Financial Services, and Corporate Investments.

In fiscal 2012, we launched a five-year turnaround plan. The focus in fiscal 2012 was to stabilize our business, identify and define key challenges, develop crisp business strategies, and streamline and improve operations. Our focus in fiscal 2013 was to “fix and rebuild,” to strengthen our foundation for “recovery and expansion” in fiscal 2014 and beyond. Our continued efforts through fiscal 2014 resulted in the following strategic accomplishments:

•	increased research and development spending by 10% over fiscal 2013 as we increased our investment in every segment, including cloud, infrastructure, 3D printing and an entirely new architecture for computing that we refer to as “The Machine”;

•	created our strongest portfolio of products and services in a decade and reinvigorated our culture of innovation;

•	improved the customer and partner experience, and their confidence in HP; and

•	established a plan to separate HP into two market-leading, independent, publicly-traded companies with strong financial foundations, compelling innovation roadmaps, sharp strategic focus, and experienced leadership teams.

In addition to our strategic accomplishments, we delivered on key financial goals in a challenging global macro-environment. Our fiscal 2014 results included:

•	$111.5 billion in Corporate Revenue (as defined on page 61) compared to a target goal of $109.2 billion under our annual incentive plan;

•	$8.0 billion in Corporate Net Earnings (as defined on page 61) compared to a target goal of $8.1 billion under our annual incentive plan;

•	6.9% Corporate Free Cash Flow (as a percentage of revenue; as defined on page 61) compared to a target goal of 5.9% under our annual incentive plan, allowing us to further reduce our debt, strengthen our balance sheet, and return $3.9 billion to stockholders in the form of share repurchases and dividends; and

•	total stockholder return of 50%.

We expect fiscal 2015 to be a year of accelerating innovation and continued improvement in operations and profitability as we prepare to separate into two companies.

Fiscal 2014 Compensation Highlights

The Board and the HRC Committee regularly explore ways to improve our executive compensation program. In making changes for fiscal 2014 we considered the evolution of our turnaround, the industry, and our current business needs in order to maintain a program that encourages strong performance from our executives, pays commensurately with the performance delivered, and aligns the interests of our executives with those of our stockholders, as well as perspectives expressed by and input from our stockholders. While many elements of the fiscal 2014 executive compensation program remained consistent with prior years, some changes were made. Changes for fiscal 2014 included:

•	CEO Compensation. When Ms. Whitman joined HP as CEO, the Board established an initial salary of $1 per year, reflecting the company’s planned turnaround. For fiscal 2014, considering the stage of our turnaround, the Board decided it would be appropriate to begin paying Ms. Whitman a salary consistent with the median of our peer group companies. Accordingly, Ms. Whitman received a salary of $1.5 million during fiscal 2014. The Board maintains a total CEO target compensation package that approximates the competitive median of our market and is consistent with our pay positioning strategy.

•	Incentive Measures. In fiscal 2013, the HRC Committee added a Return on Invested Capital (“ROIC”) and Relative Total Stockholder Return (“RTSR”) to the annual incentive Pay for Results Plan (“PfR Plan”). For fiscal 2014, the HRC Committee determined that these measures could be better influenced over the long-term. As such, we removed the ROIC/RTSR multiplier from the PfR Plan and added both performance metrics to the long-term incentive (“LTI”) program. As a result, the maximum annual cash incentive opportunity under the PfR Plan was reduced from 350% to 250% of target. ROIC and RTSR measures were incorporated into our LTI program (see discussion below). For fiscal 2014, the performance metrics for the PfR Plan were revenue, net profit, free cash flow as a percentage of revenue and management business objectives (“MBOs”).

•	Mix of Long-term Incentive Awards. LTI awards continued to be 70% performance-based and 30% time-based. However, the mix of performance-based LTI awards changed in fiscal 2014 from 70% to 40% in performance-contingent stock options (“PCSOs”), and we introduced performance-adjusted restricted stock units (“PARSUs”) with a 30% weighting to include RTSR and ROIC measures in our LTI awards. The remaining 30% of the total LTI value continued to be awarded as time-based restricted stock units (“RSUs”).

Executive Compensation Philosophy

Our Board and the HRC Committee are committed to excellence in corporate governance and to executive compensation programs that align the interests of our executives with those of our stockholders. To fulfill this mission, we have a pay-for-performance philosophy that forms the foundation for decisions regarding compensation. Our compensation programs have been structured to balance near-term results with long-term success, enabling us to attract, retain, focus, and reward our executive team for delivering stockholder value. The table below summarizes key elements of our fiscal 2014 compensation programs relative to this philosophy.

ALIGNMENT WITH STOCKHOLDERS

Pay-for-Performance	Corporate Governance
• The majority of target total direct compensation for executives is performance-based as well as equity-based to align their rewards with stockholder value	• We generally do not enter into individual executive compensation agreements
• Total direct compensation is targeted at the median of our market	• We devote significant time to management succession planning and leadership development efforts
• Actual realized total direct compensation and pay positioning is designed to fluctuate with, and be commensurate with, actual performance	• We maintain a market-aligned severance policy for executives that does not have automatic single-trigger equity vesting upon a change in control

• Incentive awards are heavily dependent upon our stock performance, and are measured against objective financial metrics which we believe link either directly or indirectly to the creation of value for our stockholders. In addition, 25% of our target annual bonus is contingent upon the achievement of qualitative objectives that we believe will contribute to our long-term success

• The HRC Committee utilizes an independent compensation consultant
• Our compensation programs do not encourage imprudent risk-taking
• We maintain stock ownership guidelines for executive officers and non-employee directors
• We balance growth and return objectives, top and bottom line objectives, and short-and long-term objectives to reward for overall performance that does not over-emphasize a singular focus

• We prohibit executive officers and directors from engaging in any form of hedging transaction, and with limited exceptions, from holding HP securities in margin accounts and pledging as collateral for loans*

• A significant portion of our long-term incentives are delivered in the form of PCSOs, which vest only if sustained stock price appreciation is achieved, and PARSUs, which vest only upon the achievement of two- and three-year RTSR and ROIC objectives

• We conduct a robust stockholder outreach program throughout the year

• We provide no supplemental defined benefit pensions	• We disclose our corporate performance goals and achievements relative to these goals
• We validate our pay-for-performance relationship on an annual basis

*	There were no exceptions in fiscal 2014.

Components of Compensation

Our primary focus in compensating executives is on the longer-term and performance-based elements of compensation. The table below shows our pay components, along with the role and the determination factors for each pay component.

Pay Component	Role	Determination Factors
Base Salary	• Fixed portion of annual cash income	• Value of role in competitive marketplace • Value of role to the company • Skills and performance of individual compared to the market as well as others in the company
Annual Bonus (i.e., PfR Plan)	• Variable portion of annual cash income • Focus executives on annual objectives that support the long-term strategy and creation of value	• Target awards based on competitive marketplace and level of executive • Actual awards based on performance against annual corporate, business unit, and individual goals
Long-term Incentives: • PCSOs/Stock Options • RSUs • PARSUs • Performance-based Restricted Units (“PRUs”) • Other, as needed

•  Reinforce need for long-term sustained performance and completion of turnaround

•  Align interests of executives and stockholders, reflecting the time-horizon and risk to investors

•  Encourage equity ownership

•  Encourage retention

•  Target awards based on competitive marketplace, level of executive, and skills and performance of executive

•  Actual value relative to target based on performance against corporate goals and stock price performance

All Other: • Benefits • Perquisites • Severance Protection	• Support the health and security of our executives and their ability to save on a tax-deferred basis	• Competitive marketplace • Level of executive • Standards of good governance • Desire to de-emphasize

Relationship between CEO Pay and Performance

The HRC Committee regularly assesses the potential pay-for-performance relationships inherent in our pay programs. The table below shows various definitions of pay that can be used in conducting such an assessment:

Rationale/Pay Component	Target	Realized	Realizable
Rationale for use of definition	• Represents intended value of compensation • Treats options and other equity as though it were currency	• Recognizes that there is no assurance that this pay opportunity will be earned until it is actually earned • Represents income earned	• Matches time horizon of compensation with performance • Recognizes that unexercised options and unvested awards have inherent potential value
Base Salary	• Actual salary in fiscal year earned
Annual Bonus (i.e., PfR Plan)	• Target bonus for fiscal year	• Actual bonus in fiscal year earned
PCSOs/Stock Options	• # of stock options granted multiplied by the grant date fair value	• # of stock options exercised multiplied by the intrinsic value at time of exercise	• # of options outstanding multiplied by the Black-Scholes-Merton value at end of fiscal 2014 (including PCSOs for which performance goals have been met)
RSUs	• # of RSUs granted multiplied by the grant date price	• # of RSUs vested multiplied by the price at the time of vesting	• # of RSUs outstanding multiplied by the price at end of fiscal 2014
PARSUs/PRUs	• # of target PARSUs/PRUs granted multiplied by the grant date fair value	• # of PARSUs/PRUs vested multiplied by the price at the time of vesting	• # of PARSUs/PRUs outstanding for which performance goals have been met multiplied by the price at end of fiscal 2014
All Other	• Actual value of all other compensation as reported

The first chart below shows Ms. Whitman’s three-year average annual pay for fiscal 2012-2014 calculated as target compensation, realized compensation, and realizable compensation. The second chart below shows annualized total stockholder return (“TSR”) for fiscal 2012-2014, fiscal 2013-2014, and fiscal 2014.

3-Year Average Total Compensation

By Pay Definition, Fiscal 2012-2014 ($ in millions)

*	The HRC Committee set CEO target total direct compensation (salary, target bonus, and long-term incentive value) at $17.5 million for fiscal 2014. The number shown here is a three-year average, and includes additional “All Other Compensation” and the grant date fair value of equity as determined after the grant for financial purposes.

Annualized Total Stockholder Return

Fiscal 2012-2014, Fiscal 2013-14, and Fiscal 2014

The charts above demonstrate a strong relationship between our CEO’s pay and performance since:

•	the pay mix is variable (96% of target pay) and equity-oriented (80% of target pay);

•	our TSR over the two recent years (both absolutely and relative to the S&P 500 Index) reflects our turnaround results;

•	realizable pay has risen to 196% of target pay consistent with our stock price performance over the past two years and our CEO having received most of her target pay in equity, especially in fiscal 2012 and 2013 when her annual salary was $1 per year and the amount that would have been a normal “salary” was delivered in HP equity. As a result, equity makes up 92% of realizable pay, with 64% coming from PCSOs, versus only 1% for salary; and

•	the compensation package has considerable holding power since realized compensation is only 25% of target, reflecting that a significant amount of granted compensation still needs to vest through time and performance.

Oversight and Authority over Executive Compensation

Role of the HRC Committee and its Advisors

The HRC Committee oversees and provides strategic direction to management regarding all aspects of our pay program for senior executives. It makes recommendations regarding the CEO’s compensation to the independent members of the Board, and it reviews and approves the compensation of the remaining Section 16 officers. Each HRC Committee member is an independent non-employee director with significant experience in executive compensation matters. The HRC Committee employs its own independent compensation consultant, as well as its own independent legal counsel.

During fiscal 2014, the HRC Committee continued to retain Farient Advisors LLC (“Farient”) as its independent compensation consultant and Dentons US LLP (“Dentons”) as its independent legal counsel. Farient provides analyses and recommendations which inform the HRC Committee’s decisions, evaluates market pay data and competitive-position benchmarking, provides analysis and input on performance measures and goals, provides analysis and input on program structure, provides updates on market trends and the regulatory environment as it relates to executive compensation, reviews various management proposals presented to the HRC Committee related to executive compensation, and works with the HRC Committee to validate and strengthen the pay-for-performance relationship and alignment with stockholders. Pursuant to SEC rules the HRC Committee has assessed the independence of Farient and Dentons, and concluded each is independent and that no conflict of interest exists that would prevent Farient or Dentons from independently representing the HRC Committee. Neither Farient nor Dentons performs other services for HP, and neither will do so without the prior consent of the HRC Committee chair. Both Dentons and Farient meet with the HRC Committee chair and the HRC Committee outside the presence of management.

The HRC Committee met eight times in fiscal 2014, and seven of these meetings included an executive session. The HRC Committee’s independent advisors participated in most of the meetings and, when requested by the HRC Committee chair, in the preparatory meetings and the executive sessions.

Role of Management and the Chief Executive Officer in Setting Executive Compensation

On an annual basis, management considers market competitiveness, business results, experience and individual performance in evaluating NEO compensation. The Executive Vice President, Human Resources and other members of our human resources organization, together with members of our finance organization and Office of the General Counsel, work with the CEO to design and develop compensation programs, to recommend changes to existing plans and programs applicable to NEOs and other senior executives, to recommend financial and other targets to be achieved under those programs, to prepare analyses of financial data, peer comparisons and other briefing materials to assist the HRC Committee in making its decisions, and, ultimately, to implement the decisions of the HRC Committee. During fiscal 2014, management continued to engage Meridian Compensation Partners, LLC (“Meridian”) as their compensation consultant. The HRC Committee took into consideration that Meridian provided executive compensation-related services to management when it evaluated any information and analyses provided by Meridian.

During fiscal 2014, Ms. Whitman reviewed our fiscal 2014 compensation programs and provided input to the HRC Committee regarding performance metrics and the setting of appropriate performance targets. Ms. Whitman also recommended MBOs for the NEOs and the other senior executives who report directly to her. All modifications to the compensation programs were discussed and approved by the HRC Committee. Ms. Whitman is subject to the same financial performance goals as the executives who lead global functions and Ms. Whitman’s MBOs and compensation are established by the HRC

Committee in executive session and recommended to the independent members of the Board for approval. Ms. Whitman is not involved in the approval of her own performance goals or compensation.

Use of Comparative Compensation Data and Compensation Philosophy

Each year, the HRC Committee reviews the compensation of our Section 16 officers and compares it to that of the Section 16 officers of our peer group companies. The HRC Committee finds this information useful in evaluating whether our pay practices are current and competitive. This process starts with the selection of an appropriate group of peer companies for comparison purposes. The HRC Committee continues to use a “rules-based” approach for determining our executive compensation peer group. Under this approach, the peer group companies for fiscal 2014 were determined using six screening criteria:

•	revenue in excess of 25% of HP’s revenue for technology companies and between 50% and 250% of HP’s revenue for companies in other industries;

•	current market capitalization greater than $25 billion;

•	membership in the S&P 500 Index, the Dow Jones 30 Index and/or the Dow Jones Global Titans Index;

•	industries including information technology, industrials, materials, telecommunications services, consumer discretionary and consumer staples;

•	pay practices and strategies consistent with US-based systems; and

•	global scope and complexity commensurate with our business.

For fiscal 2014, the HRC Committee changed the revenue screening criterion from revenue amounts expressed “in dollars” to revenue amounts expressed “as percentages of HP’s revenue” so that this criterion reflects changes in HP’s revenue over time.

The HRC Committee believes that use of this methodology continues to produce an appropriate peer group that is large and diverse enough so that the addition or elimination of an individual company does not alter the overall analysis.

As a result of the screening process, no changes were made to the fiscal 2014 peer group. While EMC Corporation did not pass the revenue screen for technology companies, United Technologies Corporation did not pass the revenue screen for non-technology companies, and Dell Inc. no longer passes the market cap screen, the HRC Committee decided to retain them in the peer group for relevance and consistency.

The peer group for fiscal 2014 consisted of the following companies:

Company Name	Revenue ($ in billions)*
Chevron Corporation	228.85
Apple Inc.	182.80
Ford Motor Company	146.92
General Electric Company	146.05
AT&T Inc.	128.75
Verizon Communications Inc.	120.55
Hewlett-Packard Company	111.45
International Business Machines Corporation	99.75
Microsoft Corporation	86.83
The Boeing Company	86.62
The Procter & Gamble Company	83.06
Johnson & Johnson	71.31
PepsiCo, Inc.	66.42
United Technologies Corporation	62.63
Google Inc.	59.83
Dell Inc.	56.94
Caterpillar Inc.	55.66
Intel Corporation	52.71
Cisco Systems, Inc.	47.14
Oracle Corporation	38.28
EMC Corporation	23.22

*	Represents fiscal 2013 reported revenue, except fiscal 2014 reported revenue is provided for Apple, HP, Microsoft, Procter & Gamble, Cisco Systems and Oracle.

In reviewing comparative pay data from these companies against pay for our Section 16 officers, the HRC Committee evaluated some data using regression analysis to adjust for size differences between our company and the peer group companies. In addition, we excluded particular data points of certain companies if they were anomalous and not representative of market practices.

As in fiscal 2012 and 2013, in fiscal 2014 the HRC Committee set target compensation levels generally at or near the market median (although in some cases higher for attraction and retention purposes).

Process for Setting and Awarding Executive Compensation

A broad range of facts and circumstances is considered in setting our overall executive compensation levels. Among the factors considered for our executives generally, and for the NEOs in particular, are market competitiveness, internal equity and individual performance. The weight given to each factor may differ from year to year, is not formulaic and may differ among individual NEOs in any given year. For example, when we recruit externally, market competitiveness, experience and the circumstances unique to a particular candidate may weigh more heavily in the compensation analysis. In contrast, when determining year-over-year compensation for current NEOs, internal equity and individual performance may factor more heavily in the analysis.

Because such a large percentage of NEO pay is performance-based, the HRC Committee spends significant time determining the appropriate goals for our annual- and long-term incentive pay plans. In general, management makes an initial recommendation for the goals, which is then reviewed and discussed by the HRC Committee and its independent advisors. Major factors considered in setting goals for each fiscal year are business results from the most recently completed fiscal year, segment-level strategic plans, macroeconomic factors, competitive performance results and goals, conditions or goals specific to a particular business segment and strategic initiatives. To permit eligible compensation to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the HRC Committee sets the overall funding target for the “umbrella” structure for the annual bonuses, and sets performance goals for annual bonuses and equity awards within the first 90 days of the fiscal year.

Following the close of the fiscal year, the HRC Committee reviews actual financial results and MBO performance against the goals set by the HRC Committee under our incentive compensation plans for that year, with payouts under the plans determined by reference to performance against the established goals. The HRC Committee meets in executive session to review the MBO results for the CEO and to determine a recommendation for her annual cash incentive award to be approved by the independent members of the Board.

In setting incentive compensation for the NEOs, the HRC Committee generally does not consider the effect of past changes in stock price or expected payouts or earnings under other plans. In addition, incentive compensation decisions are made without regard to length of service or prior awards. For example, NEOs with longer service at HP or who are eligible for retirement do not receive greater or lesser awards, or larger or smaller target amounts, in a given year compared to NEOs with shorter service or who are not eligible for retirement.

Determination of Fiscal 2014 Executive Compensation

Under our Total Rewards Program, executive compensation consists of the following elements: base salary, annual incentive pay, long-term incentive pay, benefits and perquisites.

2014 Base Salary

Consistent with our philosophy of tying pay to performance, our executives receive a relatively small percentage of their overall compensation in the form of base salary. Consistent with the practice of our peer group companies, the NEOs are paid an amount in the form of base salary sufficient to attract qualified executive talent and maintain a stable management team. The HRC Committee aims to have executive base salaries set at or near the market median for comparable positions and comprise 10% to 20% of the NEOs’ overall compensation, consistent with the practice of our peer group companies.

As discussed above under “Fiscal 2014 Compensation Highlights,” when Ms. Whitman joined HP as CEO, the Board established an initial salary of $1 per year, reflecting the company’s plan for a turnaround. For fiscal 2014, considering the stage of our planned turnaround, the Board decided it would be appropriate to begin paying Ms. Whitman a salary consistent with the median of our peer group. Accordingly, Ms. Whitman received a salary of $1.5 million. The Board maintains a total CEO target compensation package that approximates the competitive median of our market and is consistent with our pay positioning strategy and pay-for-performance philosophy.

The HRC Committee usually establishes executive base salaries at the beginning of the fiscal year. In November 2013, based on their performance and anticipated future contributions, and considering the market data described above, the HRC Committee increased Ms. Lesjak’s and Mr. Weisler’s salaries from $835,000 to $850,000, and from $775,000 to $825,000, respectively. For both Ms. Lesjak and Mr. Weisler, this brought their total target compensation closer to the peer group median. Mr. Veghte’s and Mr. Nefkens’ salaries remained at $935,000 and $700,000, respectively, for fiscal 2014.

2014 Annual Incentive Pay

Pay-for-Results (PfR) Plan Structure

The NEOs are eligible to receive annual incentive pay under the PfR Plan. For fiscal 2014, the HRC Committee again established an “umbrella” formula for the maximum bonus and then exercised negative discretion in setting actual bonuses. Under the umbrella formula, each Section 16 officer was allocated a share of 0.75% of net earnings, subject to a maximum bonus of 250% of target bonus, and the maximum $10 million cap under the PfR Plan. Below this umbrella funding structure, actual payouts were determined based upon financial metrics and MBOs established by the HRC Committee for Section 16 officers and by the independent members of the Board for the CEO.

For fiscal 2014, the funding metric used to determine deductibility under Section 162(m) of the Code was approved, as required, within the first 90 days of the fiscal year. After the end of the fiscal year, the actual funding based on this metric was certified, and it exceeded the maximum potential bonus for the combined Section 16 officers.

The target annual incentive awards for fiscal 2014 were set at 200% of salary for the CEO and 125% of salary for the other NEOs, with a maximum of 250% of target.

Consistent with our intention to focus business leaders more directly on the financial performance of their own businesses, for fiscal 2014, the performance metrics approved by the HRC Committee consisted of three core financial metrics (i.e., revenue, net earnings/profit, and free cash flow as a percentage of revenue) and, as a fourth metric, MBOs, with each metric weighted equally at 25% of the target award value.

As noted above under “Fiscal 2014 Compensation Highlights,” the maximum annual cash incentive opportunity under the PfR Plan was reduced from 350% to 250% of target as a result of moving ROIC and RTSR metrics from the PfR Plan to the LTI program.

The 2014 incentive plan structure is shown in the chart below:

Fiscal 2014 Annual Incentive Plan
	Corporate or Business Unit (“BU”) Goals
Key Design Elements	Revenue(1) ($ in billions)	Net Earnings/ Profit ($ in billions)	Free Cash Flow as a % of Revenue (%)	MBOs	% Payout(2) (%)
Weight:	25%	25%	25%	25%
Linkage:
Global Function Executives(3)	Corporate	Corporate	Corporate	Individual
Business Unit (“BU”) Executives(4)	BU	BU	Corporate	Individual
Corporate Performance Goals:
Maximum	N/A	—	—	Various	250%
Target	$109.2	$8.1	5.9%	Various	100%
Threshold	—	—	—	Various	0%

(1)	For revenue above target, weight is moved to net earnings/profit if net earnings/profit is also above target, or is capped at target.

(2)	Interpolate for performance between discrete points.

(3)	The Global Function Executives include Ms. Whitman and Ms. Lesjak.

(4)	The BU Executives include Mr. Weisler, Mr. Veghte and Mr. Nefkens.

The specific metrics, their linkage to corporate/business unit results, and the weighting that was placed on each were chosen because the HRC Committee believed that:

•	performance against these metrics, in combination, would link to enhanced value for stockholders, capturing both the top and bottom line, as well as cash and capital efficiency;

•	requiring both revenue and profitability above target in order to achieve an above-target payout on these two measures would encourage the pursuit of profitable revenue;

•	a linkage to business unit results for business unit executives would help drive accountability;

•	a balanced weighting would limit the likelihood of rewarding executives for excessive risk-taking;

•	a balance of measures would avoid paying for the same performance twice; and

•	MBOs would enhance focus on business objectives, such as operational objectives, strategic initiatives, succession planning, and people development, which will be important to the long-term success of the company.

The definition of and rationale for each of the financial performance metrics that was used is described in greater detail below:

Fiscal 2014 PfR
Financial Performance Metrics(1)	Definition	Rationale for Metric
Corporate Revenue	Net revenue as reported in HP’s Annual Report on Form 10-K for fiscal 2014	Reflects top line financial performance, which we believe is a strong indicator of our long-term ability to drive stockholder value
Business Revenue(2)	Business net revenue as reported in HP’s Annual Report on Form 10-K for fiscal 2014
Corporate Net Earnings	Non-GAAP net earnings, as defined and reported in HP’s fourth quarter fiscal 2014 earnings press release, excluding bonus net of income tax(3)	Reflects bottom line financial performance, which we believe is directly tied to stockholder value on a short-term basis
Business Net Profit (“BNP”)(2)	Business owned operating profit plus bonus net of income tax
Corporate Free Cash Flow	Cash flow from operations less net capital expenditures (gross purchases less retirements) divided by net revenue (expressed as a percentage of revenue)	Reflects efficiency of cash management practices, including working capital and capital expenditures

(1)	While we report our financial results in accordance with generally accepted accounting principles (“GAAP”), our financial performance targets and results under our incentive plans are sometimes based on non-GAAP financial measures. The financial results, whether GAAP or non-GAAP, may be further adjusted as permitted by those plans and approved by the HRC Committee. We review GAAP to non-GAAP adjustments and any other adjustments with the HRC Committee to ensure performance takes into account the way the goals were set and executive accountability for performance. These metrics and the related performance targets are relevant only to our executive compensation program and should not be used or applied in other contexts.

(2)	For fiscal 2014, PfR Plan payments for Mr. Weisler, Mr. Veghte and Mr. Nefkens were determined partly based on the Business Revenue and BNP for their respective business units, and partly on Corporate Free Cash Flow.

(3)	Fiscal year 2014 non-GAAP net earnings of $7.1 billion excludes after-tax costs of $2.1 billion related to the amortization of intangible assets, restructuring charges, and acquisition-related charges. HP’s management uses non-GAAP net earnings to evaluate and forecast HP’s performance before gains, losses, or other charges that are considered by HP’s management to be outside of HP’s core business segment operating results. HP believes that presenting non-GAAP net earnings provides investors with greater visibility to the information used by HP’s management in its financial and operational decision making. HP further believes that providing this additional non-GAAP information helps investors understand HP’s operating performance and evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance. This additional non-GAAP information is not intended to be considered in isolation or as a substitute for GAAP diluted net earnings.

At its November 2014 meeting, the HRC Committee reviewed and certified performance against the financial metrics as follows:

Fiscal 2014 PfR Plan Performance Against Financial Metrics(1)
Metric	Weight(2)	Target ($ in billions)	Result ($ in billions)	Percentage of Target Annual Cash Incentive Funded
Corporate Revenue(3)	25.0%	$109.2	$111.5	25.0%
Corporate Net Earnings	25.0%	$8.1	$8.0	23.1%
Corporate Free Cash Flow (% of revenue)(4)	25.0%	5.9%	6.9%	60.7%
Total	75.0%	—	—	108.8%

(1)	Ms. Whitman and Ms. Lesjak received PfR Plan payments based on corporate financial metrics. Mr. Weisler received a PfR Plan payment based upon Printing and Personal Systems Group Revenue and BNP, and Corporate Free Cash Flow. Mr. Veghte received a PfR Plan payment based on Enterprise Group Business Revenue and BNP, and Corporate Free Cash Flow. In addition, upon his promotion to Executive Vice President, Enterprise Group in August 2013 and to counter an offer for a leadership role at an external company, Mr. Veghte’s PfR Plan payment was guaranteed at target. Mr. Nefkens received a PfR Plan payment based on Enterprise Services Business Revenue and BNP, and Corporate Free Cash Flow.

(2)	The financial metrics were equally weighted to account for 75% of the target annual cash incentive.

(3)	Under the PfR Plan, revenue funding is capped at target unless earnings or profit is achieved above target. Consistent with the design of the PfR Plan, although the Corporate Revenue Result was above target, funding was capped at target (25%) since the Corporate Net Earnings Result was achieved below target (23.1%).

(4)	Corporate Free Cash Flow (as a percentage of revenue) results have been adjusted to exclude the impact of the following extraordinary items: capital lease volume variance, restructuring, tax impact variances, certain working capital program benefits, and changes in the timing of payments related to software licensing agreements. This adjustment reduced the result from 8.4% to 6.9% and the annual incentive cash payout from 62.5% to 60.7% for this metric.

With respect to performance against the MBOs, the independent members of the Board evaluated the CEO’s performance during an executive session held in November 2014. The evaluation included an analysis of Ms. Whitman’s performance against all of her MBOs, which included, but were not limited to: continuing to execute the turnaround plan; improving operating processes and tools; driving cost structure savings; improving cloud and go-to-market capabilities; continuing to strengthen the leadership team, optimizing portfolio of products and services, improving sales operations performance; helping business unit leaders achieve key objectives; and reviewing strategic options. After conducting a thorough review of Ms. Whitman’s performance, the independent members of the Board determined that Ms. Whitman’s MBO performance had been achieved above target. Ms. Whitman’s accomplishments included:

•	completed rigorous review of strategic options and established plan to separate HP into two market-leading companies;

•	created our strongest portfolio of products and services in a decade and reinvigorated our culture of innovation;

•	strengthened cloud leadership and capabilities; acquired Eucalyptus;

•	continued making improvements in tools and processes, including implementation of Workday; and

•	completed comprehensive talent reviews and strengthened leadership team.

The CEO evaluated the performance of each of the other Section 16 officers and presented the results of those evaluations to the HRC Committee at its November 2014 meeting. The evaluations included an analysis of the officers’ performance against all of their MBOs. The HRC Committee concurred in the CEO’s assessment of the degree of attainment of the MBOs of the other Section 16 officers. The results of these evaluations and selected MBOs for the other NEOs are summarized below.

Ms. Lesjak.    The HRC Committee determined that Ms. Lesjak’s MBO performance had been achieved at target. Her MBOs included, but were not limited to: improving forecast accuracy; enabling cross-BU business and deals; improving cost structure and optimizing the business; increasing employee engagement and retention of top talent; continuing to build finance capabilities, including corporate analytics; optimizing product portfolio; improving sales compensation and strategy; and reviewing strategic options for HP.

Mr. Weisler.    The HRC Committee determined that Mr. Weisler’s MBO performance had been achieved above target. His MBOs included, but were not limited to: improving product quality and customer experience; improving cost structure; creating and communicating unified technology strategy, growing market share in key segments, cultivating a high-performance culture, maintaining high employee engagement and increasing retention of top talent; optimizing product portfolio; and improving sales compensation and strategy.

Mr. Veghte.    The HRC Committee determined that Mr. Veghte’s MBO performance had been achieved at target. His MBOs included, but were not limited to: accelerating product and service innovation; implementing a new operating model, improving cloud capabilities; building a winning culture and increasing employee engagement; improving sales compensation and strategy; optimizing product portfolio; and rapidly improving customer and partner satisfaction.

Mr. Nefkens.    The HRC Committee determined that Mr. Nefkens had achieved most of his objectives, and that on balance, this constituted partial achievement of his MBOs. His MBOs included, but were not limited to: improving cost structure; growing sales through alliances; driving cultural transformation and increasing employee engagement; strengthening key talent and leadership team; optimizing services portfolio; and improving sales compensation and strategy.

Based on the findings of these performance evaluations, the HRC Committee (and, in the case of the CEO, the independent members of the Board) evaluated performance against the non-financial metrics for the NEOs as follows:

Fiscal 2014 PfR Plan Performance Against Non-Financial Metrics (MBOs)
Named Executive Officer	Actual Performance as a Percentage of Target Performance (%)	Weight(1) (%)	Percentage of Target Annual Incentive Cash Funded (%)
Margaret C. Whitman	140	25	35
Catherine A. Lesjak	100	25	25
Dion J. Weisler	140	25	35
William L. Veghte	100	25	25
Michael G. Nefkens	60	25	15

(1)	Performance against non-financial metrics is weighted to account for 25% of the target annual cash incentive.

Based on the level of performance described above on both the financial and non-financial metrics for fiscal 2014, the payouts to the NEOs under the PfR Plan were as follows:

Fiscal 2014 PfR Plan Annual Cash Incentive Payout
	Percentage of Target Annual Cash Incentive Funded		Total Annual Cash Incentive Payout
Named Executive Officer	Financial Metrics (%)	Non-Financial Metrics (%)	As % of Target Annual Cash Incentive (%)	Payout ($)
Margaret C. Whitman	108.8	35.0	143.8	4,314,000
Catherine A. Lesjak	108.8	25.0	133.8	1,421,392
Dion J. Weisler	130.8	35.0	165.8	1,722,400
William L. Veghte	85.7	25.0	110.7	1,293,931
Michael G. Nefkens	70.4	15.0	85.4	747,199

Fiscal 2014 Long-Term Incentive Compensation

At the beginning of fiscal 2014, the HRC Committee established a total long-term incentive target value for each NEO. Of that amount, 40% was awarded in the form of PCSOs, 30% was awarded in the form of PARSUs and 30% was awarded in the form of time-based RSUs. The high proportion of performance-based awards reflects our pay-for-performance philosophy. The time-based awards facilitate retention, which is also an important goal of our executive compensation program.

2014 Performance-Contingent Stock Options

The fiscal 2014 PCSO awards will vest in three tranches provided certain stock price requirements are met. Specifically,

•	one-third of the PCSO award will vest upon either (i) continued service of one year and our closing stock price is at least 10% over the grant date stock price for at least 20 consecutive trading days within two years from the date of grant, or (ii) continued service for seven years and our TSR being at or above the 55th percentile relative to the S&P 500 in seven years from the date of grant;

•	one-third will vest upon either (i) continued service for two years and our closing stock price is at least 20% over the grant date stock price for at least 20 consecutive trading days within three years from the date of grant, or (ii) continued service for seven years and our TSR being at or above the 55th percentile relative to the S&P 500 in seven years from the date of grant; and

•	one-third will vest upon either (i) continued service of three years and our closing stock price is at least 30% over the grant date stock price for at least 20 consecutive trading days within four years from the date of grant, or (ii) continued service for seven years and our TSR being at or above the 55th percentile relative to the S&P 500 in seven years from the date of grant.

The HRC Committee determined that the fiscal 2014 change to the three vesting tranches from two vesting tranches were appropriate based on an analysis conducted by Farient that showed that the new structure will encourage more consistent stockholder value creation over time while maintaining comparable stock increase requirements. Moreover, the HRC Committee included the seven-year relative TSR measure for retention and to encourage long-term relative value creation. If neither the stock price goals nor the TSR performance goal has been met by the seventh anniversary of the grant date, the PCSOs will be forfeited.

As of the end of fiscal 2014, all stock price appreciation conditions have been met and the 2014 PCSO awards will begin to vest annually with continued service starting in fiscal 2015. For additional information, please see “Executive Compensation—Grants of Plan-Based Awards in Fiscal 2014.”

2014 Performance-Adjusted Restricted Stock Units

PARSUs are a new long-term incentive compensation vehicle granted in fiscal 2014 to all NEOs and other executive officers. The PARSUs have a two- and a three-year performance period that began at the beginning of fiscal 2014 and will end at the end of fiscal 2015 and 2016, respectively. Under this program, 50% of the PARSUs are eligible for vesting based on performance over two years with continued service, and 50% of the PARSUs are eligible for vesting based on performance over three years with continued service. The two- and three-year awards are equally weighted between RTSR and ROIC performance. This structure is depicted in the chart below.

2014-2016 PARSUs
Key Design Elements	ROIC vs. Internal Goals		Relative TSR vs. S&P 500		Payout
Weight	25%	25%	25%	25%	% of Target(2)
Performance/Vesting Periods(1)	2 years	3 years	2 years	3 years
Performance Levels: Max > Target Target Threshold < Threshold	Target to be disclosed after the end of the performance periods		> 90th percentile 70th percentile 50th percentile 25th percentile < 25th percentile		200% 150% 100% 50% 0%

(1)	Performance measurement and vesting occur at the end of the two- and three-year periods.

(2)	Interpolate for performance between discrete points.

Internal ROIC goals were set after consideration of historical performance, internal budgets, external expectations, and peer group performance.

The PARSUs are structured to vest 50% over two and 50% over three years because this time horizon is consistent with our turnaround plan. Relative TSR was chosen as a performance measure because it is a direct measure of stockholder value, and complements the absolute measure of stock price growth inherent in the PCSOs. ROIC was chosen because it measures capital efficiency, which is a key driver of stockholder value.

For more information on grants of PARSUs to the NEOs during fiscal 2014, see “Executive Compensation—Grants of Plan-Based Awards in Fiscal 2014.”

2014 Restricted Stock Units

Except as noted below, 2014 RSUs vest ratably on an annual basis over three years from the grant date. Three year vesting is common in our industry and corresponds to the time frame of our turnaround efforts.

Upon his promotion to Executive Vice President, Enterprise Services in fiscal 2013, Mr. Nefkens received a special, one-time RSU award opportunity linked to the profitability of Enterprise Services in lieu of his continued participation in a similar cash incentive program for senior vice presidents. Under the program, Mr. Nefkens was eligible to receive an award if Enterprise Service-owned operating profit (“OOP”) exceeded target with a maximum award of $2.625 million if OOP exceeded target by $300 million, with straight line interpolation between target and maximum. At its November 2013 meeting, the HRC Committee reviewed and approved an Enterprise Services’ OOP result of $49 million above target and a resulting RSU award of $428,750 granted to Mr. Nefkens in December 2013. This RSU award vested 50% on the first anniversary of the grant date and will vest 50% on the second anniversary of the grant date subject to his continued employment.

For more information on grants of RSUs to the NEOs during fiscal 2014, see “Executive Compensation—Grants of Plan-Based Awards in Fiscal 2014.”

Performance-Based Restricted Units Granted in Fiscal 2012

No PRUs were granted in fiscal 2014; however, PRUs were granted in fiscal 2012 for which fiscal 2014 is part of the performance period. Each PRU award reflects a target number of shares that may be issued to the award recipient at the end of the three-year performance period (i.e., fiscal 2012 to fiscal 2014). At the end of each fiscal year, the HRC Committee certifies performance against the applicable performance targets, and units representing the level of achievement during that fiscal year are “banked” for potential payout at the end of the three-year performance period. The HRC Committee determines the actual number of shares the recipient receives at the end of the three-year period based on results achieved versus performance targets over the performance period. The actual number of shares a recipient receives ranges from zero to two times the target number of shares depending on performance during the three-year period, and subject to continuing employment.

We used cash flow from operations as a percentage of revenue and revenue growth, weighted 70% and 30%, respectively, as the financial performance metrics for the PRUs granted in fiscal 2012. Cash flow and revenue growth goals were set at the beginning of each fiscal year in the three-year performance period, and performance was reviewed at the end of each fiscal year. A percentage between zero and 200% was applied to one-third of a participant’s cash flow target award each year to determine the number of units to be credited for that year based upon the extent to which the performance goals were achieved.

The actual performance achievement as a percent of target for the fiscal 2012 PRU awards as of the end of fiscal 2014 is summarized in the table below:

	Cash Flow From Operations as a Percentage of Revenue(1)			Revenue Growth
	Fiscal 2012	Fiscal 2013	Fiscal 2014	Fiscal 2012	Fiscal 2013	Fiscal 2014	Award Payout
Fiscal 2012 PRUs	17.0%	164.3%	175.6%	56.8%	0.0%	199.7%	108.9%

(1)	While we report our financial results in accordance with U.S. GAAP, some financial performance targets under our incentive plans are based on non-GAAP financial measures that have been adjusted to exclude certain items. We use adjusted non-GAAP measures when we believe they more effectively reflect our core business performance. As a result of these adjustments, the financial measures used for purposes of our incentive plans may differ from the financial measures included in our financial statements for financial reporting purposes. In particular, when assessing cash flow performance for purposes of the PRU program, the HRC Committee evaluates whether proposed specific and limited adjustments should be made for certain predetermined items, such as asset write downs, litigation claims or settlements, the effect of changes in tax laws or accounting principles or other similar types of extraordinary events, as permitted under the Second Amended and Restated Hewlett-Packard Company 2004 Stock Incentive Plan (the “2004 Plan”). For fiscal 2013 and fiscal 2014, cash flow from operations as a percentage of revenue was calculated using adjusted non-GAAP cash flow from operations and GAAP net revenue. Fiscal 2012, 2013 and 2014 adjusted non-GAAP cash flow from operations reflected net reductions of $1.1 billion, $0.7 billion and $1.6 billion, respectively, to cash flow from operations calculated on a GAAP basis relating to: capital lease volume variance, restructuring, tax impact variances, certain working capital program benefits, and changes in the timing of payments related to software licensing agreements.

Special Retention Restricted Stock Unit Awards

In June 2011, the HRC Committee granted special retention awards of restricted stock units (“SRRSUs”) to key members of the executive team, including Ms. Lesjak, upon the recommendation of the then-current CEO. The awards were intended to provide both performance and retention incentives and vest after four years with accelerated vesting possible upon the attainment of certain stock price increases, which have not been achieved to date.

Special Performance-Contingent Stock Option Grant in Connection with Employment Offer Letter for Margaret C. Whitman as President and CEO

As discussed in our proxy statement for fiscal 2013, pursuant to the terms of the offer letter under which Ms. Whitman was elected President and CEO, Ms. Whitman was granted PCSOs in fiscal 2011 eligible to vest in accordance with the vesting schedule and performance criteria described below:

•	800,000 of the PCSOs will vest, if at all, upon the satisfaction of both of the following criteria prior to the expiration of the eight-year term of the option: (i) Ms. Whitman’s continued employment on the first anniversary of the option grant date; and (ii) subject to Ms. Whitman’s continued employment on such date, the first date following the grant date that the closing price of our stock on the NYSE has met or exceeded 120% of the exercise price of the option for at least 20 consecutive trading days; and

•	800,000 of the PCSOs will vest, if at all, upon the satisfaction of both of the following criteria prior to the expiration of the eight-year term of the option: (i) Ms. Whitman’s continued employment on the second anniversary of the option grant date; and (ii) subject to Ms. Whitman’s continued employment on such date, the first date following the grant date that the closing price of our stock on the NYSE has met or exceeded 140% of the exercise price of the option for at least 20 consecutive trading days.

As of the end of fiscal 2014, both stock price appreciation and service conditions have been achieved and the awards fully vested in fiscal 2014. The PCSOs are subject to substantially the same terms and conditions as apply to options granted to other executives under the 2004 Plan except if Ms. Whitman’s employment is involuntarily terminated without cause by HP, or is terminated due to Ms. Whitman’s death or disability then Ms. Whitman will retain the right to exercise the PCSOs with respect to vested shares during the one-year period following her termination (or until the original expiration date of the PCSOs, if earlier).

Special Performance-Contingent Stock Option and Incentive Opportunity Grants in Connection with Fiscal 2013 Role Changes for select NEOs

As discussed in our proxy statement for fiscal 2013, Messrs. Veghte and Weisler assumed new EVP roles during fiscal 2013. In recognition of their assuming new and increased roles and responsibilities, Messrs. Veghte and Weisler received special equity awards, including grants of PCSOs. Mr. Weisler’s PCSO award was subject to the same service and stock price appreciation conditions as described in last year’s proxy statement for the fiscal 2013 PCSOs. Mr. Veghte’s special PCSO award is divided into three equal tranches that must meet certain stock price hurdles and continued service in order to vest as described in last year’s proxy statement. As of the end of fiscal 2014, all stock price appreciation conditions have been met and the first third of his PCSO award has vested, and the second and third tranches will vest with continued service, two and three years after grant, respectively.

In addition, Mr. Veghte received a special three-year incentive opportunity linked to the profitability performance of the Enterprise Group over fiscal 2014, 2015, and 2016. Under this plan, Mr. Veghte could receive a cash bonus of up to $3 million in December 2016 based on the average profit achievement over the three fiscal years. The performance metric is Enterprise Group BNP with the same threshold and target goals as under the PfR plan. No bonus is earned for performance at or below threshold, and the maximum bonus is earned for performance at target (with no additional bonus for performance above target). Linear interpolation is used to determine bonus earned for performance between threshold and target. Based on fiscal 2014 performance, no bonus has been earned and Mr. Veghte’s maximum bonus opportunity has been reduced to $2 million, in the aggregate, with respect to fiscal 2015 and 2016.

Fiscal 2015 Compensation Program

The Board and the HRC Committee regularly explore ways to improve our executive compensation program. We engage with our stockholders to elicit their feedback, and we take this feedback very seriously. In 2014, 90% of shares voted were voted in favor of our “say-on-pay” proposal. We did not make any specific program changes for 2015 in response to this vote and determined that it would be appropriate to maintain the same overall program structure for 2015. However, within the overall program structure, we made two changes that we believe are in our stockholders’ interests:

•	PfR Plan. For fiscal 2015, the maximum funding of Corporate Free Cash Flow will be limited to 150% of target if Corporate Net Earnings achievement is below target and limited to 100% of target if Corporate Net Earnings achievement is below threshold. When Corporate Net Earnings achievement is above target, the maximum funding level remains 250% of target. This adjustment was made to further support our executives’ focus on all performance metrics in the PfR Plan.

•	PCSOs granted in fiscal 2015 will vest solely based on stock price appreciation goals and related service requirements, which remain the same as for grants made in fiscal 2014. However, fiscal 2015 PCSOs will not include an alternate opportunity to vest at the end of a 7-year performance period based on relative TSR performance. Relative TSR will still be part of the PARSU design.

In fiscal 2015, the HRC Committee plans to carefully review HP’s talent needs, and compensation programs and actions, with respect to HP’s separation into two companies to:

•	achieve a successful transition and separate operations thereafter;

•	continue to align pay with stockholder interests both before and after the separation; and

•	maintain good governance standards.

Benefits

We do not provide our executives, including the NEOs, with special or supplemental defined benefit pension or health benefits. Our NEOs receive health and welfare benefits (including retiree medical benefits, if eligibility conditions are met) under the same programs and subject to the same eligibility requirements that apply to our employees generally.

Benefits under all U.S. pension plans were frozen effective December 31, 2007. Benefits under the EDS Pension Plan ceased upon HP’s acquisition of EDS in 2009. As a result, no NEO or any other HP employee accrued a benefit under any HP U.S. defined benefit pension plan during fiscal 2014. The amounts reported as an increase in pension benefits are for those NEOs who previously accrued a benefit in a defined benefit pension plan prior to the cessation of accruals and reflect changes in actuarial values only, not additional benefit accruals.

The NEOs, along with other HP executives who earn base pay or an annual cash incentive in excess of certain federal tax law limits, are eligible to participate in the HP Executive Deferred Compensation Plan (the “EDCP”). This plan is maintained to permit executives to defer some of their compensation in order to also defer taxation on such amounts. This is a standard benefit plan also offered by most of our peer group companies. The EDCP permits deferral of base pay in excess of the amount taken into account under the qualified HP 401(k) Plan ($260,000 in fiscal 2014) and up to 95% of the annual cash incentive payable under the PfR Plan. In addition, we make a 4% matching contribution to the plan on base pay contributions in excess of Internal Revenue Service (“IRS”) limits up to a maximum of two times that limit. This is the same percentage as that which those executives are eligible to receive under the HP 401(k) Plan. In effect, the EDCP permits these executives and all employees to receive a 401(k)-type matching contribution on a portion of base-pay deferrals in excess of IRS limits. Amounts deferred or matched under the EDCP are credited with investment earnings based on investment options selected by the participant from among mutual and proprietary funds available to employees under the HP 401(k) Plan. No amounts earn above-market returns.

Consistent with its practice of not providing any special or supplemental executive defined benefit programs, including arrangements that would otherwise provide special benefits to the family of a deceased executive, in 2011 the HRC Committee adopted a policy that, unless approved by our stockholders pursuant to an advisory vote, we will not enter into a new plan, program or agreement or modify an existing plan, program or agreement with a Section 16 officer that provides for payments, grants or awards following the death of the officer in the form of unearned salary or unearned annual cash incentives, accelerated vesting or the continuation in force of unvested equity grants, awards of ungranted equity, perquisites, and other payments or awards made in lieu of compensation, except to the extent that such payments, grants or awards are provided or made available to our employees generally.

Perquisites

Consistent with the practices of many of our peer group companies, we provide a small number of perquisites to our senior executives, including the NEOs, as discussed below.

We provide our NEOs with financial counseling services to assist them in obtaining professional financial advice, which is a common benefit among our peer group companies.

Due to our global presence, we maintain a certain number of corporate aircraft. Personal use of these aircraft by the CEO and some of her direct reports, including all of the NEOs, is permitted, subject to availability. The CEO may use HP aircraft for personal purposes in her own discretion and, at times, is advised to use HP aircraft for personal travel for security reasons. Executive Council members may use HP aircraft for personal purposes, if available and approved by the CEO. The CEO and Executive Council members are taxed on the value of this usage according to IRS rules. There is no tax gross-up paid on the income attributable to this value. In fiscal 2012, Ms. Whitman entered into a “time-sharing agreement” with HP, under which she reimburses us for costs incurred in connection with certain personal travel on corporate aircraft.

Following a global risk management review commissioned by the Audit Committee, security systems were installed at the personal residences of some of our executives, including the NEOs. These protections are provided due to the range of security issues that may be encountered by key executives of any large, multinational corporation.

Severance Plan for Executive Officers

Our Section 16 officers (including all of the NEOs) are covered by the HP Severance Plan for Executive Officers (the “SPEO”), which is intended to protect HP and its stakeholders, and provide a level of transition assistance in the event of an involuntary termination of employment. Under the SPEO, participants who incur an involuntary termination, not for cause, and who execute a full release of claims following such termination, which release has not been revoked or attempted to be revoked, are eligible to receive severance benefits in an amount determined as a multiple of base pay and the average of the actual annual cash incentives paid for the preceding three years. In the case of the NEOs, the multiplier is 1.5. In the case of the CEO, the multiplier would have been 2.0 under the terms of the SPEO, but Ms. Whitman elected to be eligible for the same multiplier as the other NEOs. In all cases, this benefit will not exceed 2.99 times the sum of the executive’s base pay plus target annual cash incentive as in effect immediately prior to the termination of employment.

Although the majority of compensation for our executives is performance-based and largely contingent upon achievement of financial goals, the HRC Committee continues to believe that the SPEO provides important protection to the Section 16 officers and is appropriate for the attraction and retention of executive talent. In addition, we find it more equitable to offer severance benefits based on a standard formula for the Section 16 officers because severance often serves as a bridge when employment is involuntarily terminated, and should therefore not be affected by other, longer-term accumulations. As a result, and consistent with the practice of our peer group companies, other compensation decisions are not generally based on the existence of this severance protection.

In addition to the cash benefit, SPEO participants are eligible to receive (1) a pro-rata annual cash incentive for the year of termination based on actual performance results, at the discretion of the HRC Committee, (2) pro-rata vesting of unvested equity awards, if the executive has worked at least 25% of the applicable service vesting period and only if any applicable performance conditions have been satisfied, and (3) for payment of a lump sum health benefit stipend of an amount equal to 18 months’ COBRA premiums for continued group medical coverage for the executive and his or her eligible dependents, to the extent those premiums exceed 18 times the monthly premiums for active employees in the same plan with the same level of coverage as of the date of termination.

Benefits in the Event of a Change in Control

We do not generally provide change in control benefits to our executive officers. While the Board or the HRC Committee does have broad discretion to accelerate vesting of all stock and stock option awards upon a change in control, accelerated vesting is not automatic. This approach allows the Board or the HRC Committee to decide whether to vest equity after taking into consideration the facts and circumstances of a given transaction. As a result, the NEOs could become fully vested in their outstanding equity awards upon a change in control only if the Board or the HRC Committee affirmatively acts to accelerate vesting.

In addition, an involuntary termination of employment following a change in control of HP could qualify as “involuntary termination, not for cause” within the meaning of the SPEO. This event would trigger the same level of benefits as though the termination occurred absent a change in control.

The planned separation of HP into two companies is not expected to meet the definition of “change of control” under the 2004 Plan. However, the 2004 Plan does provide for appropriate adjustments in the event of certain corporate events involving HP shares. It also provides broad discretion to revise the terms of the awards.

Other Compensation-Related Matters

Succession Planning

Among the HRC Committee’s responsibilities described in its charter is to oversee succession planning and leadership development. The Board plans for succession of the CEO and annually reviews senior management selection and succession planning that is undertaken by the HRC Committee. As part of this process, the independent directors annually review the HRC Committee’s recommended candidates for senior management positions to see that qualified candidates are available for all positions and that development plans are being utilized to strengthen the skills and qualifications of the candidates. The criteria used when assessing the qualifications of potential CEO successors include, among others, strategic vision and leadership, operational excellence, financial management, executive officer leadership development, ability to motivate employees, and an ability to develop an effective working relationship with the Board. In fiscal 2013, the HRC Committee conducted a full executive talent review of all Executive Council members, focusing specifically on Executive Council member succession plans with an emphasis on CEO succession. In connection with that review, the HRC Committee identified potential successors to the CEO and created development plans for these individuals.

In conjunction with the Executive Council member talent review, management also reviewed potential successors for the top 119 roles across HP. In connection with that review, we concluded that “ready now” potential successors exist for approximately two-thirds of those roles, which represents an increase in the level of readiness of our talent compared to previous years. We created development plans for the potential successors who were identified as being ready in one to two years or three to five years. We also continued tracking development plans for roles at the vice president level or above. In addition, we expanded our executive talent review process to include all vice presidents and director-level employees, as well as critical roles beyond the top 119 roles. By the end of fiscal 2013, we had greater visibility into our talent pool down to the director level, and, in fiscal 2014 we used that information to build the succession plans for the next tier of critical roles.

Stock Ownership Guidelines

Our stock ownership guidelines are designed to increase executives’ equity stakes in HP and to align executives’ interests more closely with those of stockholders. The current guidelines provide that, within five years of assuming a designated position, the CEO should attain an investment position in our stock equal to seven times her base salary and all other EVPs should attain an investment position equal to five times their base salary. Shares counted toward these guidelines include any shares held by the executive directly or through a broker, shares held through the HP 401(k) Plan, shares held as restricted stock, shares underlying time-vested RSUs, and shares underlying vested but unexercised stock options

(50% of the in-the-money value of such options is used for this calculation). Ms. Lesjak is the only NEO who has been in a role covered by our stock ownership guidelines for over five years and she is in compliance with the stock ownership guidelines. In addition, although they have not been in roles covered by our stock ownership guidelines for five years or more, all of our other NEOs held the required investment position in our stock as of the end of fiscal 2014.

The HRC Committee has adopted a policy prohibiting our executive officers from engaging in any form of hedging transaction (derivatives, equity swaps, forwards, etc.) including, among other things, short sales and transactions involving publicly-traded options. In addition, with limited exceptions, our executive officers are prohibited from holding HP securities in margin accounts and from pledging HP securities as collateral for loans. We believe that these policies further align our executives’ interests with those of our stockholders.

Accounting and Tax Effects

The impact of accounting treatment is considered in developing and implementing our compensation programs, including the accounting treatment as it applies to amounts awarded or paid to our executives.

The impact of federal tax laws on our compensation programs is also considered, including the deductibility of compensation paid to the NEOs, as limited by Section 162(m) of the Code. Most of our compensation programs are designed with the intention that compensation paid may be eligible to qualify for deductibility under Section 162(m), but to preserve flexibility in administering compensation programs, not all amounts paid under all of our compensation programs necessarily qualify for deductibility.

Policy on Recovery of Annual Cash Incentive in Event of Financial Restatement

In fiscal 2006, the Board adopted a “clawback” policy that permits the Board to recover certain annual cash incentives from senior executives whose fraud or misconduct resulted in a significant restatement of financial results. The policy allows for the recovery of annual cash incentives paid at or above target from those senior executives whose fraud or misconduct resulted in the restatement where the annual cash incentives would have been lower absent the fraud or misconduct, to the extent permitted by applicable law. Additionally, our incentive plan document allows for the recoupment of annual cash incentive and long-term incentive awards consistent with applicable law and the clawback policy. Also, in fiscal 2014, we added a provision to our equity grant agreements to clarify that they are subject to the clawback policy.

HR and Compensation Committee Report on Executive Compensation

The HR and Compensation Committee of the Board of HP has reviewed and discussed with management this Compensation Discussion and Analysis. Based on this review and discussion, it has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K of HP filed for the fiscal year ended October 31, 2014.

HR and Compensation Committee of the Board of Directors

Patricia F. Russo, Chair

Rajiv L. Gupta

James A. Skinner

Summary Compensation Table

The following table sets forth information concerning the compensation of our CEO, our chief financial officer, our three other most highly compensated executive officers serving during fiscal 2014.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)		Change in Pension Value and Non-qualified Deferred Compensation Earnings(7) ($)	All Other Compensation(8) ($)	Total ($)
Margaret C. Whitman	2014	1,500,058	—	8,147,637	5,355,075	4,314,000		—	295,394	19,612,164
Chairman, President and Chief Executive Officer	2013	1	—	4,394,475	12,713,433	260,000	(6)	—	275,334	17,643,243
	2012	1	—	7,040,076	6,414,249	1,686,915		—	220,901	15,362,142

Catherine A. Lesjak	2014	850,033	—	3,447,082	2,265,610	1,421,392		356,262	33,137	8,373,516
Executive Vice President and Chief Financial Officer	2013	835,032	—	1,500,002	4,460,404	1,380,469		—	40,600	8,216,507
	2012	825,011	—	2,478,698	2,308,503	570,166		480,404	40,670	6,703,452

Dion J. Weisler	2014	831,251	—	3,133,726	2,059,650	1,722,400		—	5,765,765	13,512,792
Executive Vice President, Printing and Personal Systems Group	2013	647,478	2,302,598	1,603,213	3,473,722	33,208		—	1,089,993	9,150,212

William L. Veghte	2014	935,036	1,168,795	3,760,466	2,471,578	125,136		—	40,370	8,501,381
Executive Vice President and General Manager, Enterprise Group	2013	866,776	1,083,470	3,450,021	9,926,810	295,303		—	22,469	15,644,849

Michael G. Nefkens	2014	700,027	—	3,437,154	1,977,266	747,199		107,736	19,575	6,988,957
Executive Vice President, Enterprise Services	2013	691,693	—	1,050,017	3,332,493	1,288,668		—	2,663,130	9,026,001

(1)	Amounts shown represent base salary earned or paid during the fiscal year, as described under “Compensation Discussion and Analysis—Analysis of Elements of Fiscal 2014 Executive Compensation—Base Pay.” The fiscal 2014 salary amount for Mr. Weisler above reflects the conversion of Mr. Weisler’s salary from Singaporean dollars to U.S. dollars using the currency exchange rate in effect at the time of each payment to Mr. Weisler.

(2)	No discretionary bonuses were awarded to the NEOs by the HRC Committee for fiscal 2012. The fiscal 2013 and 2014 bonus amounts for Mr. Veghte represents a guaranteed portion of his annual incentive bonus payable under the PfR Plan. The fiscal 2013 bonus amount for Mr. Weisler represents the second installment of a signing bonus of $1,552,869 paid under the terms of his employment offer letter, a retention bonus of $85,557 and a guaranteed portion of $664,172 of his annual incentive bonus payable under the PfR Plan.

(3)	The grant date fair value of all stock awards has been calculated in accordance with applicable accounting standards. In the case of RSUs, the value is determined by multiplying the number of units granted by the closing price of our stock on the grant date. For PARSUs awarded in fiscal 2014, amounts shown reflect the grant date fair value of the PARSUs for the two- and three-year performance periods beginning with fiscal 2014 based on the probable outcome of performance conditions related to these PARSUs at the grant date. The 2014 PARSUs include both market-related (TSR) and internal (ROIC) performance goals as described under the “Compensation Discussion and Analysis–Fiscal 2014 Long-term Incentive Compensation.” Consistent with the applicable accounting standards, the grant date fair value of the market-related TSR component has been determined using a Monte Carlo simulation model. The table below sets forth the grant date fair value for the PARSUs granted in fiscal 2014:

Name	Probable Outcome of Performance Conditions Grant Date Fair Value ($) *	Maximum Outcome of Performance Conditions Grant Date Fair Value ($)	Market-related Component Grant Date Fair Value ($) **
Margaret C. Whitman	1,880,570	3,761,140	2,367,066
Catherine A. Lesjak	795,609	1,591,247	1,001,466
Dion J. Weisler	723,278	1,446,586	910,424
William L. Veghte	867,940	1,735,908	1,092,509
Michael G. Nefkens	694,352	1,388,733	874,015

*	Amounts shown represent the grant date fair value of the PARSUs subject to the internal ROIC performance goal (i) based on the probable or target outcome as of the date the goals were set and (ii) based on achieving the maximum level of performance for the two- and three-year performance periods beginning in fiscal 2014. The grant date fair value of the ROIC goal component of the PARSUs awarded on December 11, 2013 was $28.84 per unit, which was the closing share price of our common stock on January 15, 2014. A measurement date of January 15, 2014 was used for valuation purposes because the ROIC goals were approved on that date.

**	Amounts shown represent the grant date fair value of PARSUs subject to the market-related TSR goal component of the PARSUs, for which expense recognition is not subject to probable or maximum outcome assumptions. The weighted-average grant date fair value of the market-related TSR goal component of the PARSUs awarded on December 11, 2013 was $36.30 per unit, which was determined using a Monte Carlo simulation model. The significant assumptions used in this simulation model were a volatility rate of 39.5%, a risk-free interest rate of 0.6%, and a dividend yield rate of 2.2%.

(4)	The grant date fair value of PCSO awards is calculated using a combination of a Monte Carlo simulation model and a lattice model as these awards contain market conditions. For information on the assumptions used to calculate the fair value of the awards, refer to Note 5 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended October 31, 2014, as filed with the SEC on December 18, 2014.

(5)	Amounts shown represent payouts under the PfR Plan (amounts earned during the applicable fiscal year but paid after the end of that fiscal year).

(6)

Based on the previously established fiscal 2013 financial metrics and MBOs under the PfR Plan, the independent directors of the Board determined that Ms. Whitman’s bonus for fiscal 2013 was approximately $3,970,000, or 132.3% of target, reflecting outstanding performance for the year. This reflected the Board’s recognition of Ms. Whitman’s performance on behalf of HP, and the members’ assessment that her performance in fiscal 2013 was above target. In 2013, the HRC established a target compensation level for Ms. Whitman aligned with the market median. This amount included a target LTI award of $13.4 million. Due to timing delays with the grant that were necessary to accommodate stock plan share limits and the associated stock price changes during those delays, and higher-than-planned financial valuations of the grant, the aggregate grant date fair value of the LTI award was $17.11 million or $3.71 million higher than the established target LTI. Accordingly, the independent directors determined it was in the best interest of HP and its stockholders to offset this higher financial LTI valuation by the cash bonus otherwise payable to Ms. Whitman under the PfR Plan, resulting in Ms. Whitman receiving $3,710,000 of her $3,970,000 bonus through LTI grant value, and $260,000 in cash payment. This is reflected in the amount above.

(7)	Amounts shown represent the increase in the actuarial present value of NEO pension benefits during the applicable fiscal year. There is no amount shown for NEOs in a year where there has been a decrease in the actuarial present value of pension benefits, which occurred for Ms. Lesjak and Mr. Nefkens due to an increase in the discount rates used to determine these present values as of October 31, 2013 compared to those used as of October 31, 2012. As described in more detail under “Narrative to the Fiscal 2014 Pension Benefits Table” below, pension accruals have ceased for all NEOs, and NEOs hired after the dates that pension accruals ceased are not eligible to participate in any such pension plan. Accordingly, the amounts reported for the NEOs do not reflect additional accruals but reflect the passage of one more year from the prior present value calculation and changes in other actuarial assumptions. The assumptions used in calculating the changes in pension benefits are described in footnote (2) to the “Fiscal 2014 Pension Benefits Table” below. No HP plan provides for above-market earnings on deferred compensation amounts, so the amounts reported in this column do not reflect any such earnings.

(8)	The amounts shown are detailed in the “All Other Compensation Table” below.

Fiscal 2014 All Other Compensation Table

The following table provides additional information about the amounts that appear in the “All Other Compensation” column in the “Summary Compensation Table” above:

Name	401(k) Company Match(1) ($)	NQDC Company Match(2) ($)	Mobility Program(3) ($)	Security Services/ Systems(4) ($)	Personal Aircraft Usage(5) ($)	Tax Gross- Up(6) ($)	Miscellaneous(7) ($)	Total ($)
Margaret C. Whitman	20,000	—	—	443	251,666	—	23,285	295,394
Catherine A. Lesjak	10,146	—	—	2,181	215	—	20,595	33,137
Dion J. Weisler	—	—	665,298	1,099	11,482	5,060,682	27,204	5,765,765
William L. Veghte	7,800	10,200	—	—	4,370	—	18,000	40,370
Michael G. Nefkens	7,800	—	—	—	6,439	—	5,336	19,575

(1)	Represents matching contributions made under the HP 401(k) Plan.

(2)	Represents matching contributions credited during fiscal 2014 under the HP Executive Deferred Compensation Plan with respect to the 2013 calendar year of that plan.

(3)	For Mr. Weisler, represents benefits provided under our executive mobility program. Mr. Weisler’s home location is Singapore, but since July 2013, Mr. Weisler has been on assignment in Palo Alto, California.

(4)	Represents home security services provided to the NEOs. Although security systems were installed at our request, consistent with SEC guidance, the expense is reported here as a perquisite due to the fact that there is an incidental personal benefit.

(5)	Represents the value of personal usage of HP corporate aircraft. For purposes of reporting the value of such personal usage in this table, we use data provided by an outside firm to calculate the hourly cost of operating each type of aircraft. These costs include the cost of fuel, maintenance, landing and parking fees, crew, catering and supplies. For trips by NEOs that involve mixed personal and business usage, we include the incremental cost of such personal usage (i.e., the excess of the cost of the actual trip over the cost of a hypothetical trip without the personal usage). For income tax purposes, the amounts included in NEO income are calculated based on the standard industry fare level valuation method. No tax gross-ups are provided for this imputed income.

(6)	In connection with his international assignment from Singapore to Palo Alto, Mr. Weisler is eligible for a tax equalization benefit under our executive mobility program. This benefit is designed to equalize the income and social taxes paid by Mr. Weisler so that his total income and social tax costs related to any earnings from HP while on international assignment will be no more than the amount he would have paid had all of the earnings been taxable solely pursuant to Singapore income and social tax laws.

(7)	Generally includes amounts paid either directly to the executives or on their behalf for financial counseling, as follows: Ms. Whitman: $18,000; Ms. Lesjak: $18,000; Mr. Weisler: $18,000; and Mr. Veghte: $18,000; imputed income with respect to attendance at HP events by the NEO’s spouse or other guest; and for Mr. Weisler, required contributions to Singapore’s Central Provident Fund, a social security savings plan.

Narrative to the Summary Compensation Table

The amounts reported in the “Summary Compensation Table,” including base pay, annual and LTI award amounts, benefits and perquisites, are described more fully under “Compensation Discussion and Analysis.”

The amounts reported in “Non-Equity Incentive Plan Compensation” column include amounts earned in fiscal 2014 by each of the NEOs under the PfR Plan. The narrative description of the remaining information in the “Summary Compensation Table” is provided in the narrative to the other compensation tables.

Grants of Plan-Based Awards in Fiscal 2014

The following table provides information on awards granted under the PfR Plan for fiscal 2014 and awards of RSUs, PCSOs, and PARSUs granted as part of fiscal 2014 long-term incentive compensation:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(3)			All Other Stock Awards: Number of Shares of Stock or Units(4) (#)	All Other Option Awards: Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Margaret C. Whitman
PfR	11/1/2013	30,000	3,000,000	7,500,000	—	—	—	—	—	—
RSU	12/11/2013	—	—	—	—	—	—	144,498	—	3,900,001
PCSO	12/11/2013	—	—	—	—	590,994	—	—	26.99	5,355,075
PARSU	12/11/2013	—	—	—	65,207	130,414	260,828	—	—	4,247,636
Catherine A. Lesjak
PfR	11/1/2013	10,625	1,062,500	2,656,250	—	—	—	—	—	—
RSU	12/11/2013	—	—	—	—	—	—	61,134	—	1,650,007
PCSO	12/11/2013	—	—	—	—	250,036	—	—	26.99	2,265,610
PARSU	12/11/2013	—	—	—	27,588	55,175	110,350	—	—	1,797,076
Dion J. Weisler
PfR	11/1/2013	10,313	1,031,250	2,578,125	—	—	—	—	—	—
RSU	12/11/2013	—	—	—	—	—	—	55,577	—	1,500,023
PCSO	12/11/2013	—	—	—	—	227,306	—	—	26.99	2,059,650
PARSU	12/11/2013	—	—	—	25,080	50,159	100,318	—	—	1,633,702
William L. Veghte
PfR	11/1/2013	11,688	1,168,750	2,921,875	—	—	—	—	—	—
RSU	12/11/2013	—	—	—	—	—	—	66,692	—	1,800,017
PCSO	12/11/2013	—	—	—	—	272,767	—	—	26.99	2,471,578
PARSU	12/11/2013	—	—	—	30,096	60,191	120,382	—	—	1,960,449
Michael G. Nefkens
PfR	11/1/2013	8,750	875,000	2,187,500	—	—	—	—	—	—
RSU	12/11/2013	—	—	—	—	—	—	53,354	—	1,440,024
RSU	12/11/2013	—	—	—	—	—	—	15,886	—	428,763
PCSO	12/11/2013	—	—	—	—	218,214	—	—	26.99	1,977,266
PARSU	12/11/2013	—	—	—	24,077	48,153	96,306	—	—	1,568,367

(1)	Amounts represent the range of possible cash payouts for fiscal 2014 awards under the PfR Plan.

(2)	PCSO awards vest as follows: one third of the PCSO award will vest upon either (i) continued service of one year and our closing stock price is at least 10% over the grant date stock price for at least 20 consecutive trading days within two years from the date of grant, or (ii) continued service for seven years and our TSR being at or above the 55th percentile relative to the S&P 500 in seven years from the date of grant; one third will vest upon either (i) continued service for two years and our closing stock price is at least 20% over the grant date stock price for at least 20 consecutive trading days within three years from the date of grant, or (ii) continued service for seven years and our TSR being at or above the 55th percentile relative to the S&P 500 in seven years from the date of grant; and one third will vest upon either (i) continued service of three years and our closing stock price is at least 30% over the grant date stock price for at least 20 consecutive trading days within four years from the date of grant, or (ii) continued service for seven years and our TSR being at or above the 55th percentile relative to the S&P 500 in seven years from the date of grant. All PCSO awards have an eight-year term.

(3)	PARSU award amounts represent the range of shares that may be released at the end of the two- and three-year performance periods applicable to the PARSU award assuming achievement of threshold, target and maximum performance. PARSUs vest as follows: 50% of the PARSUs are eligible for vesting based on performance over two years with continued service, and 50% of the PARSUs are eligible for vesting based on performance over three years with continued service. The awards eligible for two-year vesting are 50% contingent upon our two-year RTSR and 50% contingent on our ROIC performance, and similarly, the awards eligible for three-year vesting are 50% contingent upon our three-year RTSR and 50% contingent on our ROIC performance. If our RTSR and ROIC performance is below threshold for the performance period, no shares will be released for the applicable segment. For additional details, see the discussion of PARSU awards under “Compensation Discussion and Analysis—Determination of Fiscal 2014 Executive Compensation—Fiscal 2014 Long-Term Incentive Compensation—2014 Performance-Adjusted Restricted Stock Units.”

(4)	RSUs vest as to one-third of the units on each of the first three anniversaries of the grant date, subject to continued service with HP, except Mr. Nefkens’ RSU grant valued at $428,763 vests as to one-half of the units on each of the first two anniversaries of the grant date, subject to continued service with HP.

(5)	See footnote (3) to the “Summary Compensation Table” for a description of the method used to determine the grant date fair value of stock awards.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table provides information on stock and option awards held by the NEOs as of October 31, 2014:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(2) (#)	Option Exercise Price(3) ($)	Option Expiration Date(4)	Number of Shares or Units of Stock That Have Not Vested(5) (#)	Market Value of Shares or Units of Stock That Have Not Vested(6) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(7) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(6) ($)
Margaret C. Whitman	1,900,000	—	—	23.59	9/27/2019	405,123	14,535,813	132,900	4,768,452
	318,423	—	318,424	26.38	12/14/2019	—	—	—	—
	—	—	1,500,000	13.83	12/6/2020	—	—	—	—
	—	—	1,212,943	15.02	1/2/2021	—	—	—	—
	—	—	590,994	26.99	12/11/2021	—	—	—	—

Catherine A. Lesjak	100,000	—	—	42.27	1/18/2015	249,847	8,964,510	56,227	2,017,425
	109,729	—	109,730	27.34	12/12/2019	—	—	—	—
	—	—	1,012,293	13.83	12/6/2020	—	—	—	—
	—	—	250,036	26.99	12/11/2021	—	—	—	—

Dion J. Weisler	—	25,000	—	27.15	1/19/2020	129,683	4,653,026	51,115	1,834,006
	—	80,000	—	13.83	12/6/2020	—	—	—	—
	—	—	373,618	26.23	8/1/2021	—	—	—	—
	—	—	227,306	26.99	12/11/2021	—	—	—	—

William L. Veghte	40,000	—	—	47.00	5/19/2018	226,801	8,137,620	61,339	2,200,843
	109,729	—	109,730	27.34	12/12/2019	—	—	—	—
	—	—	1,113,522	13.83	12/6/2020	—	—	—	—
	6,645	—	513,291	21.82	9/18/2021	—	—	—	—
	—	—	272,767	26.99	12/11/2021	—	—	—	—

Michael G. Nefkens	14,000	—	—	23.59	9/27/2019	117,749	4,224,834	49,071	1,760,667
	14,000	7,000	—	28.41	12/7/2019	—	—	—	—
	—	—	569,437	17.21	1/16/2021	—	—	—	—
	—	—	218,214	26.99	12/11/2021	—	—	—	—

(1)	The 25,000 share option held by Mr. Weisler vests with continued service as to 12,500 of the shares on each of the third and fourth anniversaries of January 19, 2012, the date of the grant. The 80,000 share option held by Mr. Weisler vests with continued service as to 40,000 of the shares on each of the second and third anniversaries of December 6, 2012, the date of the grant. The 7,000 share option held by Mr. Nefkens fully vests with continued service as to 7,000 of the shares on the third anniversary of December 7, 2011, the date of the grant.

(2)	Option awards in this column either vest as to one-half of the shares on each of the second and third anniversaries of December 12, 2011 and December 6, 2012, the dates of grant, or upon later satisfaction of certain stock price performance conditions, and subject to continued service in each case or as to one-third of the shares on each of the first, second, and third anniversaries of December 11, 2013, the date of grant, or upon later satisfaction of certain stock price performance conditions, and subject to continued service in each case except for the following:

•	the 318,424 share option held by Ms. Whitman fully vests on the third anniversary of December 14, 2011, the date of grant, subject to the satisfaction of certain stock price performance conditions, and continued service until the stock price conditions are met;

•	the 1,212,943 share option held by Ms. Whitman vests as to one-half of the shares on December 6, 2014 and December 6, 2015, subject to the satisfaction of certain stock price performance conditions, and continued service until the stock price conditions are met;

•	the 109,730 share option held by Ms. Lesjak will vest upon satisfaction of certain stock price performance conditions prior to the fourth anniversary of December 12, 2011, the date of grant, and continued service on the third anniversary of the grant date. If Ms. Lesjak retires prior to the achievement of the stock price performance conditions, the share option will vest pro-rata based on the number of months served during the first 36 months following the grant date;

•	the 373,618 share option held by Mr. Weisler vests as to one-half of the shares on each of the second and third anniversaries of August 1, 2013, the date of grant, subject to the satisfaction of certain stock price performance conditions, and continued service until the stock price conditions are met;

•	the 513,291 share option held by Mr. Veghte vests as to one-half of the shares on each of the second and third anniversaries of September 18, 2013, the date of grant, subject to the satisfaction of certain stock price performance conditions, and continued service until the stock price conditions are met; and

•	the 569,437 share option held by Mr. Nefkens vests as to one-half of the shares on each of the second and third anniversaries of January 16, 2013, the date of grant, subject to the satisfaction of certain stock price performance conditions, and continued service until the stock price conditions are met.

(3)	Option exercise prices are the fair market value of our stock on the grant date.

(4)	All options have an eight-year term.

(5)	The amounts in this column include shares underlying dividend equivalent units granted with respect to outstanding stock awards through October 31, 2014. The release dates and release amounts for all unvested stock awards are as follows, assuming continued employment and satisfaction of any applicable financial performance conditions:

•	Ms. Whitman: December 6, 2014 (95,686 shares plus accrued dividend equivalent shares); December 11, 2014 (48,166 shares plus accrued dividend equivalent shares); December 14, 2014 (53,071 shares plus accrued dividend equivalent shares); March 20, 2015 (1,205 shares plus accrued dividend equivalent shares); December 6, 2015 (95,686 shares plus accrued dividend equivalent shares); December 11, 2015 (48,166 shares plus accrued dividend equivalent shares); March 20, 2016 (1,206 shares plus accrued dividend equivalent shares); and December 11, 2016 (48,166 shares plus accrued dividend equivalent shares);

•	Ms. Lesjak: December 6, 2014 (36,153 shares plus accrued dividend equivalent shares); December 11, 2014 (20,378 shares plus accrued dividend equivalent shares); December 12, 2014 (18,289 shares plus accrued dividend equivalent shares); June 27, 2015 (85,764 shares plus accrued dividend equivalent shares); December 6, 2015 (36,154 shares plus accrued dividend equivalent shares); December 11, 2015 (20,378 shares plus accrued dividend equivalent shares); and December 11, 2016 (20,378 shares plus accrued dividend equivalent shares);

•

Mr. Weisler: December 6, 2014 (13,333 shares plus accrued dividend equivalent shares); December 11, 2014 (18,525 shares plus accrued dividend equivalent shares); January 18, 2015 (16,667 shares plus accrued dividend equivalent shares); August 1, 2015 (13,344 shares plus accrued dividend equivalent shares); December 6, 2015 (13,334 shares plus accrued dividend equivalent shares); December 11, 2015 (18,526 shares plus accrued dividend equivalent shares); August 1, 2016 (13,344 shares plus accrued dividend equivalent shares); and December 11, 2016 (18,526 shares plus accrued dividend equivalent shares);

•	Mr. Veghte: December 6, 2014 (39,769 shares plus accrued dividend equivalent shares); December 11, 2014 (22,230 shares plus accrued dividend equivalent shares); December 12, 2014 (18,289 shares plus accrued dividend equivalent shares); September 18, 2015 (27,498 shares plus accrued dividend equivalent shares); December 6, 2015 (39,769 shares plus accrued dividend equivalent shares); December 11, 2015 (22,231 shares plus accrued dividend equivalent shares); September 18, 2016 (27,498 shares plus accrued dividend equivalent shares); and December 11, 2016 (22,231 shares plus accrued dividend equivalent shares); and

•	Mr. Nefkens: December 7, 2014 (4,667 shares plus accrued dividend equivalent shares); December 11, 2014 (25,727 shares plus accrued dividend equivalent shares); January 16, 2015 (20,337 shares plus accrued dividend equivalent shares); December 11, 2015 (25,728 shares plus accrued dividend equivalent shares); January 16, 2016 (20,338 shares plus accrued dividend equivalent shares); and December 11, 2016 (17,785 shares plus accrued dividend equivalent shares).

(6)	Value calculated based on the $35.88 closing price of our stock on October 31, 2014.

(7)	The amounts in this column include the amounts of PARSUs granted in fiscal 2014 plus accrued dividend equivalent shares. The shares are reported at target, but actual payout will be on achievement of performance goals at the end of the two- and three-year performance periods.

Option Exercises and Stock Vested in Fiscal 2014

The following table provides information about options exercised and stock awards vested for the NEOs during the fiscal year ended October 31, 2014:

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(3) ($)
Margaret C. Whitman	—	—	385,719	12,528,140
Catherine A. Lesjak	—	—	136,056	4,399,238
Dion J. Weisler	65,000	843,050	44,878	1,382,035
William L. Veghte	250,000	3,335,250	167,662	5,534,399
Michael G. Nefkens	28,000	343,140	50,586	1,631,239

(1)	Includes PRU award shares vested for the three-year period that ended on October 31, 2014. Amount also includes RSU award shares and accrued dividend equivalent shares.

(2)	Represents the amounts realized based on the difference between the market price of HP stock on the date of grant and the exercise price.

(3)	Represents the amounts realized based on the fair market value of our stock on the vesting date for PRUs, RSUs and accrued dividend equivalent shares. Fair market value is determined based on the closing price of our stock on the applicable vesting date.

Fiscal 2014 Pension Benefits Table

The following table provides information about the present value of accumulated pension benefits payable to each NEO:

Name	Plan Name(1)	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)

Margaret C. Whitman(3)	—	—	—	—

Catherine A. Lesjak	RP	21.3	316,978	—
	EBP	21.3	2,240,160	—

Dion J. Weisler(3)	—	—	—	—

William L. Veghte(3)	—	—	—	—

Michael G. Nefkens	EDS RP	7.5	267,170	—
	Restoration Plan	7.5	305,955	—

(1)	The “RP” and the “EBP” are the qualified HP Retirement Plan and the non-qualified HP Excess Benefit Plan, respectively. The “EDS RP” and “Restoration Plan” are the qualified EDS Retirement Plan and the non-qualified EDS Restoration Plan, respectively. All benefits are frozen under these plans. The RP and the EDS RP have been merged into the HP Pension Plan, although benefits continue to be determined under the separate formulas.

(2)	The present value of accumulated benefits is shown at the unreduced retirement age of 65 for Ms. Lesjak under the RP and the EBP using the assumptions under Accounting Standards Codification (ASC) Topic 715-30 Defined Benefit Plans—Pension for the 2014 fiscal year-end measurement (as of October 31, 2014). Since there would be no early retirement reductions in the EDS RP or the Restoration Plan and since the earliest retirement age would be age 55 for Mr. Nefkens assuming he continued employment to that date, the present value of accumulated benefits is shown at the retirement age of 55 for him. The present value is based on a discount rate of 4.39% for the RP, EDS RP, 4.46% for the Restoration Plan, and 3.34% for the EBP, lump sum interest rates of 1.40% for the first five years, 3.98% for the next 15 years and 5.04% thereafter, and applicable mortality factors for lump sums and the RP-2014 White-Collar Table Projected Generationally with MP-2014 for annuity payment forms. As of October 31, 2013 (the prior measurement date), the ASC Topic 715-30 assumptions included a discount rate of 4.95% for the RP and EDS RP, 4.95% for the Restoration Plan and 3.89% for the EBP, lump sum interest rates of 1.40% for the first five years, 4.66% for the next 15 years and 5.62% thereafter, and applicable mortality factors.

(3)	Ms. Whitman, Mr. Weisler and Mr. Veghte are not eligible to receive benefits under any defined benefit pension plan because we ceased benefit accruals under all of our U.S. qualified defined benefit pension plans prior to the commencement of their employment with HP.

Narrative to the Fiscal 2014 Pension Benefits Table

No NEO currently accrues a benefit under any qualified or non-qualified defined benefit pension plan because we ceased benefit accruals in all of our U.S. qualified defined benefit pension plans (and their non-qualified plan counterparts) in prior years. Benefits previously accrued by the NEOs under HP pension plans are payable to them following termination of employment, subject to the terms of the applicable plan.

Terms of the HP Retirement Plan

Ms. Lesjak earned benefits under the RP and the EBP based on her pay and service prior to 2008. The RP is a traditional defined benefit plan that provided a benefit based on years of service and the participant’s “highest average pay rate,” reduced by a portion of Social Security earnings. “Highest average pay rate” was determined based on the 20 consecutive fiscal quarters when pay was the highest. Pay for this purpose included base pay and bonus, subject to applicable IRS limits. Benefits under the RP may be taken in one of several different annuity forms or in an actuarially equivalent lump sum. Benefits calculated under the RP are offset by the value of benefits earned under the HP Deferred Profit Sharing Plan (the “DPSP”) before November 1, 1993. Together, the RP and the DPSP constitute a “floor-offset” arrangement for periods before November 1, 1993.

Benefits not payable from the RP and the DPSP due to IRS limits are paid from the non-qualified EBP under which benefits are unfunded and unsecured. When an EBP participant terminates employment, the benefit liability is transferred to the EDCP, where an account is established for the participant. That account is then credited with hypothetical investment earnings (gains or losses) based upon the investment election made by participants from among investment options similar to those offered under the HP 401(k) Plan. There is no formula that would result in above-market earnings or payment of a preferential interest rate on this benefit.

At the time of distribution, amounts representing EBP benefits are paid from the EDCP in a lump sum or installment form, according to pre-existing elections made by those participants, except that participants with a small benefit or who have not qualified for retirement status (age 55 with at least 15 years of service) are paid their EBP benefit in January of the year following their termination, subject to any delay required by Section 409A of the Code.

Terms of the EDS Retirement Plan and Restoration Plan

Prior to joining us from EDS in 2009, Mr. Nefkens earned benefits under the EDS RP, which is a cash balance plan that provides pension benefits determined by reference to a hypothetical account balance.

Prior to this plan being frozen, participants received “pay credits” which varied with age and years of service (points) and differed for pay above and below the taxable wage base. Currently, participants who have not taken a distribution receive interest credits at the rate equal to the 30-year Treasury bond yield plus 0.5% but not less than 5%; the “interest credit” rate is adjusted annually. Benefits are available in several different annuity forms which are calculated at retirement age (age 65 or age 55 or older with combined age and service equal to 70 or more) by dividing the hypothetical account balance by 120 to determine a monthly benefit. This resulting monthly benefit is payable over the participant’s lifetime with annual cost-of-living increases beginning at age 62 which are based on the annual CPI but not higher than 3%, or the monthly benefit can be converted to actuarially equivalent optional forms of annuity payment. These optional forms can include cost-of-living increases or higher level amounts; the hypothetical account balance is not available as a lump sum except for small amounts or to the beneficiary of the participant upon his or her death before commencement.

Prior to joining us from EDS in 2009, Mr. Nefkens also received pay and interest credits to a hypothetical account balance under the Restoration Plan established for EDS RP participants on pay in excess of certain IRS limits at the same rates as had been credited under the EDS RP. Benefits under the Restoration Plan are unfunded and unsecured. Upon retirement eligibility, a Restoration Plan participant commences his or her benefit, subject to any delay required by Section 409A of the Code.

We do not sponsor any other supplemental defined benefit pension plans or special retiree medical benefit plans for executive officers.

Fiscal 2014 Non-qualified Deferred Compensation Table

The following table provides information about contributions, earnings, withdrawals, distributions, and balances under the EDCP:

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(1)(2) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions(3) ($)	Aggregate Balance at FYE(4) ($)
Margaret C. Whitman	—	—	—	—	—
Catherine A. Lesjak	8,000	—	730,951	(747,853)	5,769,259
Dion J. Weisler(5)	—	—	—	—	—
William L. Veghte	713,387	10,200	45,532	—	790,181
Michael G. Nefkens	—	—	—	—	—

(1)	The amounts reported here as “Executive Contributions” and “Registrant Contributions” are reported as compensation to such NEO in the “Summary Compensation Table” above.

(2)	The contributions reported here as “Registrant Contributions” were made in fiscal 2014 with respect to calendar year 2013 participant base-pay deferrals. During fiscal 2014, the NEOs were eligible to receive a 4% matching contribution on base-pay deferrals that exceeded the IRS limit that applies to the qualified HP 401(k) Plan up to a maximum of two times that limit.

(3)	The distributions reported here were made pursuant to participant elections made prior to the time that the amounts were deferred in accordance with plan rules.

(4)	Of these balances, the following amounts were reported as compensation to such NEO in the Summary Compensation Table in prior proxy statements: Ms. Lesjak $2,953,792; and Mr. Veghte $20,000. The information reported in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements, rather than additional earned compensation.

(5)	Mr. Weisler is paid through our payroll in Singapore and thus, is not eligible to participate in the EDCP.

Narrative to the Fiscal 2014 Non-qualified Deferred Compensation Table

HP sponsors the EDCP, a non-qualified deferred compensation plan that permits eligible U.S. employees to defer base pay in excess of the amount taken into account under the qualified HP 401(k) Plan and bonus amounts of up to 95% of the annual incentive bonus payable under the PfR Plan. In addition, a matching contribution is available under the plan to eligible employees. The matching contribution applies to base-pay deferrals on compensation above the IRS limit that applies to the qualified HP 401(k) Plan up to a maximum of two times that compensation limit (for fiscal 2014 matching contributions, on calendar year 2013 base pay from $255,000 to $510,000). During fiscal 2014, the NEOs were eligible for a matching contribution of up to 4% on base pay contributions in excess of the IRS limit up to a maximum of two times that limit.

Upon becoming eligible for participation, employees must specify the amount of base pay and/or the percentage of bonus to be deferred, as well as the time and form of payment. If termination of employment occurs before retirement (defined as at least age 55 with 15 years of service), distribution is made in the form of a lump sum in January of the year following the year of termination, subject to any delay required under Section 409A of the Code. At retirement (or earlier, if properly elected), benefits are paid according to the distribution election made by the participant at the time of the deferral election subject to any delay required under Section 409A of the Code. No withdrawals are permitted prior to the previously elected distribution date, other than “hardship” withdrawals as permitted by applicable law.

Amounts deferred or credited under the EDCP are credited with hypothetical investment earnings based on participant investment elections made from among the investment options available under the HP 401(k) Plan. Accounts maintained for participants under the EDCP are not held in trust, and all such accounts are subject to the claims of general creditors of HP. No amounts are credited with above-market earnings.

Potential Payments Upon Termination or Change in Control

The amounts in the following table estimate potential payments due if an NEO had terminated employment with HP effective October 31, 2014 under each of the circumstances specified below. These amounts are in addition to benefits generally available to U.S. employees upon termination of employment, such as distributions from the retirement plans and the HP 401(k) Plan and payment of accrued vacation where required.

				Long-Term Incentive Programs(3)
Name	Termination Scenario	Total(1) ($)	Severance(2) ($)	Stock Options ($)	RSUs ($)	PARSUs ($)
Margaret C. Whitman	Voluntary/For Cause	—	—	—	—	—
	Disability	82,627,966	—	66,655,956	14,041,710	1,930,300
	Retirement	—	—	—	—	—
	Death	75,091,982	—	66,655,956	6,505,726	1,930,300
	Not for Cause	51,112,871	5,380,458	37,296,387	6,505,726	1,930,300
	Change in Control	90,712,574	5,380,458	66,655,956	14,041,710	4,634,450

Catherine A. Lesjak(4)	Voluntary/For Cause	30,112,406	—	20,774,456	8,521,285	816,665
	Disability	34,818,925	—	25,480,975	8,521,285	816,665
	Retirement	30,112,406	—	20,774,456	8,521,285	816,665
	Death	31,386,967	—	25,480,975	5,089,327	816,665
	Not for Cause	33,068,696	2,956,290	20,774,456	8,521,285	816,665
	Change in Control	38,919,274	2,956,290	25,480,975	8,521,285	1,960,724

Dion J. Weisler	Voluntary/For Cause	—	—	—	—	—
	Disability	12,857,329	—	7,608,414	4,506,492	742,423
	Retirement	—	—	—	—	—
	Death	10,016,817	—	7,608,414	1,665,980	742,423
	Not for Cause	6,728,442	2,669,495	1,650,544	1,665,980	742,423
	Change in Control	16,566,874	2,669,495	7,608,414	4,506,492	1,782,473

William L. Veghte	Voluntary/For Cause	—	—	—	—	—
	Disability	43,899,130	—	35,132,024	7,876,198	890,908
	Retirement	—	—	—	—	—
	Death	38,828,138	—	35,132,024	2,805,206	890,908
	Not for Cause	23,073,537	3,089,298	16,288,125	2,805,206	890,908
	Change in Control	48,236,494	3,089,298	35,132,024	7,876,198	2,138,974

Michael G. Nefkens	Voluntary/For Cause	—	—	—	—	—
	Disability	17,447,529	—	12,623,601	4,111,202	712,726
	Retirement	—	—	—	—	—
	Death	14,944,217	—	12,623,601	1,607,890	712,726
	Not for Cause	11,156,071	2,290,573	6,544,882	1,607,890	712,726
	Change in Control	20,736,563	2,290,573	12,623,601	4,111,202	1,711,187

(1)	Total does not include amounts earned or benefits accumulated due to continued service by the NEO through October 31, 2014, including vested stock options, PRU awards, accrued retirement benefits, and vested balances in the EDCP, as those amounts are detailed in the preceding tables. Total also does not include amounts the NEO was eligible to receive under the annual PfR Plan with respect to fiscal 2014 performance.

(2)	For Ms. Whitman, the amounts reported represent the cash benefits payable under the SPEO pursuant to Ms. Whitman’s employment offer letter, which provides that Ms. Whitman is entitled to receive severance benefits payable under the SPEO at the rate applicable to an EVP rather than the rate applicable to the CEO (that is, using a 1.5x multiple of base pay plus annual cash incentive, rather than the 2.0x multiplier otherwise applicable to the CEO under the SPEO). For the other NEOs, the amounts reported are the cash benefits payable in the event of a qualifying termination under the SPEO.

(3)	On an involuntary termination not for cause, covered executives receive pro-rata vesting on unvested equity awards, so long as they have worked at least 25% of the longer of the applicable vesting or performance period, as discussed under “Executive Compensation—Compensation Discussion and Analysis—Severance Plan for Executive Officers.” Pro-rata vesting of PARSUs based on actual performance also applies in the event of a termination due to retirement, death or disability for all grant recipients. To calculate the value of unvested PARSUs for purposes of this table, target performance is used since results will not be certified until the end of the two- and three-year performance periods. Full vesting of unvested PCSOs applies in the event of a termination due to death or disability for all grant recipients. PCSOs vest pro-rata in the event of a termination due to retirement. With respect to the treatment of equity in the event of a change in control of HP, the information reported assumes that the Board or the HRC Committee would exercise its discretion to accelerate vesting of equity awards in the case of “not for cause” terminations.

(4)	As of the end of fiscal 2014, Ms. Lesjak became retirement eligible (after age 55 with at least 15 years of qualifying service). In the event that Ms. Lesjak retires, she would receive retirement equity treatment in regards to the long-term incentive programs. For additional information, please see “HP Retirement Arrangements” below. For Ms. Lesjak, as of October 31, 2014, the second half of her December 12, 2011 PSCO grant has not satisfied the stock price performance condition; however, since the potential to vest continues post-termination until December 12, 2015, the grant value is included in the total. In the event Ms. Lesjak were to be terminated for cause, Ms. Lesjak would forfeit unvested equity.

HP Severance Plan for Executive Officers

An executive will be deemed to have incurred a qualifying termination for purposes of the SPEO if he or she is involuntarily terminated without cause and executes a full release of claims in a form satisfactory to HP promptly following termination. For purposes of the SPEO, “cause” means an executive’s material neglect (other than as a result of illness or disability) of his or her duties or responsibilities to HP or conduct (including action or failure to act) that is not in the best interest of, or is injurious to, HP. The material terms of the SPEO are described under “Executive Compensation—Compensation Discussion and Analysis—Severance Plan for Executive Officers.”

Voluntary or “For Cause” Termination

In general, an NEO who remained employed through October 31, 2014 (the last day of the fiscal year) but voluntarily terminated employment immediately thereafter, or was terminated immediately thereafter as a “for cause” termination, would be eligible (1) to receive his or her annual incentive amount earned for fiscal 2014 under the PfR Plan (subject to any discretionary downward adjustment or elimination by the HRC Committee prior to actual payment, and to any applicable clawback policy), (2) to exercise his or her vested stock options on or before the last day of employment, (3) to receive a distribution of vested amounts deferred or credited under the EDCP, and (4) to receive a distribution of his or her vested benefits under the HP 401(k) and pension plans. An NEO who terminated employment before October 31, 2014, either voluntarily or in a “for cause” termination, would generally not have been eligible to receive any amount under the PfR Plan with respect to the fiscal year in which the termination occurred, except that the HRC Committee has the discretion to make payment of prorated bonus amounts to individuals on leave of absence or in non-pay status, as well as in connection with certain voluntary severance incentives, workforce reductions and similar programs.

“Not for Cause” Termination

A “not for cause” termination would qualify the NEO for the amounts described above under a “voluntary” termination in addition to benefits under the SPEO if the NEO signs the required release of claims in favor of HP.

In addition to the cash severance benefits and pro-rata equity awards payable under the SPEO, the NEO would be eligible to exercise vested stock options up to one year after termination and receive distributions of vested, accrued benefits from HP deferred compensation and pension plans.

Termination Following a Change in Control

In the event of a change in control of HP, the Board is authorized (but not required) to accelerate the vesting of stock options and to release restrictions on awards issued under HP stock plans. For the purposes of this table, the amounts reported for each NEO in the rows marked “Change in Control” assume that the Board would exercise its discretion in this manner, resulting in fully accelerated vesting of stock options and a release of all restrictions on all stock-based awards. In addition, an executive terminated on October 31, 2014 following a change in control would be eligible for benefits under the SPEO, as described above.

Death or Disability Terminations

An NEO whose employment is terminated due to death or disability would be eligible (1) to receive his or her prorated annual incentive amount earned for fiscal 2014 under the PfR Plan determined by HP in its sole discretion, (2) to receive a distribution of vested amounts deferred or credited under the EDCP, and (3) to receive a distribution of his or her vested benefits under the HP 401(k) and pension plans.

Upon termination due to death or disability, equity awards held by the NEO may vest in full or in part. If termination is due to disability, stock options, RSUs, and PCSOs will vest in full, subject to satisfaction of applicable performance conditions, and must be exercised within three years of termination or by the original expiration date, if earlier; PARSUs will vest at the end of the applicable performance period as to a prorated number of shares based on the number of whole calendar months worked during the performance period and subject to actual performance. If termination is due to the NEO’s death, stock options and PCSOs will vest in full and must be exercised within one year of termination or by the original expiration date, if earlier; RSUs will vest as to a prorated number of shares based on the number of whole calendar months worked during the total vesting period and PARSUs will vest at the end of the applicable performance period as to a prorated number of shares based on the number of whole calendar months worked during the performance period and subject to actual performance.

HP Severance Policy for Senior Executives

Under the HP Severance Policy for Senior Executives adopted by the Board in July 2003 (the “HP Severance Policy”), HP will seek stockholder approval for future severance agreements, if any, with certain senior executives that provide specified benefits in an amount exceeding 2.99 times the sum of the executive’s current annual base salary plus annual target cash bonus, in each case as in effect immediately prior to the time of such executive’s termination. Individuals subject to this policy consist of the Section 16 officers designated by the Board. In implementing this policy, the Board may elect to seek stockholder approval after the material terms of the relevant severance agreement are agreed upon.

For purposes of determining the amounts subject to the HP Severance Policy, benefits subject to the limit generally include cash separation payments that directly relate to extraordinary benefits that are not available to groups of employees other than the Section 16 officers upon termination of employment. Benefits that have been earned or accrued, as well as prorated bonuses, accelerated stock or option vesting and other benefits that are consistent with our practices applicable to employees other than the Section 16 officers, are not counted against the limit. Specifically, benefits subject to the HP Severance Policy include: (a) separation payments based on a multiplier of salary plus target bonus, or cash amounts payable for the uncompleted portion of employment agreements; (b) any gross-up payments made in connection with severance, retirement or similar payments, including any gross-up payments with respect to excess parachute payments under Section 280G of the Code; (c) the value of any service period credited to a Section 16 officer in excess of the period of service actually provided by such Section 16 officer for purposes of any employee benefit plan; (d) the value of benefits and perquisites that are inconsistent with our practices applicable to one or more groups of employees in addition to, or other than, the Section 16 officers (“Company Practices”); and (e) the value of any accelerated vesting of any stock options, stock appreciation rights, restricted stock or long-term cash incentives that is inconsistent with Company Practices. The following benefits are not subject to the HP Severance Policy, either because they have been previously earned or accrued by the employee or because they are consistent with Company Practices: (i) compensation and benefits earned, accrued, deferred or otherwise provided for employment services rendered on or prior to the date of termination of employment pursuant to bonus, retirement, deferred compensation or other benefit plans (e.g., 401(k) Plan distributions, payments pursuant to retirement plans, distributions under deferred compensation plans or payments for accrued benefits such as unused vacation days), and any amounts earned with respect to such compensation and benefits in accordance with the terms of the applicable plan; (ii) payments of prorated portions of bonuses or prorated long-term incentive payments that are consistent with Company Practices; (iii) acceleration of the vesting of stock options, stock appreciation rights, restricted stock, RSUs or long-term cash incentives that is consistent with Company Practices; (iv) payments or benefits required to be provided by law; and (v) benefits and perquisites provided in accordance with the terms of any benefit plan, program or arrangement sponsored by HP or its affiliates that are consistent with Company Practices.

For purposes of the HP Severance Policy, future severance agreements include any severance agreements or employment agreements containing severance provisions that we may enter into after the adoption of the HP Severance Policy by the Board, as well as agreements renewing, modifying or extending such agreements. Future severance agreements do not include retirement plans, deferred compensation plans, early retirement plans, workforce restructuring plans, retention plans in connection with extraordinary transactions or similar plans or agreements entered into in connection with any of the foregoing, provided that such plans or agreements are applicable to one or more groups of employees in addition to the Section 16 officers.

HP Retirement Arrangements

Upon retirement on or after age 55 with at least 15 years of qualifying service, HP employees in the United States receive full vesting of time-based options granted under our stock plans with a three-year post-termination exercise period. PCSOs will receive prorated vesting if the stock price appreciation conditions are met and may vest on a prorated basis post-termination to the end of the performance period, subject to stock price appreciation conditions and certain post-employment restrictions. Restricted stock and RSUs granted prior to November 1, 2011 continue to vest in accordance with their normal vesting schedule, subject to certain post-employment restrictions, and all restrictions on restricted stock and RSUs granted on or after November 1, 2011 lapse upon retirement. Awards under the PARSU and PRU programs, if any, are paid on a prorated basis to participants at the end of the performance period based on actual results, and bonuses, if any, under the PfR Plan may be paid in prorated amounts at the discretion of management based on actual results. In accordance with Section 409A of the Code, certain amounts payable upon retirement (or other termination) of the NEOs and other key employees will not be paid out for at least six months following termination of employment.

We sponsor two retiree medical programs in the United States, one of which provides subsidized coverage for eligible participants based on years of service. Eligibility for this program requires that participants have been employed by HP before January 1, 2003 and have met other age and service requirements. None of our NEOs are eligible or can become eligible for this program.

The other U.S. retiree medical program we sponsor provides eligible retirees with access to coverage at group rates only, with no direct subsidy provided by HP. As of the end of fiscal 2014, Ms. Lesjak is eligible to retire under this program. All of the other NEOs could be eligible for this program if they retire from HP on or after age 55 with at least ten years of qualifying service or 80 age plus service points. In addition, beginning at age 45, eligible U.S. employees may participate in the HP Retirement Medical Savings Account Plan (the “RMSA”), under which participants are eligible to receive HP matching credits of up to $1,200 per year, beginning at age 45, up to a lifetime maximum of $12,000, which can be used to cover the cost of such retiree medical coverage (or other qualifying medical expenses) if the employee retires from HP on or after age 55 with at least ten years of qualifying service or 80 age plus service points. Ms. Lesjak is the only NEO currently eligible for the HP matching credits under the RMSA.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes our equity compensation plan information as of October 31, 2014.

Plan Category	Common shares to be issued upon exercise of outstanding options, warrants and rights(1)		Weighted- average exercise price of outstanding options, warrants and rights(2)	Common shares available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by HP stockholders	94,501,781	(3)	$27.5469	246,852,086	(4)
Equity compensation plans not approved by HP stockholders	—		—	—

Total	94,501,781		$27.5469	246,852,086

(1)	This column does not reflect awards of options and RSUs assumed in acquisitions where the plans governing the awards were not available for future awards as of October 31, 2014. As of October 31, 2014, individual awards of options and RSUs to purchase a total of 3,494,278 shares were outstanding pursuant to awards assumed in connection with acquisitions and granted under such plans at a weighted-average exercise price of $18.8609.

(2)	This column does not reflect the exercise price of shares underlying the assumed options referred to in footnote (1) to this table or the purchase price of shares to be purchased pursuant to the ESPP or the legacy HP Employee Stock Purchase Plan (the “Legacy ESPP”). In addition, the weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding awards of RSUs, PRUs and PARSUs, which have no exercise price.

(3)	Includes awards of options and RSUs outstanding under the ESPP, the 2004 Plan and the HP 2000 Stock Plan. Also includes awards of RSUs representing 538,245 shares that may be issued under the 2004 Plan. Each RSUs award reflects a target number of shares that may be issued to the award recipient. We determine the actual number of shares the recipient receives at the end of a three-year performance period based on results achieved versus company performance goals and stockholder return relative to the market. The actual number of shares that a grant recipient receives at the end of the period may range from 0% to 200% of the target number of shares.

(4)	Includes (i) 157,767,629 shares available for future issuance under the 2004 Plan; (ii) 84,992,466 shares available for future issuance under the ESPP; (iii) 2,725,611 shares available for future issuances under the Legacy ESPP, a plan under which employee stock purchases are no longer made; and (iv) 1,366,380 shares are reserved for issuance under our Service Anniversary Stock Plan, a plan under which awards are no longer granted. Taking into account these adjustments, 242,760,095 shares were available for future grants as of October 31, 2014.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The Audit Committee has appointed Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the fiscal year ending October 31, 2015. Stockholders are being asked to ratify the appointment of EY at the annual meeting pursuant to Proposal No. 2. Representatives of EY are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Incurred by HP for Ernst & Young LLP

The following table shows the fees paid or accrued by HP for audit and other services provided by EY for fiscal 2014 and 2013.

	2014	2013
	In millions
Audit Fees(1)	$30.0	$34.9
Audit-Related Fees(2)	15.5	13.8
Tax Fees(3)	4.9	5.0
All Other Fees(4)	0.1	0.8

Total	$50.5	$54.5

The Audit Committee has approved all of the fees above.

The Audit Committee has delegated to the chair of the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by our independent registered public accounting firm and associated fees up to a maximum for any one service of $250,000, provided that the chair shall report any decisions to pre-approve services and fees to the full Audit Committee at its next regular meeting.

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	Audit-related fees consisted primarily of service organization control examinations and other attestation services of $11.9 million and $11.1 million for fiscal 2014 and fiscal 2013, respectively. For fiscal 2014 and fiscal 2013, audit-related fees also included accounting consultations, employee benefit plan audits and merger and acquisition due diligence of $3.6 million and $2.7 million, respectively.

(3)	For fiscal 2014, tax fees included primarily tax advice and tax planning fees of $3.5 million and tax compliance fees of $1.4 million. For fiscal 2013, tax fees included primarily tax advice and tax planning fees of $3.0 million and tax compliance fees of $2.0 million.

(4)	For fiscal 2014 and 2013, all other fees included primarily advisory service fees.

REPORT OF THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

The Audit Committee represents and assists the Board in fulfilling its responsibilities for general oversight of the integrity of HP’s financial statements, HP’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of HP’s internal audit function and independent registered public accounting firm, and risk assessment and risk management. The Audit Committee manages HP’s relationship with its independent registered public accounting firm (which reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding, as determined by the Audit Committee, from HP for such advice and assistance.

HP’s management is primarily responsible for HP’s internal control and financial reporting process. HP’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of HP’s consolidated financial statements and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles and the effectiveness of HP’s internal control over financial reporting. The Audit Committee monitors HP’s financial reporting process and reports to the Board on its findings.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with HP’s management.

2.	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”).

3.	The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.

4.	Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in HP’s Annual Report on Form 10-K for the fiscal year ended October 31, 2014, for filing with the Securities and Exchange Commission.

The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

AUDIT COMMITTEE

Rajiv L. Gupta, Chair

Shumeet Banerji

Robert R. Bennett

James A. Skinner

OTHER MATTERS

We know of no other matters to be submitted to the stockholders at the annual meeting. If any other matters properly come before the stockholders at the annual meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

IMPORTANT INFORMATION CONCERNING THE HP ANNUAL MEETING

Online check-in begins: 1:30 p.m., Pacific Time	Meeting begins: 2:00 p.m., Pacific Time

•	HP stockholders, including joint holders, as of the close of business on January 20, 2015, the record date for the annual meeting, are entitled to participate in the annual meeting on March 18, 2015.

•	The annual meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast.

•	You will be able to attend the annual meeting of stockholders online and submit your questions during the meeting by visiting HP.onlineshareholdermeeting.com. You also will be able to vote your shares electronically at the annual meeting (other than shares held through our 401(k) Plan, which must be voted prior to the meeting).

•	We encourage you to access the meeting prior to the start time. Please allow ample time for online check-in, which will begin at 1:30 p.m., Pacific Time. The webcast starts at 2:00 p.m., Pacific Time.

•	To participate in the annual meeting, you will need the 16-digit control number included on your notice of Internet availability of the proxy materials, on your proxy card or on the instructions that accompanied your proxy materials.

•	Visit our pre-meeting stockholder forum at www.theinvestornetwork.com/forum/hpq in advance of the annual meeting where you can submit questions to management and also access copies of our proxy statement and annual report.

THANK YOU FOR YOUR INTEREST AND SUPPORT—YOUR VOTE IS IMPORTANT!

4AA5-6507ENW

HEWLETT-PACKARD COMPANY C/O KATIE COLENDICH

3000 HANOVER STREET, MS1050 PALO ALTO, CA 94304

VOTE BY INTERNET

Before The Meeting—Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting—Go to HP.onlineshareholdermeeting.com

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M81321-P58696 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HEWLETT-PACKARD COMPANY

The Board of Directors recommends you vote FOR

the following proposals:

1. To elect the 12 directors named in this proxy statement For Against Abstain

Nominees:

1a. Marc L. Andreessen

1b. Shumeet Banerji For Against Abstain

1c. Robert R. Bennett 1j. Patricia F. Russo

1d. Rajiv L. Gupta 1k. James A. Skinner

1e. Klaus Kleinfeld 1l. Margaret C. Whitman

The Board of Directors recommends you vote FOR

1f. Raymond J. Lane the following proposals:

2. To ratify the appointment of the independent registered

1g. Ann M. Livermore public accounting firm for the fiscal year ending

October 31, 2015

1h. Raymond E. Ozzie 3. Advisory vote to approve executive compensation

1i. Gary M. Reiner The Board of Directors recommends you vote AGAINST the following proposal:

Hewlett-Packard Company’s proxy holders reserve the right to cumulate 4. Stockholder proposal related to action by written consent votes and cast such votes in favor of the election of some or all of the of stockholders applicable director nominees in their sole discretion. If you want to cumulate your votes, please mark here and and write in your instructions 5. To consider such other business as may properly come on the reverse side. before the meeting

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney,

executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The 2015 Notice and Proxy Statement and 2014 Annual Report With Form 10-K are available at www.proxyvote.com.

M81322-P58696

HEWLETT-PACKARD COMPANY Annual Meeting of Stockholders March 18, 2015 2:00 PM Paci?c Time This proxy is solicited by the Board of Directors

The undersigned hereby appoints Margaret C. Whitman, Catherine A. Lesjak and John F. Schultz, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all shares of common stock of Hewlett-Packard Company held of record or in an applicable plan by the undersigned at the close of business on January 20, 2015, at the Annual Meeting of Stockholders to be held at 2:00 p.m., Paci?c Time, on Wednesday, March 18, 2015, or any postponement or adjournment thereof.

This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder. If this proxy is properly executed and returned but no direction is made, this proxy will be voted FOR all of the nominees for director in proposal 1, FOR proposals 2 and 3, and AGAINST proposal 4. Whether or not direction is made, this proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof. The proxy holders reserve the right to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion. If the undersigned has a beneficial interest in shares held in a 401(k) plan sponsored by Hewlett-Packard Company, voting instructions with respect to such plan shares must be provided by 11:59 p.m., Eastern Time, on March 15, 2015, in the manner described in the proxy statement. If voting instructions are not received by that time, such plan shares will be voted by the plan trustee as described in the proxy statement. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting of Stockholders or any adjournment or postponement thereof.

CUMULATE

(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)

Continued and to be signed on reverse side